                                EXHIBIT (10)(a)

                                                               EXECUTION VERSION


                                                                   Exhibit 10(a)



                            STOCK PURCHASE AGREEMENT



                                  BY AND AMONG



                            CMS OIL AND GAS COMPANY,



                            CMS ENTERPRISES COMPANY,



                          MARATHON E.G. HOLDING LIMITED



                                       AND



                              MARATHON OIL COMPANY





                                OCTOBER 31, 2001

                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I
                      DEFINITIONS AND RULES OF CONSTRUCTION

1.01  DEFINITIONS..............................................................1
1.02  CONSTRUCTION.............................................................8

                                   ARTICLE II
                                PURCHASE AND SALE

2.01  TRANSFER OF SHARES.......................................................8
2.02  PURCHASE PRICE...........................................................8
2.03  ESTIMATE OF WORKING CAPITAL..............................................9
2.04  WORKING CAPITAL AND INVENTORY ADJUSTMENTS................................9
2.05  SETTLEMENT STATEMENT.....................................................9
2.06  ADDITIONAL PURCHASE PRICE ADJUSTMENTS...................................11

                                   ARTICLE III
                                     CLOSING

3.01  TIME AND PLACE OF CLOSING...............................................11
3.02  DELIVERIES BY SELLER....................................................12
3.03  DELIVERIES BY BUYER.....................................................12

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

4.01  EXISTENCE AND QUALIFICATION.............................................13
4.02  AUTHORITY, APPROVAL AND ENFORCEABILITY..................................13
4.03  CAPITALIZATION OF THE COMPANIES.........................................13
4.04  NO CONFLICTS............................................................14
4.05  FINANCIAL INFORMATION...................................................15
4.06  MATERIAL CONTRACTS......................................................15
4.07  ABSENCE OF CERTAIN CHANGES..............................................18
4.08  EMPLOYEES...............................................................18
4.09  INSURANCE...............................................................18
4.10  LITIGATION..............................................................19
4.11  LIABILITY FOR BROKERS' FEES.............................................19
4.12  COMPLIANCE WITH LAWS....................................................19
4.13  CONSENTS AND PREFERENTIAL PURCHASE RIGHTS...............................19
4.14  TAXES...................................................................19
4.15  BANK ACCOUNTS...........................................................20
4.16  INTELLECTUAL PROPERTY...................................................21
4.17  DATA ROOM AND INFORMATION...............................................21

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
                                    ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF BUYER AND MARATHON

5.01  EXISTENCE AND QUALIFICATION.............................................21
5.02  AUTHORITY, APPROVAL AND ENFORCEABILITY..................................21
5.03  NO CONFLICTS............................................................22
5.04  INVESTMENT..............................................................22
5.05  FINANCIAL CAPACITY......................................................22
5.06  LIABILITY FOR BROKERS' FEES.............................................22
5.07  NO KNOWLEDGE OF SELLER'S BREACH.........................................22

                                   ARTICLE VI
                          COVENANTS OF SELLER AND BUYER

6.01  ACCESS..................................................................23
6.02  OPERATION OF BUSINESS...................................................23
6.03  REASONABLE EFFORTS......................................................25
6.04  PRESS RELEASES..........................................................25
6.05  INSURANCE...............................................................26
6.06  SATISFACTION OF SELLER'S CONDITIONS.....................................26
6.07  BREACH NOTICE...........................................................26
6.08  BALANCE SHEET ADJUSTMENTS AND OTHER PRE-CLOSING TRANSFERS...............26
6.09  CONSENTS AND PREFERENTIAL RIGHTS........................................26
6.10  PRESERVATION OF BOOKS AND RECORDS; ACCESS...............................26
6.11  FURTHER ASSURANCES......................................................27
6.12  CASUALTY LOSS...........................................................27
6.13  CHANGE OF NAME..........................................................27
6.14  NO SOLICITATION OF EMPLOYEES............................................27
6.15  ASSIGNMENT OF CONTRACTS.................................................27
6.16  BANK ACCOUNTS...........................................................27
6.17  TREATMENT OF CERTAIN CLAIMS.............................................27
6.18  NOTICES.................................................................28
6.19  HSR FILING..............................................................28
6.20  JOA ELECTION............................................................28

                                   ARTICLE VII
                                   TAX MATTERS

7.01  PREPARATION AND FILING OF TAX RETURNS...................................29
7.02  ACCESS TO INFORMATION...................................................30
7.03  INDEMNIFICATION BY SELLER...............................................31
7.04  BUYER TAX INDEMNIFICATION...............................................31
7.05  TAX INDEMNIFICATION PROCEDURES..........................................31
7.06  CONFLICT................................................................32
7.07  MUTUAL COOPERATION......................................................32
7.08  SURVIVAL................................................................33
7.09  WITHHOLDING.............................................................33

                                  ARTICLE VIII
                               CLOSING CONDITIONS

8.01  CONDITIONS TO OBLIGATIONS OF SELLER.....................................33

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
8.02  CONDITIONS TO OBLIGATIONS OF BUYER......................................34

                                   ARTICLE IX
                                   TERMINATION

9.01  TERMINATION.............................................................36
9.02  EFFECT OF TERMINATION...................................................36

                                    ARTICLE X
             INDEMNIFICATION; SCOPE OF REPRESENTATIONS; LIMITATIONS

10.01 INDEMNIFICATION.........................................................37
10.02 INDEMNIFICATION PROCEDURES..............................................39
10.03 ARBITRATION.............................................................40
10.04 EXCLUSIVE REMEDY........................................................40
10.05 INDEPENDENT INVESTIGATION...............................................40
10.06 SCOPE OF REPRESENTATIONS................................................41

                                   ARTICLE XI
                                  MISCELLANEOUS

11.01 CONFIDENTIALITY.........................................................41
11.02 BROKERS.................................................................41
11.03 EXPENSES................................................................42
11.04 NOTICES.................................................................42
11.05 GOVERNING LAW...........................................................43
11.06 WAIVER OF JURY TRIAL....................................................43
11.07 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS................................43
11.08 BINDING EFFECT AND ASSIGNMENT...........................................44
11.09 SEVERABILITY............................................................44
11.10 HEADINGS AND SCHEDULES..................................................44
11.11 SURVIVAL OF REPRESENTATIONS.............................................44
11.12 TIME OF THE ESSENCE.....................................................44
11.13 COUNTERPARTS; FACSIMILE.................................................44
11.14 NO THIRD PARTY BENEFICIARIES............................................44

                                    SCHEDULES

1.01(a)        -   Knowledge Persons of Buyer
1.01(b)        -   Knowledge Persons of Seller
2.02           -   Designated Account
2.03(a)        -   Form of Estimate of Working Capital and M&S Book Value as of
                   December 31, 2001
2.03(b)        -   Estimate of the Adjusted Purchase Price as of December 31,
                   2001
2.03(c)        -   Estimate of Working Capital as of September 30, 2001
2.05           -   Settlement Statement
3.02           -   Summary of Indicative Terms and Conditions of the Transition
                   Services Agreement
4.03           -   Capitalization
4.05           -   Financial Statements
4.06(a)(i)     -   Material Contracts
4.06(a)(ii)    -   Pending Material Contracts
4.06(b)        -   Directors, Officers and Powers of Attorney
4.06(d)        -   Matters Relating to Material Contracts
4.06(e)        -   Matters Relating to Alba PSC and Block D PSC
4.06(f)        -   Matters Relating to Alba Plant
4.08           -   Employees
4.09           -   Policies of Insurance
4.10           -   Claims and Litigation
4.12           -   Compliance with Laws
4.13           -   Consents and Preferential Purchase Rights
4.14           -   Tax Matters
4.14(j)        -   IRS Form 8832 Filings for Companies and Alba Companies
4.15           -   Bank Accounts
6.01           -   Other Contracts
6.02           -   Operation of Business
6.15(a)        -   Form of Assignment and Assumption Agreement
6.15(b)        -   Agreements to be Assigned
8.01(e)(i)     -   Legal Opinion of Buyer's Counsel
8.01(e)(ii)    -   Legal Opinion of Marathon's Counsel
8.01(g)        -   Certain Approvals (Seller's Closing Conditions)
8.02(c)        -   Form of Resignation
8.02(f)(i)     -   Legal Opinion of Seller's Cayman Islands' Counsel
8.02(f)(ii)    -   Legal Opinion of Seller's Counsel
8.02(f)(iii)   -   Legal Opinion of Enterprises' Counsel
8.02(g)        -   Certain Approvals (Buyer's Closing Conditions)

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (this "AGREEMENT"), executed as of October 31, 2001 (the "EXECUTION DATE"), is by and among CMS Oil and Gas Company, a Michigan corporation ("SELLER"), CMS Enterprises Company, a Michigan corporation ("ENTERPRISES"), Marathon E.G. Holding Limited, a company formed under the laws of the Cayman Islands ("BUYER") and Marathon Oil Company, an Ohio corporation ("MARATHON"). Seller and Buyer shall be referred to herein each as a "PARTY" and collectively as the "PARTIES."

                                    RECITALS

         A. Seller is the owner of all of the issued and outstanding share capital of CMS Oil and Gas (International) Ltd., a company formed under the laws of the Cayman Islands ("CMS INTERNATIONAL"). CMS International is the owner of all of the issued and outstanding share capital of CMS Oil and Gas (Alba) LDC, an exempted limited duration company limited by shares formed under the laws of the Cayman Islands ("CMS ALBA"), CMS Oil and Gas (E.G.) LDC, an exempted limited duration company limited by shares formed under the laws of the Cayman Islands ("CMS EG LDC") and CMS Oil and Gas (E.G.) LTD, an exempted company limited by shares formed under the laws of the Cayman Islands ("CMS EG LTD.", together with CMS Alba and CMS EG LDC, the "COMPANIES").

         B. Buyer desires to purchase, and Seller desires to sell to Buyer, or cause the sale by CMS International to Buyer of, all of the outstanding share capital of the Companies, upon the terms and subject to the conditions contained herein.

         NOW, THEREFORE, in consideration of the premises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree, upon the terms and subject to the conditions contained herein, as follows:

                                   ARTICLE I
                      DEFINITIONS AND RULES OF CONSTRUCTION

         1.01 Definitions. Capitalized terms used herein shall have the meaning ascribed to them in this Article I unless such terms are defined elsewhere in this Agreement.

         "ACTUAL CLOSING INVENTORY VALUE" shall have the meaning ascribed to such term in Section 2.05(c).

         "ACTUAL WORKING CAPITAL AMOUNT" shall have the meaning ascribed to such term in Section 2.05(g).

         "ADJUSTED PURCHASE PRICE" shall have the meaning ascribed to such term in Section 2.02.

         "AFFILIATE" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term "control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, 50% or more of the voting rights attributable to the shares of the controlled corporation, or with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person. The Companies and the Alba Companies shall not be considered Affiliates of Buyer (or any of its Affiliates) or Seller (or any of its Affiliates), and neither Buyer (nor its Affiliates) nor Seller (nor its Affiliates) shall be considered Affiliates of any of the Companies or the Alba Companies.

         "AGREEMENT" shall have the meaning ascribed to such term in the preamble.

         "ALBA ASSOCIATES" shall mean Alba Associates LLC, an exempted company formed with limited liability under the laws of the Cayman Islands.

         "ALBA ASSOCIATES LLC AGREEMENT" shall mean that certain Alba Associates Members Agreement dated January 22, 1996, by and among Alba Associates, CMS NOMECO Alba LDC, an exempted limited duration company limited by shares organized under the laws of the Cayman Islands, CMS NOMECO E.G. LDC, an exempted limited duration company limited by shares organized under the laws of the Cayman Islands, Moe Oil & Gas Ltd., a corporation organized under the laws of the Cayman Islands, Globex Offshore Ltd., a corporation organized under the laws of the Cayman Islands, Samedan LPG, a corporation organized under the laws of the Cayman Islands and HG Exploration Cayman L.L.C., an exempted limited liability company limited by shares organized under the laws of the Cayman Islands.

         "ALBA COMPANIES" shall mean Alba Associates and Alba Plant LLC.

         "ALBA JOA" shall mean the Operating Agreement made and entered into as of May 27, 1992 by and between Walter International Equatorial Guinea, Inc., a Texas corporation; Walter Oil & Gas Corporation, a Texas corporation; General Atlantic Equatorial Guinea Ltd., a Bermuda corporation; Globex International, a Wyoming company; Moe Oil & Gas Ltd., a Cayman Islands corporation; Nomeco Equatorial Guinea Oil & Gas Co., a Michigan company; and Samedan of North Africa, Inc., a Delaware corporation, as amended.

         "ALBA PLANT" shall have the meaning ascribed to such term in Section 4.06(f).

         "ALBA PLANT LLC" shall mean Alba Plant LLC, an exempted company formed with limited liability under the laws of the Cayman Islands.

         "ALBA PLANT LLC AGREEMENT" shall mean that certain Alba Plant Members Agreement dated January 22, 1996, by and among Alba Associates, Guinea Equatorial Oil & Gas Marketing Ltd., a corporation organized under the laws of the Republic of Equatorial Guinea, and Alba Plant LLC.

         "ALBA PSC" shall mean the Production Sharing Contract (Alba), effective May 2, 1990, by and between The Ministry of Mines and Hydrocarbons of the Republic of Equatorial Guinea and Walter International Equatorial Guinea, Inc., a Texas corporation, as amended.

         "APPROVAL" shall mean an authorization, consent, approval or waiver of, clearance by, required notice to or registration or filing with, a Governmental Authority or Person and the expiration or termination of all prescribed waiting or review periods with respect to any of the foregoing.

         "BASE PURCHASE PRICE" shall have the meaning ascribed to such term in
Section 2.02.

         "BLOCK D JOA" shall mean the Joint Operating Agreement (Block D) dated January 1, 1996 by and between UMC Equatorial Guinea Corporation, a Delaware corporation, and Yukong Limited, a company incorporated under the laws of the Republic of Korea, as amended.

         "BLOCK D PSC" shall mean the Production Sharing Contract for Block D dated effective April 17, 1995 by and between the Republic of Equatorial Guinea and UMC Equatorial Guinea Corporation, a Delaware corporation, as amended.

         "BLOCK D RIGHTS OF FIRST REFUSAL" shall have the meaning ascribed to such term in Section 2.06(a).

         "BREACH NOTICE" shall have the meaning ascribed to such term in Section 6.07.

         "BUSINESS" shall mean the business and operations of the Companies and the Alba Companies.

         "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a United States federal or Texas state banking holiday.

         "BUYER" shall have the meaning ascribed to such term in the preamble.

         "BUYER INDEMNIFIED PARTIES" shall mean Buyer, its Affiliates and their respective directors, officers, employees, agents and representatives.

         "CLAIM NOTICE" shall have the meaning ascribed to such term in Section 10.01(b)(ii).

         "CLOSING" shall have the meaning ascribed to such term in Section 3.01.

         "CLOSING DATE" shall have the meaning ascribed to such term in Section 3.01.

         "CMS ALBA" shall have the meaning ascribed to such term in Recital A.

         "CMS ALBA ASSOCIATES SHARES" shall have the meaning ascribed to such term in Section 4.03(b).

         "CMS ALBA PLANT SHARES" shall have the meaning ascribed to such term in
Section 4.03(c).

         "CMS EG LDC" shall have the meaning ascribed to such term in Recital A.

         "CMS EG LTD." shall have the meaning ascribed to such term in Recital
A.

         "CMS INTERNATIONAL" shall have the meaning ascribed to such term in the Recital A.

         "CODE" shall mean the Internal Revenue Code of 1986, and the applicable Treasury Regulations thereunder.

         "COMPANIES" shall have the meaning ascribed to such term in Recital A.

         "CONFIDENTIALITY AGREEMENT" shall have the meaning ascribed to such term in Section 11.01.

         "CREDITORS' RIGHTS" shall have the meaning ascribed to such term in
Section 4.02.

         "DATA ROOM" shall mean the data rooms located at the offices of Randall & Dewey, Inc. and Seller in Houston, Texas, prepared by Seller to assist Persons interested in acquiring the Companies with an evaluation of the Companies.

         "DEDUCTIBLE" shall have the meaning ascribed to such term in Section 10.01(b)(iv).

         "DESIGNATED ACCOUNT" shall have the meaning ascribed to such term in
Section 2.02.

         "DOLLARS," "US$" or "$" shall mean the lawful currency of the United States of America.

         "DUE DILIGENCE PERIOD" shall have the meaning ascribed to such term in
Section 6.01.

         "ENTERPRISES" shall have the meaning ascribed to such term in the preamble.

         "ENVIRONMENTAL LAW" shall mean any Law issued, promulgated or entered into by any Governmental Authority of the Republic of Equatorial Guinea relating to the environment or preservation or reclamation of natural resources.

         "ESTIMATED CLOSING INVENTORY VALUE" shall have the meaning ascribed to such term in Section 2.04(b).

         "EXECUTION DATE" shall have the meaning ascribed to such term in the preamble.

         "FINANCIAL STATEMENTS" shall have the meaning ascribed to such term in
Section 4.05.

         "GAAP" shall mean generally accepted accounting principles in effect in the United States of America.

         "GOVERNMENTAL AUTHORITY" means any government, governmental agency, authority, entity or instrumentality or any court thereof.

         "HOUSING PROJECT" shall mean a project for the design, fabrication, construction and installation of 50 homes and one recreational facility, including related utilities and infrastructure, on a site of approximately 40 acres located in the city of Malabo on Bioko Island in the Republic of Equatorial Guinea.

         "HSR ACT" shall mean the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976.

         "INDEMNIFIED LOSSES" shall mean any and all Losses reduced by the amount of any Tax benefit actually realized and by the amount of any insurance proceeds actually recovered from any Person that is not an Affiliate of any Person entitled to indemnification hereunder, but only to the extent that the Person entitled to indemnification did not negligently or intentionally take actions that materially exacerbated such Losses; provided that Indemnified Losses shall not include any

Losses attributable to matters for which an adjustment to the Base Purchase Price has been made pursuant to Section 2.04 or 2.05.

         "INDEMNIFIED PARTY" shall have the meaning ascribed to such term in
Section 10.02.

         "INDEMNIFYING PARTY" shall have the meaning ascribed to such term in
Section 10.02.

         "INTELLECTUAL PROPERTY" shall mean all trademarks, service marks, trade names, patents, trade secrets and copyrights, used by any of the Companies or the Alba Companies that, in each case, is material to the Business.

         "INTERCOMPANY AGREEMENTS" shall have the meaning ascribed to such term in Section 4.06(a)(x).

         "KNOWLEDGE" shall mean the actual knowledge of the persons listed in
Schedule 1.01(a), in the case of Buyer, and those listed on Schedule 1.01(b), in the case of Seller; provided, however, that such persons shall be assumed to have actual knowledge of items if there is persuasive evidence that such persons must have had knowledge by virtue of their respective roles and functions.

         "LAW" shall mean any constitution, statute, code, regulation, rule, injunction, judgment, order, decree, ruling (including any agreement with a Governmental Authority having the force of law), charge or other restriction of any applicable Governmental Authority.

         "LPG" shall mean liquefied petroleum gas.

         "LOSSES" shall mean all losses, costs, and expenses, including attorneys' fees and expenses; provided, however, for the avoidance of doubt, that any Losses suffered (a) by Alba Associates shall only constitute Losses of the Companies to the extent of the Companies' percentage ownership of the outstanding equity of Alba Associates or (b) by Alba Plant LLC shall only constitute Losses of the Companies to the extent of the Companies' percentage ownership of the outstanding equity of Alba Associates multiplied by Alba Associates' percentage ownership of the outstanding equity of Alba Plant LLC.

         "M&S BOOK VALUE" shall have the meaning ascribed to such term in
Section 2.03.

         "M&S FAIR MARKET VALUE" shall have the meaning ascribed to such term in
Section 2.05(b)).

         "MARATHON" shall have the meaning ascribed to such term in the preamble.

         "MATERIAL ADVERSE EFFECT" shall mean an adverse effect on the business, financial condition or assets of the Companies that results in Losses to Buyer or the Companies of $2,000,000 or more, excluding any adverse effect to the extent the same is reflected in the Settlement Statement and excluding matters (such as, without limitation, decreases in the prices received by the Companies for natural gas, natural gas liquids, crude oil, condensate or other natural resources produced) that are general, regional, industry-wide or economy-wide developments and excluding political events and conditions; provided, however, for the avoidance of doubt, that the Companies shall only be deemed to suffer Losses as a result of adverse effects on (a) Alba Associates to the extent of the Companies' percentage ownership of the outstanding equity of Alba Associates or (b) Alba Plant LLC to the extent of the Companies' percentage ownership of the outstanding equity of Alba Associates multiplied by Alba Associates' percentage ownership of the outstanding equity of Alba Plant LLC.

         "MATERIAL CONTRACTS" shall have the meaning ascribed to such term in
Section 4.06(a).

         "MEASUREMENT DATE" shall have the meaning ascribed to such term in
Section 2.03.

         "NOTICE" shall have the meaning ascribed to such term in Section 11.04.

         "NOTICE PERIOD" shall have the meaning ascribed to such term in Section 10.02.

         "OTHER CONTRACTS" shall have the meaning ascribed to such term in
Section 6.01(d).

         "PARTY" or "PARTIES" shall have the meaning ascribed to such term in the preamble.

         "PENDING MATERIAL CONTRACTS" shall have the meaning ascribed to such term in Section 4.06(a).

         "PERMITTED ENCUMBRANCES" shall mean (i) the terms and conditions of the Material Contracts, the Pending Material Contracts and the Other Contracts, (ii) matters disclosed in any Schedule to this Agreement, (iii) sales contracts terminable without penalty upon no more than 30 days' notice to the purchaser of production; (iv) materialman's, mechanic's, repairman's, employee's, contractor's, operator's, tax, and other similar liens or charges arising in the ordinary course of business for obligations that are not yet due; (v) easements, rights-of-way, servitudes, permits, surface leases and other rights of third parties in respect of surface operations, to the extent the same do not have a Material Adverse Effect on any of the Alba PSC, the Block D PSC, the Housing Project or the Alba Plant; (vi) rights reserved to or vested in a Governmental Authority having jurisdiction to control or regulate the Alba PSC, the Block D PSC, the Housing Project or the Alba Plant in any manner whatsoever, and all Laws of such Governmental Authorities; and (vii) any other matters that do not materially interfere with the ownership, operation, value or use of the Alba PSC, the Block D PSC, the Housing Project or the Alba Plant and that would not be considered material when applying general standards in the international oil and gas industry.

         "PERSON" shall mean an individual, partnership, corporation, joint-venture, trust, estate, unincorporated organization or association or other legal entity.

         "PRELIMINARY WORKING CAPITAL AMOUNT" shall have the meaning ascribed to such term in Section 2.03.

         "REASONABLE EFFORTS" shall mean the taking by a Party of such action as would be in accordance with reasonable commercial practices as applied to the particular matter in question; provided, however, that such action shall not include the incurrence of unreasonable expense.

         "RECORDS" shall mean and include all originals and copies (except where the context indicates that only originals or copies are being referred to) of minute books, tax records, agreements, documents, computer files and tapes, maps, books, records, accounts and files of the Companies relating to the Companies and the Business.

         "SCHEDULE" shall mean any schedule attached to and made a part of this Agreement.

         "SECOND REQUEST" shall have the meaning ascribed to such term in
Section 6.19.

         "SELLER" shall have the meaning ascribed to such term in the preamble.

         "SELLER INDEMNIFIED PARTIES" shall mean Seller, its Affiliates and their respective directors, officers, employees, agents and representatives.

         "SETTLEMENT STATEMENT" shall have the meaning ascribed to such term in
Section 2.05(c).

         "SHARES" shall have the meaning ascribed to such term in Section
4.03(a).

         "TAX" or "TAXES" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, premium, windfall profits, environmental, customs duties, capital stock, capital gain, petroleum profits, value added, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, minimum, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

         "TAX CLAIM" shall mean any Losses arising out of a breach of the representations and warranties in Section 4.14 or any of the provisions of
Article VII.

         "TAX INDEMNIFIED PARTY" shall have the meaning ascribed to such term in
Section 7.05.

         "TAX INDEMNIFYING PARTY" shall have the meaning ascribed to such term in Section 7.05.

         "TAX ITEMS" shall have the meaning ascribed to such term in Section 4.14(a).

         "TAX RETURN" shall have the meaning ascribed to such term in Section 4.14.

         "TAX SETTLEMENT AGREEMENT" shall have the meaning ascribed to such term in Section 8.01(f).

         THIRD PARTY CLAIM" shall mean any claim, action or proceeding made or brought by any Person who or that is not a Party or an Affiliate of the Party seeking indemnification.

         "TRANSFER TAXES" shall mean all transfer, sales, use, stamp, registration or other similar Taxes or fees resulting from the transactions contemplated by this Agreement.

         "TRANSITION SERVICES AGREEMENT" shall have the meaning ascribed to such term in Section 3.02.

         "UNCOLLECTED ACCOUNTS RECEIVABLE" shall have the meaning ascribed to such term in Section 2.05(d).

         "WORKING CAPITAL" shall mean the combined total current assets of the Companies, excluding (a) condensate and LPG inventory and (b) materials and supplies inventory, less combined total current liabilities as defined by GAAP; provided, however, that prepaid Taxes of the Companies shall not be included as an asset or a liability in Working Capital.

         1.02  Construction.

               (a) All article, section, subsection, schedule and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.

               (b) The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

               (c) Unless the context of this Agreement clearly requires otherwise (i) the singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate,
         (ii) the words "includes" or "including" shall mean "including without limitation," (iii) the words "hereof," "hereby," "herein," "hereunder" and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and (iv) any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder.

               (d) Currency amounts referenced herein, unless otherwise specified, are in United States Dollars.

               (e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

               (f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. References to GAAP herein shall refer to such principles in effect in the United States of America as of the date of the statement to which such phrase refers.

                                   ARTICLE II
                                PURCHASE AND SALE

         2.01 Transfer of Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer agrees to purchase the Shares and to deliver payment for such Shares as provided in Section 2.02, and Seller agrees to sell, assign and deliver, or cause CMS International to sell, assign and deliver, the Shares to Buyer, subject to the receipt of payment for such Shares as provided in Section 2.02.

         2.02 Purchase Price. The consideration to be paid by Buyer to Seller at Closing for the Shares shall be seven hundred twenty-one million, seven hundred fifty thousand dollars (US$721,750,000) (the "BASE PURCHASE PRICE"), as adjusted by the Preliminary Working Capital Amount and the Estimated Closing Inventory Value according to Section 2.04, the adjustments described in Section
2.06 (the Base Purchase Price, as adjusted, shall be referred to herein as the "ADJUSTED PURCHASE PRICE") and, if Closing occurs after January 3, 2002, interest on the Adjusted

Purchase Price, from and including January 3, 2002 up to but excluding the Closing Date, calculated at a per annum interest rate of 5%. The Adjusted Purchase Price (plus interest due thereon, if any) shall be paid by Buyer at Closing by wire transfer of immediately available funds to the account specified on Schedule 2.02 (the "DESIGNATED ACCOUNT").

         2.03 Estimate of Working Capital. Seller shall deliver to Buyer (a) no later than five Business Days prior to the Closing Date a statement setting forth Seller's reasonable estimate of the Working Capital as of 7:01 a.m. Equatorial Guinea time on January 1, 2002 (the "MEASUREMENT DATE") in the format set forth in Schedule 2.03(a) (the "PRELIMINARY WORKING CAPITAL AMOUNT") and (b) one day prior to the Closing Date a statement setting forth Seller's reasonable estimate, in the format set forth in Schedule 2.03(b), of the Adjusted Purchase Price (plus interest due thereon, if any). Also attached as Schedule 2.03(c), for illustrative purposes only, is a completed statement setting forth Working Capital as of September 30, 2001. The statements delivered pursuant to the first sentence of this Section 2.03 shall be accompanied by worksheets setting forth in reasonable detail Seller's calculations used to estimate the Preliminary Working Capital Amount and shall also state and show the calculation in reasonable detail of the Estimated Closing Inventory Value (including the book value of all materials and supplies of the Companies and the Alba Companies as of the Measurement Date (the "M&S BOOK VALUE")). Seller shall provide Buyer with reasonable access to the data used to prepare the Preliminary Working Capital Amount and the worksheet.

         2.04  Working Capital and Inventory Adjustments.

               (a) If the Preliminary Working Capital Amount is positive, Buyer shall pay Seller, at the Closing, in addition to the Base Purchase Price, an amount equal to such Preliminary Working Capital Amount. If the Preliminary Working Capital Amount is negative, the Base Purchase Price payment by Buyer to Seller pursuant to Section 2.02 shall be reduced by the amount of such Preliminary Working Capital Amount.

               (b) In addition to the adjustments to the Base Purchase Price set forth elsewhere herein, the Base Purchase Price shall be increased by an amount equal to the sum (the "ESTIMATED CLOSING INVENTORY VALUE") of
         (i) the amounts of condensate and LPG in inventory (adjusted to account for the Companies' direct or indirect ownership of such inventory) on the Measurement Date, as determined pursuant to Section 2.05(a), multiplied by the lifting price per barrel of condensate and LPG, as applicable, paid for the last such liftings of condensate and LPG, respectively, prior to the Measurement Date and (ii) 80% of the M&S Book Value.

         2.05  Settlement Statement.

               (a) At 7:01 a.m. Equatorial Guinea time on January 1, 2002, Seller shall measure the amounts of condensate and LPG in inventory (adjusted to account for the Companies' direct or indirect ownership of such inventory) in accordance with prudent practices used in the international oil and gas industry, and Buyer shall be entitled to have a representative present at such measurement.

               (b) As soon as reasonably practicable, but in any event within 60 days after the Closing Date, Buyer and Seller shall jointly perform an audit of the materials and supplies existing as of the Measurement Date of the Companies and the Alba Companies in accordance with prudent industry practices. The results of such audit shall be adjusted for any purchases, sales, uses, transfers or losses of materials and supplies since the Measurement Date, and the fair market value of such materials and supplies, as so adjusted (the "M&S FAIR MARKET VALUE"), shall be calculated based on (i) the condition of such materials and supplies and (ii) the purchase prices for such types of materials and supplies at the locations purchased as of the Measurement Date plus freight, customs charges, applicable taxes and inspection fees as would be applicable in order to deliver such materials and supplies to the Republic of Equatorial Guinea as of the Measurement Date.

               (c) Within 120 days following the Closing Date, Seller and Buyer shall jointly prepare a statement (the "SETTLEMENT STATEMENT") in the format set forth in Schedule 2.05, which shall provide (i) the Base Purchase Price, (ii) actual Working Capital as of the Measurement Date based on actual revenues earned and obligations incurred up to and including the Measurement Date, subject to the adjustments in Section 2.05(d), (iii) the sum (the "ACTUAL CLOSING INVENTORY VALUE") of (x) the amounts of condensate and LPG in inventory (adjusted to account for the Companies' direct or indirect ownership of such inventory) as calculated pursuant to Section 2.05(a) multiplied by the lifting price per barrel of condensate and LPG, as applicable, paid for the first such liftings of condensate and LPG, respectively, after the Measurement Date, plus (y) the M&S Fair Market Value, (iv) the Uncollected Accounts Receivable, (v) any additional adjustments pursuant to Section 2.06 and (vi) interest due on the Adjusted Purchase Price due pursuant to Section 2.02, if any.

               (d) Except for accounts or notes receivable created as a result of advances to APEGESA On-Offshore Services or nationals of the Republic of Equatorial Guinea providing services, directly or indirectly, to the Companies, any accounts or notes receivable as of the Measurement Date that have not been collected as of the date of the Settlement Statement (the "UNCOLLECTED ACCOUNTS RECEIVABLE") shall be deemed to have zero value and will not be included in the Settlement Statement; provided, however, that, in such event, Buyer shall (i) assign, or shall cause the Companies to assign, to Seller or Seller's designee, all rights and remedies available to Buyer or the Companies with respect to the Uncollected Accounts Receivable in a form reasonably acceptable to Seller, (ii) cooperate, and shall cause the Companies to cooperate, in all reasonable collection efforts by Seller or Seller's designee with respect to the Uncollected Accounts Receivable and (iii) promptly transmit, or cause the Companies to promptly transmit, to Seller any proceeds Buyer or the Companies receive with respect to the Uncollected Accounts Receivable.

               (e) If Buyer and Seller shall be unable to agree on the Settlement Statement within 120 days after the Closing Date, the public accounting firm of Ernst & Young, or such other nationally recognized public accounting firm as is mutually acceptable to Buyer and Seller, shall be engaged to make its determination of any amounts in dispute (and only such amounts). Each Party shall bear and pay one-half of the fees and other costs charged by such accounting firm.

               (f) If any accounting firm is engaged as provided in Section 2.05(e), Seller and Buyer agree to provide such accounting firm with a detailed statement itemizing any amounts in dispute and all books, Records and other information relevant to the determination of the amounts in dispute. Each Party shall also be permitted to provide expert testimony to such accounting firm supporting such Party's positions, and such accounting firm shall take such testimony into consideration. Such accounting firm shall be instructed to use a materiality standard as such firm may determine to be reasonable under the circumstances, in light of the cost to be incurred and the amounts at issue. Such accounting firm shall be instructed to make such calculations as soon as practicable. The final determination of any of the aforesaid disputed items pursuant to this
         Section 2.05(f) shall be binding on the Parties.

               (g) If the sum of the actual Working Capital as of the Measurement Date, as agreed by the Parties or determined by the aforementioned accounting firm (the "ACTUAL WORKING CAPITAL AMOUNT"), and the Actual Closing Inventory Value (as agreed by the Parties or determined by the aforementioned accounting firm) differs from the sum of the Preliminary Working Capital Amount and the Estimated Closing Inventory Value, then Buyer shall pay Seller, or Seller shall pay Buyer, as the case may be, by wire transfer in immediately available funds, within five Business Days after final determination of the Actual Working Capital Amount and the Actual Closing Inventory Value, the sum of (i) such an amount as necessary to cause the net result of such payment (not including interest due under Section 2.05(g)(ii)), the Preliminary Working Capital Amount (whether positive or negative) and the Estimated Closing Inventory Value to equal the sum of the Actual Working Capital Amount and the Actual Closing Inventory Value and interest on such amount at a rate of 8% per annum, compounded monthly, from the Measurement Date to the date of payment.

         2.06  Additional Purchase Price Adjustments.

               (a) If the rights of first refusal described in item 1 of
         Schedule 4.13 (the "BLOCK D RIGHTS OF FIRST REFUSAL") are exercised, then the total amount otherwise payable by Buyer under Section 2.02 shall be reduced by the amount of $10 million.

               (b) The total amount otherwise payable by Buyer under Section
         2.02 shall be increased by the amount of any contributions by Seller or Seller's Affiliates to the capital of the Companies on or after the Measurement Date through the Closing Date.

                                  ARTICLE III
                                     CLOSING

         3.01 Time and Place of Closing. Subject to fulfillment or waiver of the conditions precedent specified in Sections 8.01 and 8.02, the consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas commencing at 8:00 a.m. local time (a) on January 3, 2002 (provided, however, that such date shall be extended through and including, but no later than, April 2, 2002 (i) if the Parties have complied with their obligations hereunder but Approval under the HSR Act has not yet been received, until receipt of such Approval or (ii) for any period of time that Seller is attempting to cure a breach in accordance with the provisions of Section 6.07 or for any period that the respective Affiliates of Seller are attempting to cure a breach under the Share Purchase Agreement by and among CMS Methanol Company, Enterprises, Marathon E.G. Methanol Limited and Marathon dated October 31, 2001 or under the Purchase and Sale Agreement by and between CMS Gas Transmission Company and Marathon dated October 31, 2001), or (b) on such other date as Buyer and Seller may mutually agree in writing. The date upon which the Closing occurs shall be referred to herein as the "CLOSING DATE."

         3.02  Deliveries by Seller.

               (a) Delivery of Documents. At the Closing, Seller shall deliver to Buyer:

                    (i) With respect to the Shares, stock certificates
               representing such Shares, accompanied by (A) copies of duly executed share transfer forms for each Company, (B) copies of duly executed resolutions of the Board of Directors of each Company approving the transfer of the Shares, and (C) copies of each Company's share register reflecting the transfer of the Shares to Buyer;

                    (ii) An executed copy of a transition services agreement
               based on the term sheet attached as Schedule 3.02 (the "TRANSITION SERVICES AGREEMENT"); and

                    (iii) All other documents, instruments and writings
               required to be delivered by Seller at the Closing pursuant to the terms of this Agreement.

               (b) Delivery of Records. On the Closing Date (or as soon thereafter as practicable in the case of Records other than the minute books and stock record books), Seller shall deliver or cause to be delivered to Buyer minute books and stock record books of the Companies and all Records to the extent same are not already in the possession of the Companies, subject to the following provisions:

                    (i) Seller may retain the originals of all Records that
               contain information relating to the Companies but principally relate to Seller or its Affiliates (with Buyer to receive copies thereof), and Seller may retain copies of all Records that contain information relating to Seller or its Affiliates but principally relate to the Companies;

                    (ii) Seller may retain all Records prepared in connection
               with the sale of the Shares or the assets of the Companies or the Alba Companies, including offers received from prospective purchasers of the Shares or such assets and any information relating to such offers, and need not deliver to Buyer or grant Buyer access to any such Records; and

                    (iii) Seller may retain (with Buyer to receive copies
               thereof) all consolidating and consolidated financial information and all other accounting Records prepared or used in connection with (A) the preparation of financial statements of the Companies and (B) the preparation and filing of any Tax Returns.

         3.03  Deliveries by Buyer. At the Closing, Buyer shall deliver to
Seller:

               (a) The Adjusted Purchase Price (plus any interest due thereon under Section 2.02), no later than 1:00 p.m., Houston time, on the Closing Date, by wire transfer of immediately available funds to the Designated Account;

               (b) An executed copy of the Transition Services Agreement; and

               (c) All other documents, instruments and writings required to be delivered by Buyer at the Closing pursuant to the terms of this Agreement.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as of the date hereof as follows:

         4.01 Existence and Qualification. Each of Seller, Enterprises, CMS International, the Companies and the Alba Companies is a corporation or company duly organized and validly existing under the laws of the jurisdiction of its organization. Each of Seller, Enterprises, CMS International, the Companies and the Alba Companies is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Each of Enterprises, CMS International, the Companies and the Alba Companies has all requisite power and authority to own, operate and lease its properties and to carry on the Business as presently conducted by it. Copies of all of the minute books, including all minutes, consents and other records of actions taken by the stockholders or shareholders and directors (including any committee thereof) of the Companies and the Alba Companies, and copies of the stock or share records of the Companies and the Alba Companies, have been made available to Buyer for its inspection.

         4.02 Authority, Approval and Enforceability. Each of Seller and Enterprises has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement by each of Seller and Enterprises and the performance of the transactions contemplated hereby by each of Seller and Enterprises have been duly and validly approved by the boards of directors of Seller and Enterprises and by all other corporate action, if any, necessary on behalf of Seller or Enterprises. As of the Closing Date, the resolutions of the boards of directors of the Companies approving the transfer of their respective Shares at the Closing shall have been duly and validly adopted by each such board of directors. This Agreement has been duly executed and delivered on behalf of each of Seller and Enterprises and constitutes the legal, valid and binding obligation of each of Seller and Enterprises, enforceable against each in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity ("CREDITORS' RIGHTS"). At the Closing all documents required hereunder to be executed and delivered by Seller will have been duly authorized, executed and delivered by Seller and will constitute legal, valid and binding obligations of Seller, enforceable in accordance with their terms, subject to Creditors' Rights.

         4.03  Capitalization of the Companies.

               (a) CMS International owns beneficially and of record the shares of share capital of the Companies set forth in Schedule 4.03 (the "SHARES"). The Shares represent all of the issued and outstanding share capital of the Companies. All of the Shares are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in
         Schedule 4.03, (i) the Shares are free and clear of all mortgages, pledges, security interests, liens or encumbrances of any kind and are not subject to any agreements or understandings among any Persons with respect to the voting or transfer thereof, and (ii) there are no outstanding subscriptions, options, convertible securities, warrants, calls or other securities granting rights to purchase or otherwise acquire any securities of the Companies or any commitments or agreements of any character obligating Seller or the Companies to issue or transfer any such securities.

               (b) CMS Alba owns beneficially and of record 19.08334% of the issued and outstanding shares of Alba Associates. CMS EG LDC owns of record 23.45834% of the issued and outstanding shares of Alba Associates and beneficial ownership of such shares is owned as provided in Schedule 4.03. CMS EG LTD owns beneficially and of record 11.45833% of the issued and outstanding shares of Alba Associates. Except as otherwise set forth in the Alba Associates LLC Agreement, the shares of Alba Associates owned by CMS Alba, CMS EG LDC and CMS EG LTD (collectively, the "CMS ALBA ASSOCIATES SHARES") are duly authorized, validly issued, fully paid and nonassessable. Except as otherwise provided in the Alba Associates LLC Agreement or as set forth in
         Schedule 4.03, (i) the CMS Alba Associates Shares are free and clear of all mortgages, pledges, security interests, liens or encumbrances of any kind and are not subject to any agreements or understandings among any Persons with respect to the voting or transfer thereof and (ii) there are no outstanding subscriptions, options, convertible securities, warrants, calls or other securities granting rights to purchase or otherwise acquire any of the CMS Alba Associates Shares or any commitments or agreements of any character obligating Alba Associates to issue or transfer any such securities.

               (c) Alba Associates owns beneficially and of record 80% of the issued and outstanding shares of Alba Plant LLC (the "CMS ALBA PLANT SHARES"). Except as otherwise set forth in the Alba Plant LLC Agreement, the CMS Alba Plant Shares are duly authorized, validly issued, fully paid and nonassessable. Except as otherwise provided in the Alba Plant LLC Agreement or as set forth in Schedule 4.03, (i) the CMS Alba Plant Shares are free and clear of all mortgages, pledges, security interests, liens or encumbrances of any kind and are not subject to any agreements or understandings among any Persons with respect to the voting or transfer thereof and (ii) there are no outstanding subscriptions, options, convertible securities, warrants, calls or other securities granting rights to purchase or otherwise acquire any of the CMS Alba Plant Shares or any commitments or agreements of any character obligating Alba Plant LLC to issue or transfer any such securities.

         4.04 No Conflicts. Except as provided in Schedule 4.13, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will:

               (a) conflict with or result in a breach, default or violation of the articles of incorporation or other governing documents of Seller, Enterprises, CMS International, any of the Companies or any of the Alba Companies;

               (b) conflict with or result in a breach, default or violation of, any material agreement, document, instrument, judgment, decree, order, governmental permit, certificate or license to which Seller, Enterprises, CMS International, any of the Companies or any of the Alba Companies is a party or is subject that would have a Material Adverse Effect; or

               (c) result in the creation of any lien, charge or other encumbrance upon any of the properties or assets of any of Enterprises, CMS International, the Companies or any of the Alba Companies that would have a Material Adverse Effect.

         4.05 Financial Information. Attached as Schedule 4.05 are the combined, unaudited statements of assets and liabilities of the Companies for the year ending December 31, 2000 and the nine month period ending September 30, 2001, and the related statements of revenues and direct operating costs and statements of cash flows relating to revenues and direct operating costs for the periods then ended (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements were prepared in accordance with GAAP (except as disclosed in the notes to the Financial Statements) and fairly present, in all material respects, the financial condition of the Companies, subject to normal, recurring year end adjustments and the absence of explanatory footnote disclosures required by GAAP, and except as set forth on Schedule 4.05.

         4.06  Material Contracts.

               (a) Except as listed on Schedule 4.06(a)(i) (collectively, the "MATERIAL CONTRACTS"), none of the Companies or the Alba Companies is a party to or bound by any lease, agreement or other contract of the type described below currently in effect (except for those entered into after the Execution Date and prior to the Closing in accordance with
         Section 6.02 and those to be assigned to the Companies or the Alba Companies prior to Closing in accordance with Section 6.15):

                   (i) any agreements whereby any of the Companies or the Alba
               Companies guarantees any material obligation of Seller, any of its Affiliates or any other Person;

                   (ii) any employment agreement between any of the Companies or the Alba Companies and any expatriates;

                   (iii) any agreement for capital expenditures or the
               acquisition or construction of fixed assets that requires future payments in excess of US $1,000,000 (or the equivalent in local currency);

                   (iv) any collective bargaining agreement with any labor
               union;

                   (v) any agreement granting to any Person a right of first
               refusal, option, subscription right or other preferential right to purchase or acquire any of the Shares;

                   (vi) agreements, indentures or other instruments relating to the borrowing, or the guarantee of any borrowing, by any of the Companies or the Alba Companies;

                   (vii) any agreement for the purchase or sale of natural gas, natural gas liquids, crude oil, condensate or associated products with a term of more than 90 days;

                   (viii) any agreement for the sale of any asset (other than sales of natural gas, natural gas liquids, crude oil, condensate or associated products in the ordinary course of business) of any of the Companies or the Alba Companies for more than US $2,000,000 (or the equivalent in local currency);

                   (ix) any agreement that constitutes a lease under which any of the Companies or the Alba Companies is the lessor or lessee of real or personal property which lease (A) cannot be terminated without penalty upon not more than 30 days notice and (B) involves an annual base rental in excess of US $1,000,000 (or the equivalent in local currency) or whereby a lease constitutes a capital lease for Tax or GAAP purposes;

                   (x) any agreement with Seller or its Affiliates relating to the provision of goods or services or the payment of funds or the advancing or borrowing of money (the "INTERCOMPANY AGREEMENTS");

                   (xi) any agency, consultancy or similar agreement requiring payment in excess of US $500,000 per annum (or the equivalent in local currency);

                   (xii) any agreement concerning a partnership or joint
               venture;

                   (xiii) any commodity futures agreement;

                   (xiv) any other agreement that (A) involves future payment by or to any of the Companies or the Alba Companies in excess of US $1,000,000 (or the equivalent in local currency) and (B) is not an agreement entered into in the ordinary course of owning, operating and developing oil and gas properties and marketing production therefrom;

                   (xv) any agreement granting or reserving a net profits
               interest, overriding royalty interest, production payment, an incentive compensation plan based on production, or similar burden on oil and gas production that reduces the proceeds of production that would otherwise be attributable to the Companies;

                   (xvi) any agreement pursuant to which the Companies have
               acquired or transferred ownership interests in oil and gas properties (including interests in production sharing contracts), transferred an interest in the Housing Project, or subjected interests in oil and gas properties or the Housing Project to any liens or judgments; or

                   (xvii) any agreement pursuant to which Alba Plant LLC has
               transferred an interest in the Alba Plant or subjected the Alba Plant to any liens or judgments.

               Attached as Schedule 4.06(a)(ii) is a listing of certain agreements (other than the assignments contemplated by Section 6.15) that, as of the Execution Date, have not been executed and are under negotiation (the "PENDING MATERIAL CONTRACTS"). Recent drafts of each Pending Material Contract have been provided to Buyer, and the draft date of each such draft so provided is listed on Schedule 4.06(a)(ii).

               (b) Schedule 4.06(b) sets forth the directors, officers and powers of attorney of or granted by each of the Companies.

               (c) True and complete copies of each Material Contract have been made available to Buyer; provided, however, that many of such documents are in the Spanish language and Seller makes no representations as to the accuracy or completeness of any English translations made available to Buyer.

               (d) To the Knowledge of Seller, except as set forth in Schedule 4.06(d), (i) each of the Material Contracts is in full force and effect, except to the extent that the failure to be in full force and effect would not have a Material Adverse Effect and (ii) none of the Companies or the Alba Companies is in default with respect to any Material Contract other than exceptions to the foregoing that would not have a Material Adverse Effect.

               (e) Except as set forth in Schedule 4.06(e), (i) through the Execution Date, CMS EG LTD. has (x) been paid all amounts due to CMS EG LTD. under the Alba PSC and the Block D PSC in accordance with the percentage interests set forth in and the terms and conditions of the Alba PSC and the Block D PSC and the other Material Contracts, and (y) borne expenses in accordance with the percentage interests set forth in and terms and conditions of the Alba PSC and the Block D PSC and the other Material Contracts; (ii) to the Knowledge of Seller, except for matters that have been resolved prior to the Execution Date, the government of the Republic of Equatorial Guinea, as of the Execution Date, has not threatened modification or termination of either the Alba PSC or the Block D PSC, nor has it alleged any breaches of either such agreement, (iii) CMS EG LTD. has not transferred any interest in either the Alba PSC or the Block D PSC to any other party or subjected the Alba PSC or the Block D PSC to any liens or judgments (except for the Permitted Encumbrances), (iv) no "exclusive operations" or "sole risk projects" under Article 12 of the Alba JOA or under Article 7 of the Block D JOA have occurred, (v) except as reflected in the Material Contacts, CMS EG LTD. is not obligated to pay a share of any costs arising under either (x) the Alba PSC or the Alba JOA or (y) the Block D PSC or the Block D JOA, that is disproportionate to its respective percentage interests under the Alba PSC or Alba JOA or the Block D PSC or Block D JOA, as applicable, (vi) to the Knowledge of Seller, the Companies have acquired the rights required pursuant to applicable Law to construct and operate the Housing Project, (vii) to the Knowledge of Seller, the Government of the Republic of Equatorial Guinea, as of the Execution Date, has not threatened termination of any of the rights of the Companies with respect to the Housing Project and (viii) the Companies have not transferred any interest in the Housing Project to any other party or subjected the Housing Project to any liens or judgments (except Permitted Encumbrances and except for the Pending Material Contracts listed as item 9 on Schedule 4.06(a)(ii)).

               (f) Except as set forth in Schedule 4.06(f), (i) to the Knowledge of Seller, Alba Plant LLC has acquired the rights required pursuant to applicable Law to own and operate the Alba Plant in substantially the same manner in which it has been operated prior to the Execution Date,
         (ii) to the Knowledge of Seller, the government of the Republic of Equatorial Guinea, as of the Execution Date, has not threatened termination of any of the rights of the Alba Companies with respect to the LPG plant owned and operated by Alba Plant LLC (the "ALBA PLANT") and (iii) Alba Plant LLC has not transferred any interest in the

         Alba Plant to any other party or subjected the Alba Plant to any liens or judgments (except for Permitted Encumbrances).

         4.07 Absence of Certain Changes. Since the date of the September 30, 2001 Financial Statements, none of the Companies and the Alba Companies have:

               (a) transferred any of its assets, including any right under any lease or Material Contract or any proprietary right or other intangible asset, in each case having a value in excess of $1,000,000 except for fair consideration and in the ordinary course of business;

               (b) waived, released, canceled, settled or compromised any debt, claim or right having a value in excess of $1,000,000 in each case except in the ordinary course of business;

               (c) suffered (i) any damage, destruction or casualty of property if the anticipated cost to repair such property, after application of all insurance proceeds with respect thereto, exceeds $5,000,000 in the aggregate or (ii) any taking by condemnation or eminent domain of any of its property or assets having a historical cost or fair market value that exceeds $2,000,000;

               (d) conducted any of its affairs in a manner that is outside the ordinary course of business and inconsistent with its past practices except (i) for any event described in any of Sections 4.07(a) through
         (c) hereof (disregarding the applicable dollar thresholds in any of such sections), (ii) as otherwise contemplated in this Agreement or
         (iii) as results from announcement by Seller of its intention to sell the Companies;

               (e) changed any accounting methods or principles used in recording transactions on the books of any Company or any of the Alba Companies or in preparing the financial statements of any Company or any of the Alba Companies other than as required by GAAP; or

               (f) entered into any contract committing itself with respect to any of the foregoing.

         4.08 Employees. Except as set forth on Schedule 4.08, (a) the Companies and the Alba Companies have no employees, and (b) the Companies and the Alba Companies do not administer or sponsor any employee pension benefit plan or employee welfare benefit plan. For the purposes of this Section 4.08, an employee pension benefit plan includes any plan, fund or program providing either retirement income to employees, former employees or their beneficiaries or a deferral of income to employees, former employees or their beneficiaries beyond termination of employment. Also, for purposes of this Section 4.08, an employee welfare benefit plan includes any plan, fund or program providing employees, former employees or their beneficiaries with health, sickness, accident, disability, death, unemployment or other similar benefits.

         4.09 Insurance. Schedule 4.09 contains a list of all material policies of property damage, liability and other forms of insurance (other than officer's and director's liability policies) that cover occurrences as of, or claims made on, the date hereof and maintained by any of the Companies, any of the Alba Companies or by Seller or any Affiliate thereof to the extent applicable to any of the Companies or the Alba Companies.

         4.10 Litigation. Except for (a) claims listed in Schedule 4.10, (b) claims under worker's compensation and similar Laws, (c) routine claims for employee benefits and (d) claims for money damages alone of less than US$500,000 (or the equivalent in local currency) in respect of any claim, there are no lawsuits, claims, arbitrative, governmental investigations or other legal proceedings pending or, to the Knowledge of Seller, threatened against any of the Companies or any of the Alba Companies or otherwise relating to the conduct of the Business that would have a Material Adverse Effect.

         4.11 Liability for Brokers' Fees. Buyer will not directly or indirectly incur any liability or expense as a result of any undertakings or agreements of Seller for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

         4.12 Compliance with Laws. Except as listed in Schedule 4.12, none of the Companies or any of the Alba Companies has received any written notice of any violation of any applicable Law other than such violations as would not have a Material Adverse Effect. To the Knowledge of Seller, and except as would not have a Material Adverse Effect, or as set forth in Schedule 4.12, (a) the Companies and the Alba Companies are in compliance with all applicable Laws and
(b) none of the Companies or any of the Alba Companies has entered into or agreed to any court decree or order or is subject to any judgment, decree or order relating to compliance with any applicable Laws.

         4.13  Consents and Preferential Purchase Rights. Except as disclosed in
Schedule 4.13, (a) no consents are required to be obtained by Seller or any of the Companies in connection with the transfer of the Shares to Buyer, and (b) there are no preferential purchase rights applicable to the transfer of the Shares to Buyer.

         4.14 Taxes. Except as set forth on Schedule 4.14 or as would not have a Material Adverse Effect:

               (a) All returns, reports, and declarations of estimated tax with respect to any Tax which are required to be filed on or before the Closing Date by or with respect to the Companies or, to the Knowledge of Seller, the Alba Companies (the "TAX RETURNS") have been or will be duly and timely filed, all items of income, gain, loss, deduction, credit or other items ("TAX ITEMS") required to be included in each such Tax Return have been so included and all such Tax Items and any other information provided in each such Tax Return are true, correct, complete and in accordance with applicable Laws and all such Tax Returns reflect all liabilities for Taxes for the periods covered by such Tax Returns, all Taxes shown as due on each such Tax Return have been or will be timely paid in full, no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax or any estimate related to such Tax, and all Tax withholding and deposit requirements imposed on or with regard to the Companies and the Alba Companies have been satisfied in full in all respects.

               (b) There is no investigation or other proceeding pending with respect to the Companies or the Alba Companies for any Tax in any jurisdiction where the Companies or the Alba Companies do not file Tax Returns.

               (c) There are no pending audits, assessments or claims for any Tax deficiency of the Companies or the Alba Companies. There are no pending claims for refund of any Tax for the Companies or the Alba Companies.

               (d) There are no outstanding agreements, rulings or requests for rulings applicable to any Tax that are, or if issued would be, binding upon the Companies or the Alba Companies for any post-Closing period.

               (e) The Companies or the Alba Companies do not have in force any waiver of any statute of limitations in respect of any Tax or any extension of time with respect to a Tax assessment or deficiency.

               (f) There are no liens for any Tax upon any of the assets of the Companies or the Alba Companies except for liens for Taxes not yet due.

               (g) Except as reflected on the Companies' or the Alba Companies' Tax Returns, there are no elections with respect to any Tax affecting the Companies or the Alba Companies.

               (h) Any Tax required to be withheld by the Companies or the Alba Companies and paid in connection with amounts paid or owing to any lender, creditor, employee, contractor, service provider or any other Person has in fact been withheld and paid in full and all Tax withholding, reporting and payment obligations have been complied with in accordance with applicable Law.

               (i) Neither the Companies nor the Alba Companies are parties to, bound by or have any obligation under any Tax sharing agreement, Tax indemnification agreement, or similar agreement.

               (j) The Companies are classified, and have been classified for more than 12 months prior to the date hereof, as disregarded entities separate from their respective owners pursuant to Treasury Regulation
         Section 301.7701-3. Alba Associates and Alba Plant LLC are classified as partnerships pursuant to Treasury Regulation Section 301.7701-3. Copies of Internal Revenue Service Forms 8832 filed by Seller with respect to the Companies and the Alba Companies are attached hereto as
         Schedule 4.14(j).

         4.15 Bank Accounts. Schedule 4.15 sets forth the name of each bank and trust company with which each Company and Alba Company have an account, safe deposit box or vault and the names of all Persons authorized to draw upon such account or who have authorized access to any such safe deposit box or vault, and Buyer acknowledges that Seller may cause these accounts to be closed prior to Closing; provided the amounts therein are transferred to new accounts for the applicable company established by Buyer.

         4.16 Intellectual Property. The Companies and the Alba Companies own, or have the right or license to use, all Intellectual Property used by the Companies or the Alba Companies in the Business and such rights shall not be adversely affected by the transactions contemplated under this Agreement.

         4.17  Data Room and Information. To Seller's Knowledge and except for
(i) the Permitted Encumbrances (excluding item (i) of the definition of Permitted Encumbrances) and (ii) matters disclosed in any Schedule to this
Agreement:

               (a) all material written data and material written information of CMS International, the Companies or the Alba Companies relating to the Companies, the Alba Companies or the Business in CMS International's, the Companies' or the Alba Companies' possession was contained in the Data Room or subsequently disclosed or made available to Buyer or Buyer's Affiliates (excluding any information described in Section 3.02(b)(ii)); and

               (b) all written data and written information given to Buyer or Buyer's Affiliates in the Data Room or subsequently disclosed or made available by or on behalf of Seller concerning the Companies, the Alba Companies or the Business is believed by Seller (i) not to be misleading in any material respect, and (ii) to be accurate in all material respects when given and by reference to the facts existing at the time such information or data was created; provided that no representation or warranty is made or given as to the accuracy or completeness of any models, projections, opinions, interpretations, estimates or forecasts (whether contained in any third party document or otherwise) or any information or data contained in any of the foregoing.

                                   ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF BUYER AND MARATHON

         Buyer and Marathon represent and warrant to Seller as of the date hereof as follows:

         5.01 Existence and Qualification. Buyer is a company duly formed, validly existing and in good standing under the laws of the Cayman Islands and Marathon is a corporation duly incorporated, validly existing and in good standing under the laws of Ohio. Each of Buyer and Marathon has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted.

         5.02 Authority, Approval and Enforceability. Each of Buyer and Marathon has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement by each of Buyer and Marathon and the performance of the transactions contemplated hereby by each of Buyer and Marathon have been duly and validly approved by the boards of directors of Buyer and Marathon and by all other action, if any, necessary on behalf of Buyer or Marathon. This Agreement has been duly executed and delivered on behalf of Buyer and Marathon and constitutes the legal, valid and binding obligation of Buyer and Marathon enforceable in accordance with its terms, subject to Creditors' Rights. At the Closing, all documents required hereunder to be executed and delivered by Buyer will have been duly authorized, executed and delivered by Buyer and will constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their terms, subject to Creditors' Rights.

         5.03 No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will:

               (a) conflict with or result in a breach, default or violation of the articles of incorporation or other governing documents of Buyer or Marathon;

               (b) conflict with or result in a breach, default or violation of any material agreement, document, instrument, judgment, decree, order, governmental permit, certificate or license to which Buyer or Marathon is a party or is subject; or

               (c) require Buyer or Marathon to obtain or make any waiver, consent, action, approval clearance or authorization of, or registration, declaration or filing with, any Governmental Authority, except for filings under the HSR Act.

         5.04 Investment. Marathon is an accredited investor as defined in Regulation D of the United States Securities Act of 1933 and is causing Buyer to acquire the Shares for its own account, to be held by Buyer for investment and not with a view to, or for offer or resale in connection with, a distribution thereof within the meaning of the Securities Act of 1933 or a distribution thereof in violation of any applicable securities laws. Each of Buyer and Marathon, together with its respective directors, executive officers and advisors, are familiar with investments of the nature of the Shares and the Business, understand that this investment involves substantial risks, have adequately investigated the Companies and the Business and have substantial knowledge and experience in financial and business matters and the international oil and gas industry such that they are capable of evaluating, and have evaluated, the merits and risks inherent in purchasing the Shares and are able to bear the economic risks of such investment.

         5.05 Financial Capacity. Marathon will cause Buyer to have cash on hand or financing commitments that are sufficient to satisfy all of Buyer's obligations under this Agreement to be performed at the Closing. Neither Buyer nor Marathon is aware of any event or occurrence that would result in any of the conditions to its right to funds under such financing commitments not to be satisfied. Marathon will provide to Seller such documentation as Seller may reasonably request to confirm Buyer's financial capacity.

         5.06 Liability for Brokers' Fees. Seller will not directly or indirectly incur any liability or expense as a result of any undertakings or agreements of Buyer or Marathon for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

         5.07 No Knowledge of Seller's Breach. As of the Execution Date, neither Buyer nor Marathon has Knowledge of any breach by Seller of Seller's representations and warranties or covenants hereunder.

                                   ARTICLE VI
                          COVENANTS OF SELLER AND BUYER

         6.01  Access.

               (a) During the period commencing with the Execution Date and ending at 5:00 p.m., local time, on November 30, 2001 (the "DUE DILIGENCE PERIOD"), Buyer shall have the right to conduct the investigation described in Section 6.01(b).

               (b) Upon reasonable notice from Buyer to Seller, Seller shall permit, and shall cause the Companies and the Alba Companies to permit, Buyer and its authorized employees, agents, accountants, legal counsel and other representatives to have reasonable access, at Buyer's sole expense, risk and cost, to the facilities, properties, personnel and Records of the Companies and the Alba Companies (including all title, land, geological, geophysical, seismic, engineering, production, product sales, personnel-related documents and financial records and data of the Companies and the Alba Companies) for the purpose of conducting an investigation of their financial condition, corporate status, business, properties and assets; provided however, that such investigation shall be conducted in a manner that does not interfere with normal operations of the Companies and the Alba Companies.

               (c) Prior to Closing, (i) Buyer will not contact any Governmental Authority of the Republic of Equatorial Guinea, or official thereof, or any employee of Seller, the Companies, the Alba Companies or any of their Affiliates, without, in each instance, first obtaining the approval of an authorized representative of Seller (not to be unreasonably withheld), and (ii) Seller will furnish, or cause the Companies or the Alba Companies to furnish, Buyer with such additional financial and operating data and other information pertaining to the Companies and the Alba Companies and their assets and operations as Buyer may reasonably request; provided however that nothing in this Agreement shall obligate Seller to take any action that would disrupt the normal course of its or any of its Affiliate's, or any of the Companies' or the Alba Companies', business or violate the terms of any applicable Law or agreement to which it or any of its Affiliates or any Company or either Alba Company is a party or to which it or any of its Affiliates, any Company, either Alba Company or any of their assets are subject; and provided further, that the confidentiality of any data or information to which Buyer is given access shall be maintained by Buyer and its representatives in accordance with Section 11.01.

               (d) Seller has made available to Buyer and Buyer shall review prior to Closing copies of all agreements listed on Schedule 6.01 (the "OTHER CONTRACTS").

               (e) After the expiration of the Due Diligence Period and until Closing or termination of this Agreement, Buyer shall continue to have the right to conduct the investigation described in Section 6.01(b) to the extent necessary for the purposes of preparing for an orderly transition of ownership of the Companies.

         6.02  Operation of Business.

               (a) Except (i) as set forth in Schedule 6.02 or as otherwise contemplated in this Agreement, (ii) as otherwise consented to by Buyer in writing (which consent will not be unreasonably delayed, withheld or conditioned), (iii) as provided for in the Material Contracts, (iv) for the negotiation and execution of any Pending Material Contract (provided such Pending Material Contract is substantially in the form of the draft listed on Schedule 4.06(a)(ii) and blanks are completed with commercially reasonably terms), (v) compliance with the Block D Rights of First Refusal and (vi) for curative actions contemplated by the Decree 2001 listed as item 13 on Schedule 4.06(a)(ii), including payment of commercially reasonable amounts with respect to the acquisition of property rights, from the Execution Date through the Closing Date, Seller will cause each of the Companies and the Alba Companies to:

                   (A) conduct Business, in all material respects, in the
               ordinary course of business, consistent with past practices;

                   (B) use its Reasonable Efforts to comply in all material
               respects with all applicable Laws and use its Reasonable Efforts to maintain compliance in all material respects with all of its material agreements;

                   (C) continue its existing practices relating to the
               maintenance and operation of its assets;

                   (D) not directly or indirectly purchase, redeem or otherwise acquire or dispose of any share of its capital stock or any subscriptions, warrants, options, calls or other commitments or rights to acquire any shares of its capital stock or agree to take any steps otherwise affecting or changing its capitalization (except that CMS International may assign the Shares to Seller);

                   (E) not merge into or with or consolidate with any other
               Person or acquire all or substantially all of the business or assets of any Person;

                   (F) not make any change in its governing documents;

                   (G) not purchase any securities of any Person except for
               short-term investments made in the ordinary course of business;

                   (H) not sell, lease or otherwise dispose of or grant rights in respect of any of its assets or properties that have a fair market value in excess of US $2,000,000 (or the equivalent in local currency) (1) for less than fair market value and (2) other than in the ordinary course of business;

                   (I) not create, incur, assume or guarantee any long-term debt or capitalized lease obligation or, except in the ordinary course of business and consistent with past practices, incur or assume any short-term debt;

                   (J) not mortgage, pledge or subject to any lien, claim,
               encumbrances or security interest any of its assets, tangible or intangible, except for Permitted

               Encumbrances or other similar liens or encumbrances created in the ordinary course of business consistent with past practices;

                   (K) not take any action or enter into any commitment with
               respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization or other winding up of its Business;

                   (L) not grant any preferential right of purchase or similar consent right to the transfer or assignment of the Business or any of its assets;

                   (M) not take, or knowingly permit to be taken, any action in the conduct of the Business that would be contrary to or in breach of any of the terms or provisions of this Agreement; and

                   (N) not commit to do any of the foregoing.

               (b) In addition to the foregoing, from the Execution Date until the Closing or the termination of this Agreement, Seller agrees to keep Buyer reasonably apprised, from time to time, of any significant developments in the Business and to consult with Buyer prior to adopting new work plans or budgets. To the extent any disruption occurs to the Business prior to Closing as a result of the announcement by Seller of its intention to sell the Companies, Seller agrees to use Reasonable Efforts to minimize such disruption.

               (c) Seller agrees to use Reasonable Efforts to cause Alba Plant LLC and each of the current owners of the Alba JOA to enter into a Gas Processing Agreement, substantially in the form of the agreement executed on January 22, 1996, prior to the Closing Date; provided, however, that the obtaining of such Gas Processing Agreement shall not be a condition to Buyer's obligation to proceed with the Closing under
         Section 8.02.

               (d) Seller shall refrain and shall cause the Companies and the Alba Companies to refrain from taking any action that would change the classification for U.S. income tax purposes of the Companies or the Alba Companies as described in Section 4.14(j).

               (e) Seller shall cause the Companies not to dividend, loan or otherwise distribute money to Seller at any time on or after the Measurement Date until the earlier of termination of this Agreement and the Closing.

         6.03 Reasonable Efforts. Seller will use, and will cause the Companies to use, their Reasonable Efforts to (i) obtain the satisfaction of the conditions to the Closing set forth in Section 8.02 hereof and (ii) obtain the Tax Settlement Agreement described in Section 8.01(f).

         6.04 Press Releases. From the Execution Date through the Closing Date, subject to applicable securities law or stock exchange requirements, each Party shall promptly advise and consult with, and obtain the consent (which consent will not be unreasonably delayed, withheld or conditioned) of, the other Party before issuing, or permitting any of its directors, officers, employees, agents or its Affiliates to issue, any press release with respect to this Agreement or the transactions contemplated hereby.

         6.05 Insurance. Seller shall not voluntarily terminate and will maintain in force and effect through the Closing Date the insurance coverages set forth on Schedule 4.09 or will cause to be placed in force and effect comparable insurance coverage. Buyer recognizes that the insurance coverages set forth on Schedule 4.09 are policies covering the operations and assets of Seller and its Affiliates and the limits of coverage available thereunder to the Companies are subject to claims by Seller and its Affiliates. Buyer acknowledges that no insurance coverage or policy maintained by Seller or its Affiliates will extend beyond the Closing for the benefit of the Companies or Buyer.

         6.06 Satisfaction of Seller's Conditions. Buyer will use its Reasonable Efforts to obtain the satisfaction of the conditions to the Closing set forth in Section 8.01 hereof (other than the condition described in Section 8.01(f)).

         6.07 Breach Notice. If, prior to the Closing Date, Buyer obtains Knowledge of a breach of any of Seller's representations and warranties or covenants contained in this Agreement, Buyer shall notify Seller in writing of such information (the "BREACH NOTICE") within five Business Days of such discovery or the day prior to the Closing Date, whichever is earlier. The Breach Notice shall contain reasonable details regarding the alleged breach and Buyer's good faith estimate of the potential Losses associated with such breach. In the event the breach is of a magnitude such that Losses attributable to such breach (together with other such breaches discovered by Buyer with respect to which Buyer has delivered the requisite Breach Notices) are reasonably likely to exceed 5% of the Base Purchase Price and (x) Seller fails to deliver to Buyer a written undertaking within five Business Days of receipt of such Breach Notice that Seller intends to cure such breach within 90 days thereafter or (y) Seller delivers such written undertaking but fails to cure such breach within such 90 days, (i) Buyer may terminate this Agreement upon written notice to Seller (provided that Buyer has timely given Seller the requisite Breach Notices) and
(ii) Seller may terminate this Agreement upon written notice to Buyer.

         6.08 Balance Sheet Adjustments and Other Pre-Closing Transfers. Prior to the Closing Date, Seller (a) will cause all intercompany accounts (including all receivables or payables for income tax charges) between any of the Companies or the Alba Companies and Seller or between any of the Companies or the Alba Companies and any of Seller's Affiliates to be eliminated without the transfer of cash from Seller, any of the Companies or the Alba Companies and (b) will cause all Intercompany Agreements to be terminated, except for agreements between any of the Companies and (i) the Alba Companies or (ii) Atlantic Methanol Company LLC or as otherwise provided in the Transition Services Agreement.

         6.09 Consents and Preferential Rights. Seller will use Reasonable Efforts to obtain any consents listed in Schedule 4.13 prior to the Closing Date, and Buyer agrees to use Reasonable Efforts to cooperate in such process, as requested by Seller.

         6.10 Preservation of Books and Records; Access. For a period of seven years after the Closing Date, Buyer shall (a) preserve and retain the Records and all other corporate, accounting, legal, auditing and other books and records of the Companies (including any documents relating to any governmental or non-governmental actions, suits, proceedings or investigations) relating to the conduct of the business and operations of the Companies prior to the Closing Date and (b) cause the Companies to permit Seller and its authorized representatives to have reasonable access thereto on the same basis as applies to Buyer pursuant to Section 6.01 and to meet with employees of Buyer and the Companies on a mutually convenient basis in order to obtain additional information and explanations with respect to such books and records. Notwithstanding the foregoing, during such seven-year period, Buyer may dispose of any such Records that are offered to, but not accepted by, Seller.

         6.11 Further Assurances. At and after the Closing, Seller and Buyer will use Reasonable Efforts to take all appropriate action and execute any documents or instruments of any kind that may be reasonably necessary to effectuate the intent of this Agreement.

         6.12 Casualty Loss. If, after the date hereof and prior to the Closing Date, all or any part of the assets of the Companies or the Alba Companies shall be destroyed by explosion, fire or other casualty, and if the Closing occurs, Seller shall pay to Buyer at the Closing all sums paid to Seller or any of its Affiliates by third parties by reason of the destruction of such assets, and in addition, Seller shall, and shall ensure that its Affiliates shall, assign, transfer and set over unto Buyer all of the right, title and interest of Seller or the relevant Affiliate in and to any unpaid awards or other payments from third parties arising out of such destruction. Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of such destruction without the prior written consent of Buyer. Seller shall use its Reasonable Efforts to obtain payment from the relevant third party.

         6.13 Change of Name. Within 90 days following the Closing Date, Buyer shall cause the Companies to change their names and to cease using the letters "CMS" in their names or in any way in connection with the business of Buyer, the Companies or any of their Affiliates. Buyer shall protect, defend and indemnify Seller and its Affiliates from and against any Losses arising out of the use of the letters "CMS" as part of the name of any of the Companies or in connection with the Business after Closing.

         6.14 No Solicitation of Employees. Buyer shall, and shall cause its Affiliates, for two years from the date hereof, not to directly or indirectly solicit for employment or hire any employee of Seller or its Affiliates without Seller's prior written consent.

         6.15 Assignment of Contracts. On or before the Closing, Seller shall, or, if applicable, shall cause its Affiliates to, deliver to Buyer executed assignment and assumption agreements substantially in the form attached hereto as Schedule 6.15(a), pursuant to which Seller or, if applicable, its Affiliates, shall assign to the Companies all rights to the agreements listed on Schedule 6.15(b), and the Companies shall assume all obligations arising under such agreements.

         6.16 Bank Accounts. If permitted by the respective banks, on or before the Closing, Seller shall, or, if applicable, shall cause its Affiliates to, cause the "Authorized Drawers" to terminate their authority with respect to the bank accounts listed on Schedule 4.15 and, to execute such documents as Buyer may reasonably request in order to designate new Persons selected by Buyer as "Authorized Drawers" with respect to such bank accounts.

         6.17  Treatment of Certain Claims.

               (a) Seller shall retain responsibility and liability for, and shall prosecute, defend, arbitrate or otherwise pursue and resolve the matters listed as Claims 1, 3, 4 and 7 on Schedule 4.10 and shall be entitled to retain and receive the benefits of any counterclaims associated with any such claims. Furthermore, Seller shall retain responsibility and liability for, and shall prosecute, defend, arbitrate or otherwise pursue and resolve, the matter listed as Claim 5 on Schedule 4.10 but only to the extent claims described therein against the Companies are attributable to periods prior to and including the Measurement Date. After Closing, Buyer agrees to provide Seller with full cooperation and access to documents and personnel of the Companies and the Alba Companies as reasonably requested in connection with any of the foregoing Claims. After Closing, Buyer shall have the right to participate in the prosecution, defense, arbitration or other pursuit or resolution of such matters at its own expense.

               (b) Subject to Section 10.01(b)(vi), Buyer shall assume responsibility and liability for, and shall prosecute, defend, arbitrate or otherwise pursue and resolve, the matter listed as Claim 2 on Schedule 4.10. Seller agrees to provide Buyer with full cooperation and access to documents and personnel as reasonably requested in connection with such matter. Seller shall have the right to participate in the prosecution, defense, arbitration or other pursuit or resolution of such matters at its own expense. Buyer shall not voluntarily compromise or settle such matter without the prior written consent of Seller, which shall not be unreasonably withheld.

               (c) Claims 5, 6 and 8 shall be handled in accordance with the applicable provisions of Article VII.

         6.18  Notices. Seller will deliver the notices described in matter 6 on
Schedule 4.13 prior to Closing.

         6.19 HSR Filing. Each Party agrees to (or, if applicable, to cause its appropriate Affiliate to), (a) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and to pay any fees it is required to pay with respect thereto as promptly as practicable and in any event within 10 Business Days of the date of this Agreement, (b) if the Federal Trade Commission or the Department of Justice, as applicable, issues a request for additional documentary material and information pursuant to the HSR Act (a "SECOND REQUEST") in connection with the transactions contemplated by this Agreement, respond to the Second Request as promptly as possible and, in any event, certify compliance with the Second Request within 60 days of the date of issue of the Second Request and (c) complete the review process under the HSR Act to permit the consummation of the transactions contemplated by this Agreement including causing the expiration or termination of the applicable waiting periods under the HSR Act as soon as possible.

         6.20 JOA Election. Seller agrees to use Reasonable Efforts to obtain consents from the current parties to the Alba JOA to file a protective election (in a form to be provided by Buyer) under Section 761 of the Code, reconfirming their intent, as expressed in the Alba JOA, to be excluded from the provisions of Subchapter K of the Code; provided, however, that the obtaining of such consents shall not be a condition to Buyer's obligation to proceed with the Closing under Section 8.02.

                                   ARTICLE VII
                                   TAX MATTERS

         7.01  Preparation and Filing of Tax Returns.

               (a) Seller shall prepare all Tax Returns, other than U.S. Tax Returns, for the Companies and the Alba Companies to be filed for calendar year 2001 in accordance with all relevant Laws, including those Tax Returns for which the due date is after the Closing. At least 30 days prior to the due date (including extensions) of each such Tax Return, Seller shall deliver to Buyer for Buyer's review a copy of such Tax Return. If the amount of Tax shown to be due on such Tax Return exceeds the amount reflected as a liability for such Tax on the Settlement Statement, Seller shall pay to Buyer the amount of such excess Tax not less than five days prior to the due date of such Tax Return, or if the amount of Tax shown to be due on such Tax Return is less than the amount reflected as a liability for such Tax on the Settlement Statement, Buyer shall pay to Seller the difference not less than five days prior to the due date of such Tax Return. Buyer shall cause the Companies and the Alba Companies to file timely such Tax Return with the appropriate Governmental Authority and to pay timely the amount of Taxes shown to be due on such Tax Return. Buyer shall prepare all Tax Returns of the Companies and the Alba Companies for calendar year 2002, although it is understood that Seller shall prepare any Tax Return required to be filed between the date of this Agreement and Closing as necessary. Buyer shall be responsible for all Taxes of the Companies and the Alba Companies for calendar year 2002. However, it is expressly understood that Seller shall be liable for all Taxes associated with the transactions contemplated by this Agreement.

               (b) Any Tax Return to be prepared pursuant to the provisions of this Article VII shall be prepared in a manner consistent with practices followed in prior years which are in accordance with applicable Laws, except for changes required by changes in Law.

               (c) Seller shall cause the Companies and the Alba Companies not to make, revoke or amend any Tax election that would affect the period after the Closing (other than any election that must be made periodically and that is made consistently with past practice) without the prior consent of Buyer.

               (d) The Buyer Indemnified Parties shall not take any action, or allow the Companies or the Alba Companies to take any action, on or after the Closing Date, that would increase the liability of Seller or its direct or indirect shareholders for Taxes during the period of time prior to or ending on the Closing Date; provided, however, that nothing in this Section 7.01(d) shall prevent the Buyer Indemnified Parties from making any election under Sections 754 or 761 of the Code, and Seller shall consent to and cooperate with the Buyer Indemnified Parties in making any such Section 754 elections for periods beginning on or after January 1, 2002.

               (e) Seller shall be responsible for any Transfer Taxes.

               (f) The Adjusted Purchase Price shall be allocated among the assets of the Companies and the Alba Companies in the manner required by Section 1060 of the Code. To facilitate such allocation, Buyer shall deliver to Seller, not later than December 1, 2001, a schedule setting forth Buyer's proposed allocation of the Base Purchase Price. Buyer and Seller shall use Reasonable Efforts to agree upon a final allocation of the Adjusted Purchase Price, not later than 120 days after Closing. Buyer and Seller shall timely file IRS Form 8594 with respect to the transactions contemplated by this Agreement.

               (g) For U.S. Tax purposes, Seller intends to effect a liquidation or deemed liquidation of CMS International prior to the Closing Date such that, for U.S. Tax purposes, the transactions contemplated by this Agreement will be a sale of assets by Seller on the Closing Date. Buyer and Seller acknowledge that, for U.S. Tax purposes, the transactions contemplated by this Agreement are treated as closed and completed on the Closing Date, and that all items determined by reference to dates other than the Closing Date are for administrative convenience and shall be treated for U.S. Tax purposes, if applicable, as adjustments to the Purchase Price, and the Parties agree to file their respective U.S. Tax Returns in a manner consistent with this treatment. For U.S. Tax purposes, Buyer and Seller shall report their respective allocable shares of the items of income, gain, loss, deduction and credit of the Alba Companies based on an interim closing of the books as of January 3, 2002.

         7.02  Access to Information.

               (a) After the Closing, Seller shall grant to Buyer (or its designees) access at all reasonable times to all of the information, books and records relating to the Companies or the Alba Companies within the possession of Seller (including work papers and correspondence with taxing authorities), and shall afford Buyer (or its designees) the right (at Buyer's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Buyer (or its designees) to prepare Tax Returns, to conduct negotiations with Tax authorities or to defend claims made by Tax authorities or by third parties, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.

               (b) After the Closing, Buyer shall grant or cause the Companies and the Alba Companies to grant to Seller (or its designees) access at all reasonable times to all of the information, books and records relating to the Companies and the Alba Companies within the possession of Buyer, the Companies or the Alba Companies (including work papers and correspondence with Tax authorities), and shall afford Seller (or its designees) the right (at Seller's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Seller (or its designees) to prepare Tax Returns, to conduct negotiations with Tax authorities, to defend claims made by Tax authorities or third parties, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.

               (c) Each of the Parties will preserve and retain all schedules, work papers and other documents relating to any Tax Returns of or with respect to the Companies or the Alba Companies or to any claims, audits or other proceedings affecting the Companies or the Alba Companies until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

         7.03 Indemnification by Seller. Seller hereby agrees to protect, defend, indemnify and hold harmless the Buyer Indemnified Parties, the Companies and the Alba Companies from and against, and agrees to pay (a) any Taxes (net of any realized Tax benefits associated therewith) of the Companies or the Alba Companies (but only in an amount proportional to Seller's direct or indirect interest in the relevant Alba Company for the period to which such Taxes relate) attributable to the time period prior to January 1, 2002 (including, for the avoidance of doubt, any Taxes of the Companies or the Alba Companies for the period prior to January 1, 2002 that are set forth on Schedule 4.14) but only to the extent such Taxes exceed the amount reserved for Taxes on the Settlement Statement, (b) any Taxes arising out of the transactions contemplated by this Agreement (including the transactions described in Section 6.08(a)), (c) any increase in Taxes of a Buyer Indemnified Party resulting from a breach by Seller of its representation in Section 4.14(j) or its covenant in Section 6.02(d) and
(d) any Taxes of any corporation (other than the Companies and the Alba Companies) that is or was an Affiliate of Seller at any time prior to January 1, 2002. Notwithstanding anything to the contrary in this Agreement, no claim for Taxes shall be permitted under this Section 7.03 unless such claim is first made before the expiration of the statute of limitations (including applicable extensions) for the taxable period to which the claim relates or if no such statute of limitations exists, prior to the date on which such claim is otherwise barred by law.

         7.04 Buyer Tax Indemnification. Subject to 7.03, Buyer agrees to protect, defend, indemnify and hold harmless the Seller Indemnified Parties from and against, and agrees to pay (a) any Taxes of the Companies or the Alba Companies attributable to the time period on or after January 1, 2002 excluding, for purposes of clarification, any Taxes arising out of the transactions contemplated by this Agreement and (b) any liability arising from a breach by Buyer of its covenants in Article VII.

         7.05  Tax Indemnification Procedures.

               (a) If a claim shall be made by any Tax authority that, if successful, would result in the indemnification of a Party under this Agreement (referred to herein as the "TAX INDEMNIFIED PARTY"), the Tax Indemnified Party shall promptly notify the party obligated under this Agreement to so indemnify (referred to herein as the "TAX INDEMNIFYING PARTY") in writing of such fact.

               (b) The Tax Indemnified Party shall take such action in connection with contesting such claim as the Tax Indemnifying Party shall reasonably request in writing from time to time, including the selection of counsel and experts and the execution of powers of attorney; provided that (i) within 30 days after the notice described in Section 7.05(a) has been delivered (or such earlier date that any payment of Taxes is due by the Tax Indemnified Party but in no event sooner than five days after the Tax Indemnifying Party's receipt of such notice), the Tax Indemnifying Party requests that such claim be contested, (ii) the Tax Indemnifying Party shall have agreed to pay to the Tax Indemnified Party all costs and expenses that the Tax Indemnified Party incurs in connection with contesting such claim, including reasonable attorneys' and accountants' fees and disbursements, and (iii) if the Tax Indemnified Party is requested by the Tax Indemnifying Party to pay the Tax claimed and sue for a refund, the Tax Indemnifying Party shall have advanced to the Tax Indemnified Party, on an interest-free basis, the amount of such claim. The Tax Indemnified Party shall not make any payment of such claim for at least 30 days (or such shorter period as may be required by applicable law) after the giving of the notice required by Section 7.05(a), shall give to the Tax Indemnifying Party any information reasonably requested relating to such claim, and otherwise shall cooperate with the Tax Indemnifying Party in good faith in order to contest effectively any such claim.

               (c) Subject to the provisions of Section 7.05(b), the Tax Indemnified Party shall only enter into a settlement of such contest with the applicable taxing authority or prosecute such contest to a determination in a court or other tribunal of initial or appellate jurisdiction as instructed by the Tax Indemnifying Party.

               (d) If, after actual receipt by the Tax Indemnified Party of an amount advanced by the Tax Indemnifying Party pursuant to this Section 7.05, the extent of the liability of the Tax Indemnified Party with respect to the claim shall be established by the final judgment or decree of a court or other tribunal or a final and binding settlement with an administrative agency having jurisdiction thereof, the Tax Indemnified Party shall promptly repay to the Tax Indemnifying Party the amount advanced to the extent of any refund received by the Tax Indemnified Party with respect to the claim together with any interest received thereon from the applicable taxing authority and any recovery of legal fees from such taxing authority, net of any Taxes as are required to be paid by the Tax Indemnified Party with respect to such refund, interest or legal fees. Notwithstanding the foregoing, the Tax Indemnified Party shall not be required to make any payment hereunder before such time as the Tax Indemnifying Party shall have made all payments or indemnities then due with respect to the Tax Indemnified Party pursuant to this Agreement.

         7.06 Conflict. In the event of a conflict between the provisions of this Article VII and any other provisions of this Agreement, this Article VII shall control; provided, however, that any claims for indemnification for Taxes relating to Claim No. 2 on Schedule 4.10 shall be limited by Section 10.01(b)(vi).

         7.07 Mutual Cooperation. Seller on the one hand, and the Buyer and the Companies or the Alba Companies, on the other, shall reasonably cooperate with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies or the Alba Companies, including (a) preparation and filing of Tax Returns, (b) determining the liability and amount of any Taxes due or the right to and amount of any refund of Taxes, (c) examinations of Tax Returns and (d) any administrative or judicial proceedings in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include each Party's making all information and documents in its possession relating to the Companies or the Alba Companies available to the other Party and retaining all Tax Returns, schedules and work papers and all material records and other documents relating thereto, until the expiration of the applicable statute of limitations (including, to the extent notified by any Party, any extension thereof) of the Tax period to which such Tax Returns and other documents and information relate. Each of the Parties shall also make available to the other Party, as reasonably requested and available, personnel (including officers, directors, employees and agents) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceeding relating to Taxes. Each of the Parties shall exert all appropriate efforts to preserve the confidentiality of all non-public information and documents obtained or used in connection with such cooperation or assistance. Any Party requesting any such cooperation or assistance shall promptly reimburse any other Party providing any such cooperation or assistance for the reasonable expenses incurred by such other Party with respect thereto. Notwithstanding anything to the contrary in this Agreement, neither Seller nor Buyer shall be required to provide to the other party all or any portion of a U.S. consolidated federal income Tax Return filed by the respective consolidated group in which Seller or Buyer is included.

         7.08 Survival. The covenants of the Parties contained in this Article VII shall survive the Closing and shall continue in full force and effect until all applicable statutes of limitations, including waivers and extensions, have expired with respect to the matters addressed therein, and if no statute of limitations exists, until such matters are finally settled. Notwithstanding the foregoing, any such covenant as to which a bona fide claim relating thereto is asserted in writing (which states with specificity the basis therefor) during such survival period shall, with respect only to such claim, continue in force and effect beyond such survival period pending resolution of the claim.

         7.09 Withholding. Buyer shall be entitled to withhold from any payment made to Seller of the Adjusted Purchase Price and shall pay over to the appropriate Governmental Authority, the amount of any Taxes specifically required to be withheld from such payments pursuant to the Tax Settlement Agreement, if any such agreement is obtained, with the Republic of Equatorial Guinea.

                                  ARTICLE VIII
                               CLOSING CONDITIONS

         8.01 Conditions to Obligations of Seller. The obligations of Seller to proceed with the Closing are subject to the satisfaction at or prior to the Closing of all of the following conditions, any one or more of which may be waived in writing in whole or in part by Seller (which waiver shall be deemed to constitute a waiver of any liability Buyer may have under this Agreement with respect to the event or condition causing such condition not to be satisfied at the Closing):

               (a) Compliance. Buyer and Marathon shall have complied in all material respects with their covenants and agreements contained herein, and Buyer's and Marathon's representations and warranties contained herein, or in any certificate or similar instrument required to be delivered by or on behalf of Buyer and Marathon pursuant hereto, shall be true in all material respects on and as of the Closing Date, with the same effect as though made at such time;

               (b) Officers' Certificate. Seller shall have received certificates dated as of the Closing Date and signed by (i) a Director, President or Vice President of each of Buyer and Marathon, in his representative capacity, to the effect that the conditions specified in
         Section 8.01(a) have been fulfilled and (ii) the Secretary or Assistant Secretary of each of Buyer and Marathon, in his representative capacity, certifying the accuracy and completeness of the copies of, as well as the current effectiveness of, the resolutions to be attached thereto of the Board of Directors (or any committee thereof) of Buyer or Marathon, as applicable, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, as well as to the incumbency of the officers executing this Agreement on behalf of Buyer or Marathon, as applicable, and any documents to be executed and delivered by Buyer or Marathon, as applicable, at the Closing;

               (c) No Orders. No order, writ, injunction or decree shall have been entered and be in effect by any court of competent jurisdiction or any governmental or regulatory instrumentality or authority, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated hereby;

               (d) No Suits. No suit or other proceeding shall be pending or threatened by any third party before any court or governmental agency seeking to restrain or prohibit or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement;

               (e) Legal Opinion. Seller shall have received legal opinions addressed to it from legal counsel of Buyer and of Marathon in the forms attached hereto as Schedules 8.01(e)(i) and 8.01(e)(ii), to the effect that this Agreement, and all other Closing documents, have been duly authorized by Buyer or Marathon, as applicable;

               (f) Tax Settlement Agreement. Seller shall have received from the government of the Republic of Equatorial Guinea an executed statement ("TAX SETTLEMENT AGREEMENT") in form satisfactory to the Seller stating that the Tax liabilities (if any) of the Seller, the Companies and the Alba Companies with respect to the transactions contemplated by this Agreement have been settled in full and no additional Taxes are owed with respect to such transactions.

               (g) Approvals. All Approvals (without any adverse conditions or obligations) and waivers of preferential purchase and similar rights of third parties in connection with the transactions contemplated by this Agreement listed on Schedule 8.01(g) and all other Approvals required by Law shall have been satisfied or obtained.

         8.02 Conditions to Obligations of Buyer. The obligations of Buyer to proceed with the Closing are subject to the satisfaction at or prior to the Closing of all of the following conditions, any one or more of which may be waived in writing in whole or in part by Buyer (which waiver shall be deemed to constitute a waiver of any liability Seller may have under this Agreement (other than liability for matters specified in a duly delivered Breach Notice) with respect to the event or condition causing such condition not to be satisfied at the Closing):

               (a) Compliance. Seller and Enterprises shall have complied in all material respects with their covenants and agreements contained herein, and Seller's and Enterprises' representations and warranties contained herein or in any certificate or similar instrument required to be delivered by or on behalf of Seller and Enterprises pursuant hereto, shall be true and correct in all material respects on and as of the Closing Date, with the same effect as though made at such time except to the extent Seller has been unable to cure a breach identified by Buyer in a Breach Notice; provided that if a representation or warranty is expressly made only as of a specific date, it need only be true and correct in all material respects as of such date; provided, however, that Buyer's right not to proceed with the Closing as a result of a breach of Seller's or Enterprises' representations and warranties shall only arise in the event that Buyer has a right to terminate this Agreement pursuant to
         Section 6.07; and provided, further, that any failure of Seller's or Enterprises' representations and warranties contained herein to be true and correct or any breach of compliance by Seller or Enterprises with its covenants herein, in either case, due solely to the exercise of the Block D Rights of First Refusal and Seller's compliance therewith shall be disregarded for purposes of this Section 8.02;

               (b) Officers' Certificate. Buyer shall have received a certificate dated as of the Closing Date and signed by (i) the Director, President or Vice President of each of Seller and Enterprises, in his representative capacity, to the effect that the conditions specified in Section 8.02(a) have been fulfilled and (ii) the Secretary or Assistant Secretary of each of Seller and Enterprises, in his representative capacity, certifying the accuracy and completeness of the copies of, as well as the current effectiveness of, the resolutions to be attached thereto of the Board of Directors (or any committee thereof) of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, as well as to the incumbency of the officers executing this Agreement on behalf of Seller and any documents to be executed and delivered by Seller at the Closing;

               (c) Resignations. Seller shall have delivered to Buyer (i) resignations substantially in the form attached hereto as Schedule 8.02(c), effective as of the Closing Date, of all of the members of the boards of directors (or similar governing bodies), all officers of the Companies and those members of the boards of directors and officers of the Alba Companies appointed by Seller or its Affiliates, and (ii) appointments, in a form reasonably satisfactory to Buyer, appointing Buyer's designees to the vacant positions created by such resignations;

               (d) No Orders. No order, writ, injunction or decree shall have been entered and be in effect by any court of competent jurisdiction or any governmental or regulatory instrumentality or authority, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated hereby;

               (e) No Suits. No suit or other proceeding shall be pending or threatened by any third party before any court or governmental agency seeking to restrain or prohibit or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement;

               (f) Legal Opinion. Buyer shall have received legal opinions addressed to it from Seller's and Enterprises' legal counsel in the forms attached hereto as Schedule 8.02(f)(ii) and 8.02(f)(iii), to the effect that this Agreement, and all other Closing documents, have been duly authorized by Seller or Enterprises, as applicable and a legal opinion of Seller's Cayman Islands legal counsel in the form attached hereto as Schedule 8.02(f)(i) as to the effectiveness of the transfer of the Shares; and

               (g) Approvals. All Approvals (without any adverse conditions or obligations) and waivers of preferential purchase and similar rights of third parties in connection with the transactions contemplated by this Agreement listed on Schedule 8.02(g) and all other Approvals required by Law shall have been satisfied or obtained.

               (h) Methanol Closing. The closing of the transactions contemplated under the Share Purchase Agreement by and between CMS Methanol Company, Marathon and an Affiliate of Marathon, dated October 31, 2001 shall have occurred.

               (i) Casualty Loss. None of the Companies or the Alba Companies shall have experienced any casualty events between the Execution Date and the Closing Date resulting in Losses exceeding, in the aggregate, an amount equal to 5% of the Adjusted Purchase Price.

               (j) Bank Consent or Waiver. Seller shall have delivered to Buyer
         (i) a copy of the written consent of its lenders under the Credit Agreement (as defined in Schedule 4.03(a)) to the transactions contemplated hereby, (ii) a copy of a written waiver from such lenders of any rights with respect thereto under the Credit Agreement or (iii) a copy of a letter from such lenders indicating that the transactions contemplated hereby do not violate the Credit Agreement.

                                   ARTICLE IX
                                   TERMINATION

         9.01 Termination. This Agreement may be terminated in the following instances:

               (a) by Seller, if through no fault of Seller, the Closing does not occur on or before January 3, 2002 (or April 2, 2002, if the Closing is extended pursuant to Section 3.01);

               (b) by Buyer, if through no fault of Buyer, the Closing does not occur on or before (i) January 3, 2002 or (ii) April 2, 2002, if Seller has delivered the written undertaking referenced in Section 6.07 or if the Closing is extended pursuant to Section 3.01;

               (c) by Seller or Buyer, as applicable, in accordance with Section 6.07; or

               (d) at any time by the mutual written agreement of Buyer and Seller.

         9.02 Effect of Termination. The following provisions shall apply in the event of a termination of this Agreement:

               (a) If this Agreement is terminated by either Party for any reason except pursuant to an express right to do so set forth herein, the other Party shall be entitled to exercise all rights and remedies available at law or in equity as a result of such wrongful termination; provided in no event shall such other Party ever be entitled to any consequential or speculative damages including lost profits and, provided further, that if this Agreement is terminated by either Party due to the failure of the conditions to the obligations of such Party to close in Article VIII to be satisfied and the other Party has exercised Reasonable Efforts to satisfy such conditions, any recovery for claims arising in connection therewith shall be limited to actual out-of-pocket expenses actually incurred by the terminating Party in connection with this Agreement prior thereto. Upon termination of this Agreement by Seller pursuant to an express right to do so set forth herein, Seller shall be free to enjoy immediately all rights of ownership of the Shares and to sell, transfer, encumber and otherwise dispose of the Shares to any Party without any restriction under this Agreement.

               (b) Seller and Buyer hereby agree that the provisions of Sections 6.14, 9.02 and Articles X and XI shall survive any termination of this Agreement pursuant to the provisions of this Article IX.

                                    ARTICLE X
             INDEMNIFICATION; SCOPE OF REPRESENTATIONS; LIMITATIONS

         10.01 Indemnification.

               (a) Subject to the limitations of this Article X, Seller agrees to indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Indemnified Losses resulting from or arising out of any of the following:

                   (i) any breach of any of the representations and warranties of Seller contained in this Agreement or in any instrument executed pursuant hereto;

                   (ii) any breach of any covenant of Seller contained in this
               Agreement; and

                   (iii) out-of-pocket costs incurred by Buyer in prosecuting, defending, arbitrating or otherwise pursuing and resolving the matter listed as Claim 2 on Schedule 4.10.

               (b) Notwithstanding anything to the contrary in Section 10.01(a), in no event shall any amounts be recovered from Seller or any of its
         Affiliates:

                   (i) relating to any breach of a representation or warranty or covenant by Seller of which Buyer had Knowledge prior to the Closing Date and, with respect to such breach, Buyer failed to timely provide a Breach Notice to Seller in accordance with
               Section 6.07;

                   (ii) for any matter under Section 10.01(a) for which a
               written notice of claim specifying in reasonable detail the specific nature of and specific basis of the Losses and the estimated amount of such Indemnified Losses ("CLAIM NOTICE") is not delivered to Seller prior to the close of business on the day 24 months following the Closing Date, and the indemnities granted by Seller in Section 10.01(a) shall terminate on such date; provided, however, that such indemnities shall survive with respect only to the specific matter that is the subject of any Claim Notice delivered in good faith in compliance with the requirements of this Section 10.01(b)(ii) prior to such 24 month anniversary until the earlier to occur of (x) the date on which a final nonappealable resolution of the matter described in such Claim Notice has been reached or (y) the date on which the matter described in such Claim Notice has otherwise reached final resolution;

                   (iii) under Section 10.01(a) for any Tax Claim, Buyer's
               exclusive remedy for any Tax Claim being set forth in Article VII, which shall not be subject to any Deductible or maximum claim amount;

                   (iv) for any Indemnified Losses resulting from matters
               described in Section 10.01(a)(i) until the aggregate amount of Indemnified Losses incurred by the Buyer Indemnified Parties in respect of all matters giving rise to such Indemnified Losses exceeds US$2,000,000 (the "DEDUCTIBLE") in which event Seller will be obligated, subject to the other provisions of this
               Section 10.01(b), to indemnify the Buyer Indemnified Parties to the extent and only to the extent such Indemnified Losses exceed the Deductible;

                   (v) for any Indemnified Losses resulting from matters
               described in Section 10.01(a)(i) that in the aggregate exceed an amount equal to 20% of the Adjusted Purchase Price (including the Deductible); provided, however, that this Section 10.01(b)(v) shall not apply to Indemnified Losses arising from a breach of Seller's representations or warranties set forth in Sections 4.03, 4.06(e) or 4.06(f) or to actions grounded in fraud. For the avoidance of doubt, the limitation described in this Section 10.01(b)(v) permits a maximum possible recovery by Buyer under
               Section 10.01(a)(i) (other than Indemnified Losses arising from a breach of Seller's representations or warranties set forth in
               Section 4.03, 4.06(e) or 4.06(f) or actions grounded in fraud) of an aggregate amount equal to 20% of the Adjusted Purchase Price minus the Deductible;

                   (vi) for any Indemnified Losses resulting from matters
               described in Section 10.01(a)(iii) in excess of US$10,000,000;
               and

                   (vii) due to the failure of any representation or warranty of
               Seller contained herein to be true and correct or the breach by Seller of any covenant contained herein due solely to the Block D Rights of First Refusal or Seller's compliance therewith.

         In addition to the foregoing limitations of this Section 10.01(b), except for actions grounded in fraud, the maximum amount in the aggregate that the Buyer Indemnified Parties shall be able to recover from Seller or any of its Affiliates for any and all Indemnified Losses resulting from matters described in Section 10.01(a)(i) or 10.01(a)(iii) (including with respect to Sections 4.03, 4.06(e) and 4.06(f)), shall in no event exceed an amount equal to 100% of the Adjusted Purchase Price.

               (c) Subject to the limitations of this Article X, Buyer agrees to indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Indemnified Losses resulting from or arising out of any of the following:

                   (i) any breach of any of the representations and warranties of Buyer contained in this Agreement or in any instrument executed pursuant hereto;

                   (ii) any breach of any covenant of Buyer contained in this
               Agreement; and

                   (iii) any Third Party Claim in respect of the conduct of the
               Business or any part thereof, and any liability or obligation of the Companies that arises after the Closing Date including, but not limited to, all obligations to properly plug and abandon all wells now or hereafter located on the property subject to any Material Contracts (regardless of whether any such obligation to plug and abandon is attributable to periods of time prior to or after the Closing Date) and the obligation to pay all costs and expenses incurred with respect to the Business after the Closing Date, but only to the extent that such Third Party Claim did not result from the breach of a warranty or representation of Seller made pursuant hereto.

         Notwithstanding anything to the contrary contained in this Section 10.01(c), in no event shall any amounts be recovered from Buyer under this Section 10.01(c) for any Tax Claim, Seller's exclusive remedy with respect to Tax Claims being set forth in Article VII.

               (d) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Indemnified Losses include any exemplary, punitive, special, indirect, consequential, remote or speculative damages.

         10.02 Indemnification Procedures. Except for claims for indemnification pursuant to Section 10.01(a)(iii), which shall be resolved pursuant to Section 10.03, all claims for indemnification under Article X shall be asserted and resolved pursuant to this Section 10.02. Any Person claiming indemnification hereunder is hereinafter referred to as the "INDEMNIFIED PARTY" and any Person against whom such claims are asserted hereunder is hereinafter referred to as the "INDEMNIFYING PARTY." In the event that any Indemnified Losses are asserted against or sought to be collected from an Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a Claim Notice. The Indemnifying Party shall have 30 days from the personal delivery or receipt of the Claim Notice (the "NOTICE PERIOD") to notify the Indemnified Party (a) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Losses and (b) whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Losses; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses, the Indemnifying Party shall have the right to defend all appropriate proceedings, and with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third party Losses, or any cross-complaint against any Person. No claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party.

         10.03 Arbitration.

               (a) Any dispute between the Parties regarding Indemnified Losses resulting from or arising out of the matter described in Section 10.01(a)(iii) only and any claims by either Party for indemnification with respect thereto shall be settled exclusively by arbitration in Houston, Texas, by a sole arbitrator and in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

               (b) The arbitrator in such proceeding shall be a certified public accountant or petroleum engineer mutually agreeable to both Parties having a minimum of 10 years of experience in the oil and gas industry.

               (c) Except as otherwise provided in the second sentence of this
         Section 10.03(c), the fees and expenses of the arbitrator shall be borne equally by the Parties. Notwithstanding the foregoing, the decision of the arbitrator may include such award of the arbitrator's fees and expenses and of other costs and attorneys' fees as the arbitrator determines to be appropriate.

               (d) The award of the arbitrator shall be binding upon the Parties and final and nonappealable to the maximum extent permitted by applicable Law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

         10.04 Exclusive Remedy. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE REMEDIES SET FORTH IN THIS ARTICLE X AND ARTICLE VII, INCLUDING THE DEDUCTIBLES, LIABILITY LIMITS, SURVIVAL PERIODS, DISCLAIMERS AND LIMITATIONS ON SUCH REMEDIES, ARE INTENDED TO BE, AND SHALL BE, THE EXCLUSIVE REMEDIES WITH RESPECT TO ANY ASPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HEREBY RELEASES, WAIVES AND DISCHARGES, AND COVENANTS NOT TO SUE WITH RESPECT TO, ANY CAUSE OF ACTION OR CLAIM NOT EXPRESSLY PROVIDED FOR IN THIS AGREEMENT INCLUDING CLAIMS UNDER STATE OR FEDERAL SECURITIES LAWS, AVAILABLE AT COMMON LAW OR BY STATUTE (EXCLUDING FRAUD CLAIMS).

         10.05 Independent Investigation. Buyer acknowledges and affirms that
(a) it has had full access to the Data Room and the information contained in, or made available or provided with respect to materials contained in, the Data Room and has been provided access to the Material Contracts and the Other Contracts,
(b) provided Seller complies with Seller's obligations pursuant to Section 6.01, it has had access to the personnel, officers, professional advisors, operations and Records of the Companies and (c) in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied on the representations, warranties, covenants and agreements of Seller set forth in this Agreement and in the certificate provided for in Section 8.02(b), and other than such reliance, it has relied solely on the basis of its own independent investigation, analysis and evaluation of the Companies and their assets (including Buyer's own estimate and appraisal of the extent and value of the Companies' hydrocarbon reserves, pipelines and undeveloped properties), business, financial condition, operations and prospects.

         10.06 Scope of Representations. Except to the extent expressly set forth in this Agreement, Seller makes no representations or warranties whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing) to Buyer. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, Seller makes no representation or warranty as to title to any of the assets or properties of the Companies or the Alba Companies and, with respect to any personal property and equipment included within such assets or properties, SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, AND OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS. Further, Seller makes no representations or warranties as to (i) the amounts of or values with respect to any hydrocarbon reserves attributable to the Companies, the Alba Companies or the Business or (ii) the results of the drilling of any wells prior to Closing.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.01 Confidentiality.

               (a) Until the Closing Date, the confidentiality of any data or information received by Buyer, its Affiliates and representatives regarding the Business and assets of the Companies and the Alba Companies shall be maintained by Buyer, its Affiliates and its representatives in accordance with the confidentiality provisions of the confidentiality agreement dated July 20, 2001 executed by Seller, CMS EG LTD and Buyer (the "CONFIDENTIALITY AGREEMENT"). Solely for the purposes of this Section 11.01(a), the Parties and their Affiliates agree to treat Seller, CMS EG LDC and CMS Alba as additional parties to the Confidentiality Agreement. From and after the Closing, Buyer shall have no further obligations under this Section 11.01(a) or the Confidentiality Agreement with respect to information relating to the Companies or the Alba Companies.

               (b) From and after the Closing, any data or information received at any time by Seller from Buyer and any data or information regarding the Companies and the Alba Companies, including data or information regarding their assets and operations, shall be maintained by Seller and its representatives in confidence for a period of 24 months from the Closing Date, except (i) to the extent necessary to resolve any matters relating to Governmental Authorities (including Tax controversies) or disputes with Buyer pursuant to this Agreement or
         (ii) if such information (x) is already in possession of the public or becomes available to the public, other than through the act or omission of Seller in violation of this Agreement; (y) is required to be disclosed under an applicable Law, order, decree, regulation or rule of
         (A) a governmental entity or court or (B) any regulatory entity, securities commission or stock exchange; or (z) is acquired independently and without a confidential restriction from a third party who represents that it has the right to disseminate it at the time it is acquired by Seller.

         11.02 Brokers. Regardless of whether the Closing shall occur, (a) Seller shall indemnify and hold harmless Buyer and the Companies and their Affiliates from and against any and all liability for any brokers' or finders' fees (and any court costs and attorneys' fees) arising with respect to brokers or finders retained or engaged by Seller or any of its Affiliates in respect of the transactions contemplated by this Agreement and (b) Buyer shall indemnify and hold harmless Seller and its Affiliates from and against any and all liability for any brokers' or finders' fees (and court costs and attorneys' fees) arising with respect to brokers or finders retained or engaged by Buyer or any of its Affiliates in respect of the transactions contemplated by this Agreement.

         11.03 Expenses. Except as specifically provided herein, each Party hereto shall pay all legal and other costs and expenses incurred by such Party or any of its Affiliates in connection with this Agreement and the transactions contemplated hereby.

         11.04 Notices. Any notice, request, instruction, correspondence or other communication to be given or made hereunder by either Party to the other (herein collectively called "NOTICE") shall be in writing and (a) delivered by hand, (b) mailed by certified mail, postage prepaid and return receipt requested, (c) sent by telecopier or (d) sent by Express Mail, Federal Express or other express delivery service, as follows:

               If to Seller, addressed to:

               CMS Oil and Gas Company
               1021 Main Street, Suite 2800
               Houston, Texas 77002-6606
               Attention:  William H. Stephens III
               Telephone:  (713) 651-1700
               Telecopier: (713) 230-7161

               If to Enterprises, addressed to:

               CMS Enterprises Company
               300 Town Center Drive, Suite 1100
               Fairlane Plaza South
               Dearborn, Michigan 48126
               Attention:  Belinda Foxworth
               Telephone:  313-436-9458
               Telecopier: 313-436-9225

               If to Buyer, addressed to:

               Marathon E.G. Holding Limited
               c/o Caledonian Bank & Trust Limited
               PO Box 1043
               George Town, Grand Cayman, British West Indies
               Attention:  Fiona M. Barrie
               Telephone:  345-949-0050
               Telecopier: 345-949-8062
               with a copy to:

               Marathon Oil Company
               5555 San Felipe Street
               Houston, Texas  77056-2799
               Attention:  Richard L. Horstman
               Telephone:  (713) 296-2500
               Telecopier: (713) 513-4172

Notice given by hand, Federal Express or other express delivery service or by mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All Notices by facsimile shall be confirmed promptly after transmission in writing by certified mail or personal delivery. No Notice shall be given to or by the Companies. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

         11.05 Governing Law. THE PROVISIONS OF THIS AGREEMENT, THE SCHEDULES HERETO AND THE DOCUMENTS DELIVERED PURSUANT HERETO SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS (EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER SUCH MATTERS TO THE LAWS OF ANOTHER JURISDICTION), EXCEPT TO THE EXTENT THAT SUCH MATTERS ARE MANDATORILY SUBJECT TO THE LAWS OF ANOTHER JURISDICTION PURSUANT TO THE LAWS OF SUCH OTHER JURISDICTION. THE PARTIES IRREVOCABLY CONSENT AND SUBMIT TO THE STATE AND FEDERAL COURTS IN THE STATE OF TEXAS AS THE EXCLUSIVE VENUE FOR ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT (EXCEPT FOR MATTERS SUBJECT TO RESOLUTION BY ERNST & YOUNG UNDER SECTION 2.05 OR SUBJECT TO ARBITRATION UNDER
SECTION 10.03).

         11.06 Waiver of Jury Trial. THE PARTIES VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY OF THE PARTIES HERETO. THE PARTIES HERETO HEREBY AGREE THAT THEY WILL NOT SEEK TO CONSOLIDATE ANY SUCH LITIGATION WITH ANY OTHER LITIGATION IN WHICH A JURY TRIAL HAS NOT OR CANNOT BE WAIVED. THE PROVISIONS OF THIS SECTION 11.06 HAVE BEEN FULLY NEGOTIATED BY THE PARTIES HERETO AND SHALL BE SUBJECT TO NO EXCEPTIONS.

         11.07 Entire Agreement; Amendments and Waivers. This Agreement, together with all Schedules hereto and the Confidentiality Agreement, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

         11.08 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party hereto prior to the Closing without the prior written consent of the other Party, except that Seller may assign all of its rights, benefits and obligations hereunder to an Affiliate without being released from its obligations hereunder. Except as expressly provided herein, nothing in this Agreement is intended to confer upon any Person other than the Parties and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

         11.09 Severability. If any one or more of the provisions contained in this Agreement or in any other document delivered pursuant hereto shall for any reason, be held to be invalid, illegal or unenforceable in any material respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such document.

         11.10 Headings and Schedules. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         11.11 Survival of Representations. The representations and warranties in this Agreement shall survive the Closing except for the representations and warranties of Seller, that shall terminate 24 months after the Closing.

         11.12 Time of the Essence. The Parties agree and acknowledge that time is of the essence of this Agreement.

         11.13 Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one agreement. The Parties hereto agree that any document or signature delivered by facsimile transmission shall be deemed an original executed document for all purposes hereof.

         11.14 No Third Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person, other than the Parties hereto (and Persons specifically granted indemnification rights hereunder), any rights or remedies with respect to the subject matter or any provision hereof.

      [Remainder of page intentionally left blank. Signature page follows.]

         IN WITNESS WHEREOF, the Parties have duly executed this Agreement the day and year first written above.

SELLER:                                CMS OIL AND GAS COMPANY



                                       By:  /s/ William H. Stephens III
                                           ------------------------------------
                                             William H. Stephens III
                                             Executive Vice President



BUYER:                                 MARATHON E.G. HOLDING LIMITED



                                       By:  /s/ J.F. Meara
                                           ------------------------------------
                                            J.F. Meara
                                            Director


                 [SIGNATURE PAGE 1 TO STOCK PURCHASE AGREEMENT]

         Marathon, in consideration of the premises, the agreements and the covenants contained herein, and the benefits it is deriving from the execution and delivery of this Agreement and the transactions contemplated hereby, the receipt and sufficiency of which is hereby acknowledged, hereby unconditionally and irrevocably guarantees payment to Seller and Enterprises and performance by Buyer of the obligations of Buyer under this Agreement (the "BUYER OBLIGATIONS"), subject to any defenses of Buyer under this Agreement (except those enumerated hereafter), but Marathon waives (i) any defense that may arise by reason of incapacity, lack of authority, invalidity, bankruptcy or insolvency of Buyer, (ii) any defense based on election of remedies, (iii) any requirement that Seller or Enterprises pursue or exhaust any remedy against Buyer or (iv) any defense based on or any right to consent to any amendment, waiver, modification or supplement of this Agreement or any provision hereof or of the Buyer Obligations. Marathon acknowledges and agrees that the guaranty set forth above is a guaranty of payment and performance and not merely a guaranty of collection, that Marathon is liable as a primary obligor and, except as provided in the first sentence of this paragraph, that the obligations of Marathon under the guaranty set forth above shall not be released, discharged or in any way affected by any circumstance or condition whatsoever that might otherwise constitute a legal or equitable defense or discharge of a guarantor, indemnitor or surety or that might otherwise limit recourse against Marathon under any applicable law. Should Seller or Enterprises be obligated by an reorganization, insolvency, bankruptcy or other law to repay to Buyer, Marathon or to any guarantor or surety or to any trustee, receiver or other representative of any of them, any amounts previously paid by Buyer or Marathon pursuant to this Agreement, then the guaranty of Marathon set forth above shall be reinstated in the amount of such repayments. Marathon consents to and agrees to be bound by the provisions of Articles VII, X and XI (as if it were Buyer) with respect to any claims under this guaranty.

                                       MARATHON OIL COMPANY


                                       By:  /s/ S. J. Lowden
                                          -------------------------------------
                                            S. J. Lowden
                                            Senior Vice President



                 [SIGNATURE PAGE 2 TO STOCK PURCHASE AGREEMENT]

         Enterprises, in consideration of the premises, the agreements and the covenants contained herein, and the benefits it is deriving from the execution and delivery of this Agreement and the transactions contemplated hereby, the receipt and sufficiency of which is hereby acknowledged, hereby unconditionally and irrevocably guarantees payment to Buyer and Marathon and performance by Seller of the obligations of Seller under this Agreement (the "SELLER OBLIGATIONS"), subject to any defenses of Seller under this Agreement (except those enumerated hereafter), but Enterprises waives (i) any defense that may arise by reason of incapacity, lack of authority, invalidity, bankruptcy or insolvency of Seller, (ii) any defense based on election of remedies, (iii) any requirement that Buyer or Marathon pursue or exhaust any remedy against Seller or (iv) any defense based on or any right to consent to any amendment, waiver, modification or supplement of this Agreement or any provision hereof or of the Seller Obligations. Enterprises acknowledges and agrees that the guaranty set forth above is a guaranty of payment and performance and not merely a guaranty of collection, that Enterprises is liable as a primary obligor and, except as provided in the first sentence of this paragraph, that the obligations of Enterprises under the guaranty set forth above shall not be released, discharged or in any way affected by any circumstance or condition whatsoever that might otherwise constitute a legal or equitable defense or discharge of a guarantor, indemnitor or surety or that might otherwise limit recourse against Enterprises under any applicable law. Should Buyer or Marathon be obligated by an reorganization, insolvency, bankruptcy or other law to repay to Seller, Enterprises or to any guarantor or surety or to any trustee, receiver or other representative of any of them, any amounts previously paid by Seller or Enterprises pursuant to this Agreement, then the guaranty of Enterprises set forth above shall be reinstated in the amount of such repayments. Enterprises consents to and agrees to be bound by the provisions of Articles VII, X and XI (as if it were Seller) with respect to any claims under this guaranty.

                                       CMS ENTERPRISES COMPANY


                                       By: /s/ Alan M. Wright
                                          -------------------------------------
                                            Alan M. Wright
                                            Executive Vice President and
                                            Chief Financial Officer



                 [SIGNATURE PAGE 3 TO STOCK PURCHASE AGREEMENT]

                           PURCHASE AND SALE AGREEMENT



                                 BY AND BETWEEN



                          CMS GAS TRANSMISSION COMPANY



                                       AND



                              MARATHON OIL COMPANY







                                OCTOBER 31, 2001

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I DEFINITIONS AND RULES OF CONSTRUCTION...............................1

   1.01   Definitions.........................................................1

   1.02   Construction........................................................6

ARTICLE II PURCHASE AND SALE..................................................6

   2.01   Transfer of Ownership Interest......................................6

   2.02   Purchase Price......................................................6

   2.03   Estimate of Working Capital.........................................7

   2.04   Working Capital Adjustments.........................................7

   2.05   Settlement Statement................................................7

ARTICLE III CLOSING...........................................................8

   3.01   Time and Place of Closing...........................................8

   3.02   Deliveries by Seller................................................8

   3.03   Deliveries by Buyer.................................................9

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER...........................9

   4.01   Existence and Qualification.........................................9

   4.02   Authority, Approval and Enforceability..............................9

   4.03   Capitalization of the AMPCO Companies..............................10

   4.04   No Conflicts.......................................................10

   4.05   Financial Statements...............................................11

   4.06   Material Contracts.................................................11

   4.07   Absence of Certain Changes.........................................12

   4.08   Employees..........................................................13

   4.09   Insurance..........................................................13

   4.10   Litigation.........................................................13

   4.11   Liability for Brokers' Fees........................................13

   4.12   Compliance with Laws...............................................13

   4.13   Consents and Preferential Rights....................................13

   4.14   Taxes...............................................................14

   4.15   Intellectual Property...............................................15

   4.16   Data Room and Information...........................................15

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER.............................15

   5.01   Corporate Existence and Qualification...............................15

   5.02   Authority, Approval and Enforceability..............................15

   5.03   No Default or Consents..............................................16

   5.04   Investment..........................................................16

   5.05   Financial Capacity..................................................16

   5.06   Liability for Brokers' Fees.........................................16

   5.07   No Knowledge of Seller's Breach.....................................16

ARTICLE VI COVENANTS OF SELLER AND BUYER......................................17

   6.01   Access..............................................................17

   6.02   Operation of Business...............................................17

   6.03   Satisfaction of Buyer's Conditions..................................19

   6.04   Press Releases......................................................19

   6.05   Insurance...........................................................19

   6.06   Satisfaction of Seller's Conditions.................................19

   6.07   Breach Notice.......................................................20

   6.08   Uncollected Accounts Receivable.....................................20

   6.09   Consents and Preferential Rights....................................20

   6.10   Preservation of Books and Records; Access...........................20

   6.11   Further Assurances..................................................20

   6.12   Casualty Loss.......................................................20

ARTICLE VII TAX MATTERS.......................................................21

   7.01   Preparation and Filing of Tax Returns...............................21

   7.02   Retention of Information............................................22

   7.03   Indemnification by Seller...........................................22

   7.04   Buyer Tax Indemnification...........................................22

   7.05   Tax Indemnification Procedures......................................23

   7.06   Mutual Cooperation..................................................23

   7.07   Survival............................................................24

   7.08   Conflict............................................................24

ARTICLE VIII CLOSING CONDITIONS...............................................24

   8.01   Conditions to Obligations of Seller.................................24

   8.02   Conditions to Obligations of Buyer..................................25

ARTICLE IX TERMINATION........................................................27

   9.01   Termination.........................................................27

   9.02   Effect of Termination...............................................27

ARTICLE X INDEMNIFICATION; SCOPE OF REPRESENTATIONS; LIMITATIONS..............28

   10.01    Indemnification...................................................28

   10.02    Indemnification Procedures........................................29

   10.03    Exclusive Remedy..................................................30

   10.04    Independent Investigation.........................................30

   10.05    Scope of Representations..........................................30

ARTICLE XI MISCELLANEOUS......................................................31

   11.01    Confidentiality...................................................31

   11.02    Brokers...........................................................31

   11.03    Expenses..........................................................31

   11.04    Notices...........................................................31

   11.05    Governing Law.....................................................32

   11.06    Waiver of Jury Trial..............................................32

   11.07    Entire Agreement; Amendments and Waivers..........................33

   11.08    Binding Effect and Assignment.....................................33

   11.09    Severability......................................................33

   11.10    Headings and Schedules............................................33

   11.11    Survival of Representations.......................................33

   11.12    Time of the Essence...............................................33

   11.13    Counterparts; Facsimile...........................................33

   11.14    No Third Party Beneficiaries......................................33


                                   SCHEDULES

1.01(a)        -      Knowledge of Persons of Buyer
1.01(b)        -      Knowledge of Persons of Seller
2.03(a)        -      Statement of Preliminary Working Capital Adjustment
2.03(b)        -      Estimate of Working Capital as of September 30, 2001
3.02(a)(i)     -      Form of Marketing Instrument of Conveyance
3.02(a)(ii)    -      Form of Services Instrument of Conveyance
4.05           -      Financial Statements
4.06(a)(i)     -      Material Contracts
4.06(a)(ii)    -      Pending Material Contracts
4.06(c)        -      Matters Relating to Material Contracts
4.08           -      Employees
4.09           -      Policies of Insurance
4.10           -      Claims and Litigation
4.12           -      Compliance with Law
4.13           -      Consents and Preferential Purchase Rights
4.14           -      Tax Matters
8.01(e)        -      Certain Approvals (Seller's Closing Conditions)
8.02(c)        -      Form of Resignation
8.02(f)        -      Certain Approvals (Buyer's Closing Conditions)

                           PURCHASE AND SALE AGREEMENT

         This PURCHASE AND SALE AGREEMENT (this "AGREEMENT"), executed as of October 31, 2001 (the "EXECUTION DATE"), is by and between CMS GAS TRANSMISSION COMPANY, a company formed under the laws of the State of Michigan ("SELLER"), and MARATHON OIL COMPANY, a corporation formed under the laws of the State of Ohio ("BUYER"). Seller and Buyer shall be referred to herein each as a "PARTY" and collectively as the "PARTIES."

                                    RECITALS

         A. Seller owns fifty percent (50%) of AMPCO Marketing, L.L.C., a limited liability company organized under the laws of the State of Michigan ("MARKETING"), and fifty percent (50%) of AMPCO Services, L.L.C., a limited liability company organized under the laws of the State of Michigan ("SERVICES" and, together with Marketing, the "AMPCO COMPANIES").

         B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of Seller's ownership interest in the AMPCO Companies, upon the terms and subject to the conditions contained herein.

         NOW, THEREFORE, in consideration of the premises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree, upon the terms and subject to the conditions contained herein, as follows:

                                   ARTICLE I
                      DEFINITIONS AND RULES OF CONSTRUCTION

       1.01 Definitions. Capitalized terms used herein shall have the meaning ascribed to them in this Article I unless such terms are defined elsewhere in this Agreement.

         "ACTUAL WORKING CAPITAL AMOUNT" shall have the meaning ascribed to such term in Section 2.05(e).

         "ADJUSTED PURCHASE PRICE" shall have the meaning ascribed to such term in Section 2.02.

         "AFFILIATE" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term "control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, fifty percent (50%) or more of the voting rights attributable to the shares of the controlled corporation, or with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person. The AMPCO Companies shall not be considered Affiliates of Buyer (or any of its Affiliates) or Seller (or any of its Affiliates), and neither Buyer (nor its Affiliates) nor Seller (nor its Affiliates) shall be considered Affiliates of either of the AMPCO Companies.

         "AGREEMENT" shall have the meaning ascribed to such term in the preamble.

         "AMPCO COMPANIES" shall have the meaning ascribed to such term in Recital A.

         "APPROVAL" shall mean an authorization, consent, approval or waiver of, clearance by, required notice to or registration or filing with, a Governmental Authority or other Person and the expiration or termination of all prescribed waiting or review periods with respect to any of the foregoing.

         "ASSOCIATES AGREEMENT" shall mean the Share Purchase Agreement dated October 31, 2001 pursuant to which, among other things, CMS Methanol Company has agreed to sell, and Marathon E.G. Holding Limited has agreed to purchase, CMS Methanol Company's right, title, and interest in and to Atlantic Methanol Associates LLC.

         "BASE PURCHASE PRICE" shall have the meaning ascribed to such term in
Section 2.02.

         "BREACH NOTICE" shall have the meaning ascribed to such term in Section 6.07.

         "BUSINESS" shall mean the business and operations of the AMPCO
Companies.

         "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a United States federal or Texas state banking holiday.

         "BUYER" shall have the meaning ascribed to such term in the preamble.

         "BUYER INDEMNIFIED PARTIES" shall mean Buyer, its Affiliates and their respective directors, officers, employees, agents and representatives.

         "CLAIM NOTICE" shall have the meaning ascribed to such term in Section 10.01(b)(ii).

         "CLOSING" shall have the meaning ascribed to such term in Section 3.01.

         "CLOSING DATE" shall have the meaning ascribed to such term in Section 3.01.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the applicable Treasury Regulations thereunder.

         "CONFIDENTIALITY AGREEMENT" shall have the meaning ascribed thereto in
Section 11.01.

         "CREDITORS' RIGHTS" shall have the meaning ascribed to such term in
Section 4.02.

         "DATA ROOM" shall mean that data room located in Houston, Texas, prepared by Seller to assist Persons interested in acquiring the AMPCO Companies with an evaluation of the AMPCO Companies.

         "DEDUCTIBLE" shall have the meaning ascribed to such term in Section 10.01(b)(iv).

         "DOLLARS," "US$" or "$" shall mean the lawful currency of the United States of America.

         "DUE DILIGENCE PERIOD" shall have the meaning ascribed to such term in
Section 6.01.

         "EXECUTION DATE" shall have the meaning ascribed to such term in the preamble.

         "FINANCIAL STATEMENTS" shall have the meaning ascribed to such term in
Section 4.05.

         "GAAP" shall mean generally accepted accounting principles in effect in the United States of America.

         "GOVERNMENTAL AUTHORITY" shall mean any government, governmental agency, authority, entity or instrumentality or any court thereof.

         "INDEMNIFIED LOSSES" shall mean any and all Losses reduced by any Tax benefit actually realized and by the amount of the amount of any insurance proceeds actually recovered from any Person that is not an Affiliate of any Person entitled to indemnification hereunder, but only to the extent that the Person entitled to indemnification did not negligently or intentionally take actions that materially exacerbated such Losses, provided that Indemnified Losses shall not include any Losses attributable to matters for which an adjustment to the Base Purchase Price has been made pursuant to Section 2.03 or 2.05.

         "INDEMNIFIED PARTY" shall have the meaning ascribed to such term in
Section 10.02.

         "INDEMNIFYING PARTY" shall have the meaning ascribed to such term in
Section 10.02.

         "INTELLECTUAL PROPERTY" shall mean all trademarks, service marks, trade names, patents, trade secrets and copyrights used by either of the Companies that, in each case, is material to the Business of either of the Companies.

         "INTERCOMPANY AGREEMENTS" shall have the meaning ascribed to such term in Section 4.06(a)(ix).

         "KNOWLEDGE" shall mean the actual knowledge of the persons listed in
Schedule 1.01(a), in the case of Buyer, and those listed on Schedule 1.01(b), in the case of Seller; provided, however, that such persons shall be assumed to have actual knowledge of items if there is persuasive evidence that such persons must have had knowledge by virtue of their respective roles and functions.

         "LAW" shall mean any constitution, statute, code, regulation, rule, injunction, judgment, order, decree, ruling (including any agreement with a Governmental Authority having the force of law), charge or other restriction of any applicable Governmental Authority.

         "LOSSES" shall mean all losses, costs, and expenses, including attorneys' fees and expenses; provided, however, that for the avoidance of doubt, any Losses suffered by either or both of the AMPCO Companies shall only constitute Losses to Buyer to the extent of the fifty percent (50%) ownership interest in the AMPCO Companies.

         "MARKETING" shall have the meaning given to such term in Recital A.

         "MARKETING INSTRUMENT OF CONVEYANCE" shall have the meaning ascribed to such term in Section 3.02(a)(i).

         "MARKETING MEMBERS' AGREEMENT" shall mean the Members' Agreement for Marketing effective December 22, 1998.

         "MATERIAL ADVERSE EFFECT" shall mean an adverse effect on the business, financial condition or assets of the AMPCO Companies that results in Losses to Buyer or the AMPCO Companies of

$1,000,000 or more, excluding matters (such as, without limitation, decreases in the prices received by Marketing for methanol) that are general, regional, industry-wide or economy-wide developments and excluding political events and conditions; provided, however, that for the avoidance of doubt Buyer shall be deemed to suffer Losses as a result of adverse effects on the AMPCO Companies to the extent of the percentage ownership interest in such Companies that is being acquired by Buyer.

         "MATERIAL CONTRACTS" shall have the meaning ascribed to such term in
Section 4.06(a).

         "MEASUREMENT DATE" shall mean 7:01 a.m. Equatorial Guinea time on January 1, 2002.

         "NOTICE" shall have the meaning ascribed to such term in Section 11.04.

         "NOTICE PERIOD" shall have the meaning ascribed to such term in Section 10.02.

         "PARTY" or "PARTIES" shall have the meaning ascribed to such term in the preamble.

         "PERMITTED ENCUMBRANCES" shall mean (i) the terms and conditions of the Material Contracts and the Pending Material Contracts, (ii) matters disclosed in any Schedule to this Agreement, (iii) sales contracts terminable without penalty upon no more than thirty (30) days' notice to the purchaser of methanol; (iv) materialman's, mechanic's, repairman's, employee's, contractor's, tax, and other similar liens or charges arising in the ordinary course of business for obligations that are not yet due; (v) easements, rights-of-way, servitudes, permits, surface leases and other rights of third parties in respect of surface operations, to the extent the same do not have a Material Adverse Effect on the conduct of the Business of the AMPCO Companies; (vi) rights reserved to or vested in a Governmental Authority having jurisdiction to control or regulate the Business of the AMPCO Companies in any manner whatsoever, and all Laws of such Governmental Authorities, and (vii) any other matters that do not materially interfere with the normal and ordinary course of the Business of the AMPCO Companies and that would not be considered material when applying general standards in the methanol industry.

         "PERSON" shall mean an individual, partnership, corporation, joint-venture, trust, estate, unincorporated organization or association or other legal entity.

         "PRELIMINARY WORKING CAPITAL AMOUNT" shall have the meaning ascribed to such term in Section 2.03.

         "REASONABLE EFFORTS" shall mean the taking by a Party of such action as would be in accordance with reasonable commercial practices as applied to the particular matter in question; provided, however, that such action shall not include the incurrence of unreasonable expense.

         "RECORDS" shall mean and include all originals and copies (except where the context indicates that only originals or copies are being referred to) of minute books, tax records, agreements, documents, computer files and tapes, maps, books, records, accounts and files of the AMPCO Companies relating to the AMPCO Companies and the Business.

         "SCHEDULE" shall mean any schedule attached to and made a part of this Agreement.

         "SELLER" shall have the meaning ascribed to such term in the preamble.

         "SELLER INDEMNIFIED PARTIES" shall mean Seller, its Affiliates and their respective directors, officers, employees, agents and representatives.

         "SERVICES" shall have the meaning given to such term in Recital A.

         "SERVICES INSTRUMENT OF CONVEYANCE" shall have the meaning ascribed to such term in Section 3.02(a)(ii).

         "SERVICES MEMBERS' AGREEMENT" shall mean the Members' Agreement for Services effective December 22, 1998.

         "SETTLEMENT STATEMENT" shall have the meaning ascribed to such term in
Section 2.05(a).

         "TAX" or "TAXES" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, premium windfall profits, environmental, customs duties, capital stock, capital gain, petroleum profits, value added, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, minimum, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

         "TAX CLAIM" shall mean any Losses arising out of a breach of the representations and warranties in Section 4.14 or any of the provisions of
Article VII.

         "TAX INDEMNIFIED PARTY" shall have the meaning ascribed to that term in
Section 7.05(a).

         "TAX INDEMNIFYING PARTY" shall have the meaning ascribed to that term in Section 7.05(a).

         "TAX ITEMS" shall have the meaning ascribed to that term in Section 4.14(a).

         "TAX RETURN" shall have the meaning ascribed to that term in Section 4.14(a).

         "THIRD PARTY CLAIM" shall mean any claim, action or proceeding made or brought by any Person who or that is not a Party or an Affiliate of the Party seeking indemnification.

         "TRANSFER TAXES" shall mean all transfer, sales, use, stamp, registration or other similar Taxes or fees resulting from the transactions contemplated by this Agreement.

         "UNCOLLECTED ACCOUNTS RECEIVABLE" shall have the meaning ascribed to such term in Section 2.05(b).

         "UPSTREAM AGREEMENT" shall mean the Stock Purchase Agreement dated October 31, by and between CMS Oil and Gas Company, CMS Enterprises Company, Marathon E.G. Holding Limited and Marathon.

         "WORKING CAPITAL" shall mean the combined total current assets, including inventory, less combined total current liabilities of the AMPCO Companies as defined by GAAP

       1.02 Construction.

              (a) All article, section, subsection, schedule and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.

              (b) The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

              (c) Unless the context of this Agreement clearly requires otherwise (i) the singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate, (ii) the words "includes" or "including" shall mean "including without limitation," (iii) the words "hereof," "hereby," "herein," "hereunder" and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and (iv) any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder.

              (d) Currency amounts referenced herein, unless otherwise specified, are in United States Dollars.

              (e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

              (f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. References to GAAP herein shall refer to such principles in effect in the United States of America as of the date of the statement to which such phrase refers.

                                   ARTICLE II
                                PURCHASE AND SALE

       2.01 Transfer of Ownership Interest. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer agrees to purchase all of Seller's right, title, and interest in and to the AMPCO Companies and to deliver payment for such interests as provided in Section 2.02, and Seller agrees to sell, assign and deliver to Buyer all of Seller's right, title, and interest in and to the AMPCO Companies, subject to the receipt of payment as provided in
Section 2.02.

       2.02 Purchase Price. The consideration to be paid by Buyer to Seller at Closing for interest in the AMPCO Companies shall be Ten Dollars ($10.00) (the "BASE PURCHASE PRICE") as adjusted by fifty percent (50%) of the Preliminary Working Capital Amount according to Section 2.04 (the Base Purchase price, as adjusted, shall be referred to herein as the "ADJUSTED PURCHASE PRICE"). In addition, if the Closing occurs later than January 3, 2002 pursuant to the provisions of Section 3.01, the Adjusted Purchase Price shall be increased by an amount equal to the capital contributions, if any, made by Seller to the AMPCO Companies on or after the Measurement Date and interest on the Adjusted Purchase Price from and including January 3, 2002 up to but excluding the Closing Date calculated at a per annum interest rate of five percent (5%).

       2.03 Estimate of Working Capital. Seller shall deliver to Buyer no later than five (5) Business Days prior to the Closing Date a statement setting forth Seller's reasonable estimate of the Working Capital of the AMPCO Companies as of the Measurement Date in the format set forth in Schedule 2.03(a) (the "PRELIMINARY WORKING CAPITAL AMOUNT"). Attached as Schedule 2.03(b) for illustrative purposes only is a completed statement setting forth the Working Capital of AMPCO Companies as of September 30, 2001. Such statement shall be accompanied by a worksheet setting forth in reasonable detail Seller's calculations used to estimate the Preliminary Working Capital Amount. Seller shall provide Buyer with reasonable access to the data used to prepare the Preliminary Working Capital Adjustment and the worksheet.

       2.04 Working Capital Adjustments. If the Preliminary Working Capital Amount is positive, Buyer shall pay Seller, at the Closing, in addition to the Base Purchase Price, an amount equal to fifty percent (50%) of such Preliminary Working Capital Amount. If the Preliminary Working Capital Amount is negative, the Base Purchase Price payment by Buyer to Seller pursuant to Section 2.02 shall be reduced by fifty percent (50%) of the amount of such Preliminary Working Capital Amount.

       2.05 Settlement Statement.

              (a) Within 120 days following the Closing Date, Seller and Buyer shall jointly prepare a statement (the "SETTLEMENT STATEMENT"), which shall provide the actual Working Capital of the AMPCO Companies as of the Measurement Date based on actual revenues earned and obligations incurred up to and including the Measurement Date, subject to the adjustment provided for in Section 2.05(b); provided, however, that for purposes of this Section 2.05 the value of the AMPCO Companies' inventory of methanol included in the determination of Working Capital shall be the value determined by multiplying the volume of methanol as of the Measurement Date as established by a review of the AMPCO Companies' records, by the U.S. average spot price for methanol on the Measurement Date as published in the bi-weekly DeWitt Methanol and Derivatives newsletter. The Settlement Statement shall also specify any adjustments to the Adjusted Purchase Price made pursuant to the last sentence of Section 2.02 if the Closing Date occurs after January 3, 2002.

              (b) Except for accounts receivable from Atlantic Methanol Associates LLC and Atlantic Methanol Production Company LLC or between the AMPCO Companies, any accounts receivable as of the Measurement Date that have not been collected (net of any payables due to any company as to which there is such an account receivable) as of the date of the Settlement Statement (the "UNCOLLECTED ACCOUNTS RECEIVABLE") shall be deemed to have zero value and will not be included in the Settlement Statement.

              (c) If Buyer and Seller shall be unable to agree on the Settlement Statement within 120 days after the Closing Date, the public accounting firm of Ernst & Young, or such other nationally recognized public accounting firm as is mutually acceptable to Buyer and Seller, shall be engaged to make its determination of any amounts in dispute (and only such amounts). Each Party shall bear and pay one-half of the fees and other costs charged by such accounting firm.

              (d) If any accounting firm is engaged as provided in Section 2.05(b), Seller and Buyer agree to provide such accounting firm with a detailed statement itemizing any amounts in dispute and all books, Records and other information relevant to the determination of the amounts in dispute. Such accounting firm shall be instructed to use a materiality standard as such firm may determine to be reasonable under the circumstances, in light of the cost to be incurred and the amounts at issue. Each Party shall each be permitted to provide expert testimony to such accounting firm supporting such Party's position, and such accounting firm shall take such testimony into account. Such accounting firm shall be instructed to make such calculations as soon as practicable. The final determination of any of the aforesaid disputed items pursuant to this Section 2.05(d) shall be binding on the Parties.

              (e) If the actual Working Capital of the AMPCO Companies on the Measurement Date as agreed by the Parties or determined by the aforementioned accounting firm (the "ACTUAL WORKING CAPITAL AMOUNT") differs from the Preliminary Working Capital Amount, then Buyer shall pay Seller, or Seller shall pay Buyer, as the case may be, by wire transfer in immediately available funds, within five (5) Business Days after final determination of the Actual Working Capital Amount, the sum of (i) fifty percent (50%) of the difference (whether positive or negative) between the Preliminary Working Capital Amount and the Actual Working Capital Amount and interest on such amount at a rate of eight percent (8%) per annum, compounded monthly, from the Closing Date to the date of payment.

                                  ARTICLE III
                                     CLOSING

       3.01 Time and Place of Closing. Subject to fulfillment or waiver of the conditions precedent specified in Sections 8.01 and 8.02, the consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas commencing at 8:00 a.m. local time (a) on January 3, 2002 (provided, however, that such date shall be extended (i) for any period of time that Seller is attempting to cure a breach in accordance with the provisions of Section 6.07 or (ii) for any period of time that the respective Affiliate of Seller has extended the date for closing the transactions contemplated by the Associates Agreement or the Upstream Agreement, in each case through and including, but no later than, April 2, 2002) or (b) on such other date as Buyer and Seller may mutually agree in writing. The date upon which the Closing occurs shall be referred to herein as the "CLOSING DATE."

       3.02 Deliveries by Seller.

              (a) Delivery of Documents. At the Closing, Seller shall deliver to
       Buyer:

                    (i) Two (2) originals of an assumption agreement duly
              executed by Seller in substantially the form attached hereto as Schedule 3.02(a)(i) with respect to the interest of Seller in and to Marketing (the "MARKETING INSTRUMENT OF
              CONVEYANCE");

                    (ii) Two (2) originals of an assumption agreement
              duly executed by Seller in substantially the form attached hereto as Schedule 3.02(a)(ii) with respect to the interest of Seller in and to Services (the "SERVICES INSTRUMENT OF CONVEYANCE"); and

                    (iii) All other documents, instruments and writings
              required to be delivered by Seller at the Closing pursuant to the terms of this Agreement.

              (b) Delivery of Records. On the Closing Date (or as soon thereafter as practicable), Seller shall deliver or cause to be delivered to Buyer all Records of the AMPCO Companies in Seller's possession, subject to the following provisions:

                    (i) Seller may retain the originals of all Records
              that contain information relating to the AMPCO Companies but principally relate to Seller or its Affiliates (with Buyer to receive copies thereof), and Seller may retain copies of all Records that contain information relating to Seller or its Affiliates but principally relate to the AMPCO Companies; and;

                    (ii) Seller may retain all Records prepared in
              connection with the sale of its interest in the AMPCO Companies, including offers received from prospective purchasers of such interests and any information relating to such offers, and need not deliver to Buyer or grant Buyer access to any such Records.

       3.03 Deliveries by Buyer. At the Closing, Buyer shall deliver to
Seller:

              (a) The Adjusted Purchase Price no later than 1:00 p.m., Houston time, on the Closing Date, by wire transfer of immediately available funds to an account designated by Seller;

              (b) Two (2) originals of the Marketing Instrument of Conveyance duly executed by Buyer;

              (c) Two (2) originals of the Services Instrument of Conveyance duly executed by Buyer; and

              (d) All other documents, instruments and writings required to be delivered by Buyer at the Closing pursuant to the terms of this Agreement.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

       Seller represents and warrants to Buyer as of the date hereof as follows:

       4.01 Existence and Qualification. Each of Seller and the AMPCO Companies is a corporation or company duly organized and validly existing under the laws of the State of Michigan. Each of Seller and the AMPCO Companies is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Each of the AMCPO Companies has all requisite power and authority to own, operate and lease its properties and to carry on the Business as presently conducted by it.

       4.02 Authority, Approval and Enforceability. Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement by Seller and the performance of the transactions contemplated hereby by Seller have been duly and validly approved by the Board of Directors of Seller and by all other corporate action, if any, necessary on behalf of Seller. This Agreement has been duly executed and delivered on behalf of Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity ("CREDITORS' RIGHTS"). At the Closing all documents required hereunder to be executed and delivered by Seller will have been duly authorized, executed and delivered by Seller and will constitute legal, valid and binding obligations of Seller, enforceable in accordance with their terms, subject to Creditors' Rights.

       4.03 Capitalization of the AMPCO Companies.

                     (a) The aggregate shareholders equity in Marketing as of
              September 30, 2001 was $24,982,704, as to $12,491,352 was
              allocable to Seller. Seller owns beneficially and of record fifty percent (50%) of the ownership interests in Marketing. Except as otherwise provided in the Marketing Members' Agreement, (i) the ownership interest of Seller in Marketing is free and clear of all mortgages, pledges, security interests, liens or encumbrances of any kind and are not subject to any agreements or understandings among any Persons with respect to the voting or transfer thereof, and (ii) there are no outstanding subscriptions, options, convertible securities, warrants, calls or other securities granting rights to purchase or otherwise acquire such ownership interest or any or any commitments or agreements of any character obligating Seller or Marketing to issue or transfer any ownership interest in Marketing.

                     (b) The aggregate shareholders equity in Services as of
              September 30, 2001 was $3,421,963, as to which $1,710,981.50 was allocable to Seller. Seller owns beneficially and of record fifty percent (50%) of the ownership interests in Services. Except as otherwise provided in the Services Members' Agreement, (i) the ownership interest of Seller in Services is free and clear of all mortgages, pledges, security interests, liens or encumbrances of any kind and are not subject to any agreements or understandings among any Persons with respect to the voting or transfer thereof and (ii) there are no outstanding subscriptions, options, convertible securities, warrants, calls or other securities granting rights to purchase or otherwise acquire such ownership interest or any commitments or agreements of any character obligating Seller or Services to issue or transfer any ownership interest in Services.

       4.04 No Conflicts. Except as provided in Schedule 4.13, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will:

                     (a) conflict with or result in a breach, default or
              violation of the articles of incorporation or other governing documents of Seller or either of the AMPCO Companies;

                     (b) conflict with or result in a breach, default or
              violation of, any material agreement, document, instrument, judgment, decree, order, governmental permit, certificate or license to which Seller or either of the AMPCO Companies is a party or is subject that would have a Material Adverse Effect; or

                     (c) result in the creation of any lien, charge or other
              encumbrance upon any of the properties or assets of either of the AMPCO Companies that would have a Material Adverse Effect.

       4.05 Financial Statements.

                     (a) Attached as Schedule 4.05 are the unaudited balance
              sheet of each of the AMPCO Companies as of September 30, 2001 and the related statements of income for the period then ended. Such balance sheets and statements of income fairly present in all material respects the financial position of the AMPCO Companies as of such date and the results of their respective operations for such period and have been prepared in accordance with GAAP, except that footnotes and related schedules otherwise required by GAAP have not been included with such unaudited financial statements.

                     (b) The financial statements referred to in clause(a) above are hereinafter referred to as the "FINANCIAL STATEMENTS."

       4.06 Material Contracts.

                     (a) Except as listed on Schedule 4.06(a) (collectively, the
              "MATERIAL CONTRACTS"), neither of the AMPCO Companies is a party to or bound by any lease, agreement or other contract of the type described below currently in effect (except for those entered into after the Execution Date and prior to the Closing in accordance with Section 6.02):

                            (i) any agreements whereby either of the AMPCO
                     Companies guarantees any material obligation of Seller, any of its Affiliates, or any other Person;

                            (ii) any employment agreements;

                            (iii) any agreement for capital expenditures or the
                     acquisition or construction of fixed assets that requires future payments in excess of $50,000 (or the equivalent in local currency);

                            (iv) any collective bargaining agreement with any
                     labor union;

                            (v) agreements, indentures or other instruments
                     relating to the borrowing, or the guarantee of any borrowing, by either of the AMPCO Companies;

                            (vi) any agreement for the purchase or sale of
                     natural gas, methanol, or associated products with a term of more than ninety (90) days;

                            (vii) any agreement for the sale of any asset (other
                     than sales of methanol or associated products in the ordinary course of business) of either of the AMPCO Companies for more than $250,000 (or the equivalent in local currency);

                            (viii) any agreement that constitutes a lease under
                     which either of the AMPCO Companies is the lessor or lessee of real or personal property, which lease (A) cannot be terminated without penalty upon not more than thirty (30) days notice and (B) involves an annual base rental in excess of $50,000 (or the equivalent in local currency) or whereby such a lease constitutes a capital lease for Tax or GAAP purposes;

                            (ix) any agreement with Seller or its Affiliates
                     relating to the provision of goods or services or the payment of funds or the advancing or borrowing of money (the "INTERCOMPANY AGREEMENTS");

                            (x) any agency, consultancy or similar agreement
                     requiring payment in excess of $50,000 per annum (or the equivalent in local currency);

                            (xi) any agreement concerning a partnership or joint
                     venture; or

                            (xii) any commodity futures agreement.

       Attached as Schedule 4.06(a)(ii) is a list of certain agreements that, as of the Execution Date, have not been executed and are under negotiation (the "PENDING MATERIAL CONTRACTS"). True and complete copies of each Pending Material Contract have been made available to Buyer, and the draft date of each such draft so made available is listed on Schedule 4.06(a)(ii).

              (b) True and complete copies of each Material Contract have been made available to Buyer.

              (c) To the Knowledge of Seller, except as set forth in Schedule 4.06(c), (i) each of the Material Contracts is in full force and effect, except to the extent that the failure to be in full force and effect would not have a Material Adverse Effect, and (ii) neither of the AMPCO Companies is in default with respect to any Material Contract other than exceptions to the foregoing that would not have a Material Adverse Effect.

       4.07 Absence of Certain Changes. Since the date of the September 30, 2001 Financial Statements, neither of the AMPCO Companies has:

              (a) transferred any of its assets, including any right under any lease or Material Contract or any proprietary right or other intangible asset, in each case having a value in excess of $100,000 except for fair consideration and in the ordinary course of business;

              (b) waived, released, canceled, settled or compromised any debt, claim or right having a value in excess of $100,000 in each case except in the ordinary course of business;

              (c) suffered (i) any damage, destruction or casualty of property if the anticipated cost to repair such property, after application of all insurance proceeds with respect thereto, exceeds $100,000 in the aggregate or (ii) any taking by condemnation or eminent domain of any of its property or assets having a historical cost or fair market value that exceeds $100,000;

              (d) conducted any of its affairs in a manner that is outside the ordinary course of business and inconsistent with its past practices; except for (i) any event described in any of Sections 4.07(a) through (c) hereof (disregarding the applicable dollar thresholds in any of such sections), (ii) as otherwise contemplated by this Agreement, or (iii) as results from announcements by Seller of intention to sell its ownership interest in the AMPCO Companies;

              (e) changed any accounting methods or principles used in recording transactions on the books of either Company or in preparing the financial statements of either Company other than as required by GAAP; or

              (f) entered into any contract committing itself with respect to any of the foregoing.

       4.08 Employees. Except as set forth on Schedule 4.08, (i) the AMPCO Companies have no employees, and (ii) the AMPCO Companies do not administer or sponsor any employee pension benefit plan or employee welfare benefit plan. For the purposes of this Section 4.08, an employee pension benefit plan includes any plan, fund or program providing either retirement income to employees, former employees or their beneficiaries or a deferral of income to employees, former employees or their beneficiaries beyond termination of employment. Also, for purposes of this Section 4.08, an employee welfare benefit plan includes any plan, fund or program providing employees, former employees or their beneficiaries with health, sickness, accident, disability, death, unemployment or other similar benefits.

       4.09 Insurance. Schedule 4.09 contains a list of all material policies of property damage, liability and other forms of insurance (other than officer's and director's liability policies) that cover occurrences as of, or claims made on, the date hereof and maintained by either of the AMPCO Companies or by Seller or any Affiliate thereof to the extent applicable to either of the AMPCO Companies.

       4.10 Litigation. Except for (a) claims listed in Schedule 4.10, (b) claims under worker's compensation and similar Laws, (c) routine claims for employee benefits and (d) claims for money damages alone of less than $250,000 (or the equivalent in local currency) in respect of any claim, there are no lawsuits, claims, arbitrative, governmental investigations or other legal proceedings pending or, to the Knowledge of Seller, threatened against either of the AMPCO Companies or otherwise relating to the conduct of the Business that would have a Material Adverse Effect.

       4.11 Liability for Brokers' Fees. Buyer will not directly or indirectly incur any liability or expense as a result of any undertakings or agreements of Seller or Seller's Affiliates for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

       4.12 Compliance with Laws. Except as listed in Schedule 4.12, neither of the AMPCO Companies has received any written notice of any violation of any applicable Law other than such violations as would not have a Material Adverse Effect. Except as would not have a Material Adverse Effect, (a) the AMPCO Companies are in compliance with all applicable Laws and (b) neither of the AMPCO Companies has entered into or agreed to any court decree or order or is subject to any judgment, decree or order relating to compliance with any applicable Laws.

       4.13 Consents and Preferential Rights. Except as disclosed in Schedule 4.13, (i) no consents are required to be obtained by Seller or either of the AMPCO Companies in connection with the transfer of Seller's ownership interest in the AMPCO Companies to Buyer, and (ii) there are no preferential purchase rights applicable to the transfer of Seller's ownership interest in the AMPCO Companies to Buyer.

       4.14 Taxes. Except as set forth on Schedule 4.14 or as would not otherwise have a Material Adverse Effect,

              (a) To the Knowledge of Seller, all returns, reports, declarations of estimated Tax of or with respect to any Tax that are required to be filed on or prior to the Closing with respect to the AMPCO Companies ("TAX RETURNS") have been or will be duly and properly filed, all items of income, gain, loss, deduction, credit, or other items ("TAX ITEMS") required to be included in each such Tax Return have been so included, and all such Tax Items and any other information provided in each such Tax Return are true, correct, complete, and in accordance with applicable Laws, and all such Tax Returns reflect all liabilities for Taxes for the periods covered by such returns, all Taxes shown as due on each such Tax Return have been or will be timely paid in full, no penalty, interest, or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax or any estimate relating to the Tax, and all Tax withholdings and deposit requirements imposed on or with regard to the AMPCO Companies have been satisfied in full in all respects.

              (b) There is no investigation or other proceeding pending with respect to the Companies for any Tax in any jurisdiction where the AMPCO Companies do not file Tax Returns.

              (c) There are no pending audits, assessments or claims for any Tax deficiency of the Companies. There are no pending claims for refund of any Tax for the AMPCO Companies.

              (d) There are no outstanding agreements, rulings, or requests for rulings applicable to any Tax that are, or if issued would be, binding upon the AMPCO Companies for any post-Closing period.

              (e) The AMPCO Companies do not have in force any waiver of any statute of limitations in respect of any Tax or any extension of time with respect to a Tax assessment or deficiency.

              (f) There are no liens for any Tax upon any of the assets of the AMPCO Companies except for liens for Taxes not yet due.

              (g) Except as reflected in the AMPCO Companies Tax Returns, there are no elections with respect to any Tax affecting the AMPCO Companies.

              (h) Any Tax required to be withheld by the AMPCO Companies and paid in connection with amounts paid or owing to any lender, creditor, employee, contractor, service provider, or any other Person has in fact been withheld and paid in full, and all Tax withholding, reporting, and payment obligations have been complied with in accordance with applicable Law.

              (i) Neither of the AMPCO Companies is party to, bound by, or has any obligation under any Tax sharing agreement, Tax indemnification agreement, or similar agreement.

              (j) Each of the AMPCO Companies is classified as a partnership pursuant to Treasury Regulation Section 301.7701-3.

       4.15 Intellectual Property. Each of the AMPCO Companies owns or has valid rights or licenses for all Intellectual Property used by it in the conduct of its Business and such rights shall not be adversely affected by the transactions contemplated under this Agreement.

       4.16 Data Room and Information. To Seller's Knowledge and except for (i) the Permitted Encumbrances (excluding item (i) of the definition of Permitted Encumbrances) and (ii) matters disclosed in any Schedule to this Agreement:

              (a) all material written data and written information of Seller the Companies relating to the Companies or the Business of the Companies in Seller's or the Companies' possession was contained in the Data Room or subsequently disclosed or made available to Buyer or Buyer's Affiliates (excluding any information described in Section 3.02(b)(ii); and

              (b) all written data and written information given to Buyer or Buyer's Affiliates in the Data Room or subsequently disclosed or made available by or on behalf of Seller concerning the Companies or the Business is believed by Seller (i) not to be misleading in any material respect, and (ii) to be accurate in all material respects when given and by reference to the facts existing at the time such information or data was created; provided that no representation or warranty is made or given as to the accuracy or completeness of any models, projections, opinions, interpretations, estimates or forecasts (whether contained in any third party document or otherwise) or any information or data contained in any of the foregoing.



                                   ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

       Buyer represents and warrants to Seller as of the date hereof as follows:

       5.01 Corporate Existence and Qualification. Buyer is a corporation duly incorporated and validly existing under the laws of the State of Ohio, and Buyer has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted.

       5.02 Authority, Approval and Enforceability. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement by Buyer and the performance of the transactions contemplated hereby by Buyer have been duly and validly approved by the Board of Directors of Buyer and by all other corporate action, if any, necessary on behalf of Buyer. This Agreement has been duly executed and delivered on behalf of Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, subject to Creditors' Rights. At the Closing, all documents required hereunder to be executed and delivered by Buyer will have been duly authorized, executed and delivered by Buyer and will constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their terms, subject to Creditors' Rights.

       5.03 No Default or Consents. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will:

              (a) conflict with or result in a breach, default or violation of the articles of incorporation or other governing documents of Buyer;

              (b) conflict with or result in a breach, default or violation of any material agreement, document, instrument, judgment, decree, order, governmental permit, certificate or license to which Buyer is a party or is subject; or

              (c) require Buyer to obtain or make any waiver, consent, action, approval clearance or authorization of, or registration, declaration or filing with, any Governmental Authority.

       5.04 Investment. Buyer is an accredited investor as defined in Regulation D of the United States Securities Act of 1933 and is acquiring Seller's ownership interest in the AMPCO Companies for its own account, for investment and not with a view to, or for offer or resale in connection with, a distribution thereof within the meaning of the Securities Act of 1933 or a distribution thereof in violation of any applicable securities laws. Buyer, together with its directors, executive officers and advisors, is familiar with investments of the nature of Seller's ownership interest in the AMPCO Companies and the Business, understands that this investment involves substantial risks, has adequately investigated the AMPCO Companies and the Business and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing Seller's ownership interest in the AMPCO Companies and is able to bear the economic risks of such investment.

       5.05 Financial Capacity. Buyer has cash on hand or financing commitments, copies of which are attached hereto as Schedule 5.05, that are sufficient to satisfy all of its obligations under this Agreement to be performed at the Closing. Buyer is not aware of any event or occurrence that would result in any of the conditions to its right to funds under such financing commitments not to be satisfied. Buyer will provide to Seller such documentation as Seller may reasonably request to confirm Buyer's financial capacity.

       5.06 Liability for Brokers' Fees. Seller will not directly or indirectly incur any liability or expense as a result of any undertakings or agreements of Buyer or Buyer's Affiliates for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

       5.07 No Knowledge of Seller's Breach. As of the Execution Date, Buyer has no Knowledge of any breach by Seller of Seller's representations and warranties hereunder.

                                   ARTICLE VI
                          COVENANTS OF SELLER AND BUYER

       6.01 Access.

              (a) During the period commencing with the Execution Date and ending at 5:00 p.m., local time, on November 30, 2001 (the "DUE DILIGENCE PERIOD"), Buyer shall have the right to conduct the investigation described in Section 6.01(b).

              (b) Upon reasonable notice from Buyer to Seller, Seller shall permit, and shall exercise its rights under the Marketing Members' Agreement and the Services Members' Agreement to cause the AMPCO Companies to permit, Buyer and its authorized employees, agents, accountants, legal counsel and other representatives to have reasonable access, at Buyer's sole expense, risk and cost, to the facilities, properties, personnel and Records of the AMPCO Companies (including all product sales, personnel-related documents and financial records and data of the AMPCO Companies) for the purpose of conducting an investigation of their financial condition, corporate status, business, properties and assets; provided however, that such investigation shall be conducted in a manner that does not interfere with normal operations of the AMPCO Companies.

              (c) Prior to Closing, (i) Buyer will not contact any employee of Seller, either of the AMPCO Companies, or any of their Affiliates, without first obtaining the approval of an authorized representative of Seller (not to be unreasonably withheld), and (ii) Seller will furnish, or exercise its rights under the Marketing Members' Agreement and the Services Members' Agreement to cause the AMPCO Companies to furnish, Buyer with such additional financial and operating data and other information pertaining to the AMPCO Companies and their assets and operations as Buyer may reasonably request; provided however that nothing in this Agreement shall obligate Seller to take any action that would disrupt the normal course of its or any of its Affiliate's, or either of the AMPCO Companies', business or violate the terms of any applicable Law or agreement to which it or any of its Affiliates or either AMPCO Company is a party or to which it or any of its Affiliates, either AMPCO Company or any of their assets are subject; and provided further, that the confidentiality of any data or information to which Buyer is given access shall be maintained by Buyer and its representatives in accordance with
       Section 11.01.

              (d) After the expiration of the Due Diligence Period and until Closing or termination of this Agreement, Buyer shall continue to have the right to conduct the investigation described in Section 6.01 to the extent necessary for the purposes of preparing for an orderly transition of ownership of the AMPCO Companies.

       6.02 Operation of Business.

              (a) Except (i) as contemplated in this Agreement, (ii) as otherwise consented to by Buyer in writing (which consent will not be unreasonably delayed, withheld or conditioned), (iii) as provided for in the Material Contracts, or (iv) for the execution by the AMPCO Companies of any Pending Material Contract (provided such Pending Material Contract is substantially in the form of the draft listed on Schedule 4.06(a)(ii)), from the Execution Date through the Closing Date, Seller will, to the extent of Seller's voting and other rights under the Marketing Members' Agreement and the Services Members'

       Agreement and the participation by representatives of Seller on the management committees of the AMPCO Companies, use Reasonable Efforts to cause each of the AMPCO Companies to:

                     (A) conduct its Business, in all material respects, in the ordinary course of business, consistent with past practices;

                     (B) use its Reasonable Efforts to comply in all material
              respects with all applicable Laws and use its Reasonable Efforts to maintain compliance in all material respects with all of its material agreements;

                     (C) continue its existing practices relating to the
              maintenance and operation of its assets;

                     (D) not directly or indirectly take any steps affecting or changing its capitalization;

                     (E) not merge into or with or consolidate with any other
              Person or acquire all or substantially all of the business or assets of any Person;

                     (F) not make any change in its governing documents;

                     (G) not purchase any securities of any Person except for
              short-term investments made in the ordinary course of business;

                     (H) not sell, lease or otherwise dispose of or grant rights in respect of any of its assets or properties that have a fair market value in excess of $1,000,000 (or the equivalent in local currency) (1) for less than fair market value and (2) other than in the ordinary course of business;

                     (I) not create, incur, assume or guarantee any long-term
              debt or capitalized lease obligation or, except in the ordinary course of business and consistent with past practices, incur or assume any short-term debt;

                     (J) not mortgage, pledge or subject to any lien, claim,
              encumbrances or security interest any of its assets, tangible or intangible, except for Permitted Encumbrances or other similar liens or encumbrances created in the ordinary course of business consistent with past practices;

                     (K) not take any action or enter into any commitment with
              respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization or other winding up of its Business;

                     (L) not grant any preferential right of purchase or similar consent right to the transfer or assignment of its Business or any of its assets;

                     (M) not take, or knowingly permit to be taken, any action
              in the conduct of the Business that would be contrary to or in breach of any of the terms or provisions of this Agreement; and

                     (N) not commit to do any of the foregoing.

              (b) In addition to the foregoing, from the Execution Date until the Closing or the termination of this Agreement, Seller agrees to keep Buyer reasonably apprised, from time to time, of any significant developments in the Business of the AMPCO Companies and to consult with Buyer with regard to such developments. To the extent any disruption occurs to the Business of the AMPCO Companies prior to Closing as a result of the announcement by Seller of its intention to sell its ownership interest in the AMPCO Companies, Seller agrees to use Reasonable Efforts to minimize such disruption.

              (c) Seller shall refrain and, to the extent of Seller's voting and other rights under the Marketing Members' Agreement and the Services Members' Agreement and the participation by representatives of Seller on the management committees of the AMPCO Companies, shall cause the AMPCO Companies to refrain from taking any action that would change the classification for U.S. income tax purposes of the AMPCO Companies as described in Section 4.14(j).

              (d) Seller shall refrain and, to the extent of Seller's voting and other rights under the Marketing Members' Agreement and the Services Members' Agreement and the participation by representatives of Seller on the management committees of the AMPCO Companies, shall cause the AMPCO Companies not to dividend, loan, or otherwise distribute money to or for the benefit of Seller at any time on or after the Measurement Date.

       6.03 Satisfaction of Buyer's Conditions. Seller will use its, and will, to the extent of Seller's voting and other rights under the Marketing Members' Agreement and the Services Members' Agreement and the participation by representatives of Seller on the management committees of the AMPCO Companies, cause each of the AMPCO Companies to use their, Reasonable Efforts to obtain the satisfaction of the conditions to the Closing set forth in Section 8.02 hereof.

       6.04 Press Releases. From the Execution Date through the Closing Date, subject to applicable securities law or stock exchange requirements, each Party shall promptly advise and consult with, and obtain the consent (which consent will not be unreasonably delayed, withheld or conditioned) of, the other Party before issuing, or permitting any of its directors, officers, employees, agents or its Affiliates to issue, any press release with respect to this Agreement or the transactions contemplated hereby.

       6.05 Insurance. Seller shall, to the extent of Seller's voting and other rights under the Marketing Members' Agreement and the Services Members' Agreement and the participation by representatives of Seller on the management committees of the AMPCO Companies, use its Reasonable Efforts to cause each of the AMPCO Companies to not voluntarily terminate and to maintain in force and effect through the Closing Date the insurance coverages set forth on Schedule
4.09 or to cause to be placed in force and effect comparable insurance coverage. Buyer acknowledges that no insurance coverage or policy maintained by Seller or its Affiliates will extend beyond the Closing for the benefit of the AMPCO Companies or Buyer.

       6.06 Satisfaction of Seller's Conditions. Buyer will use its Reasonable Efforts to obtain the satisfaction of the conditions to the Closing set forth in
Section 8.01 hereof.

       6.07 Breach Notice. If, prior to the Closing Date, Buyer obtains Knowledge of a breach of any of Seller's representations and warranties or of any of Seller's covenants contained in this Agreement, Buyer shall notify Seller in writing of such information (the "BREACH NOTICE") within five (5) Business Days of such discovery or the day prior to the Closing Date, whichever is earlier. The Breach Notice shall contain reasonable details regarding the alleged breach and Buyer's good faith estimate of the potential Losses associated with such breach. In the event the breach is of a magnitude such that Losses attributable to such breach (together with other such breaches discovered by Buyer with respect to which Buyer has delivered the requisite Breach Notices) are reasonably likely to exceed $13,000,000 and (x) Seller fails to deliver to Buyer a written undertaking within five Business Days of receipt of such Breach Notice that Seller intends to cure such breach prior to the Closing Date or (y) Seller delivers such written undertaking but fails to cure such breach prior to the Closing Date, (i) Buyer may terminate this Agreement upon written notice to Seller (provided that Buyer has timely given Seller the requisite Breach Notices) and (ii) Seller may terminate this Agreement upon written notice to Buyer.

       6.08 Uncollected Accounts Receivable. Following the Closing Date, Buyer will use its, and will, to the extent of Buyer's voting and other rights under the Marketing Members' Agreement and the Services Members' Agreement and the participation by representatives of Buyer on the management committees of the AMPCO Companies, cause the AMPCO Companies to use their, Reasonable Efforts to collect any Uncollected Accounts Receivable. If either of the AMPCO Companies receives all or any portion of any Uncollected Accounts Receivable, Buyer shall promptly pay to Seller, by wire transfer in immediately available funds to an account designated by Seller, fifty percent (50%) of such amounts received (net of any offsets for accounts payable used in the calculation of Uncollected Accounts Receivable) that are allocable to either of the AMPCO Companies.

       6.09 Consents and Preferential Rights. Seller will use Reasonable Efforts to obtain any consent listed in Schedule 4.13 prior to the Closing Date, and Buyer agrees to use Reasonable Efforts to cooperate in such process, as requested by Seller.

       6.10 Preservation of Books and Records; Access. For a period of seven (7) years after the Closing Date, Buyer shall (a) preserve and retain the Records and all other corporate, accounting, legal, auditing and other books and records of the AMPCO Companies (including any documents relating to any governmental or non-governmental actions, suits, proceedings or investigations) relating to the conduct of the business and operations of the AMPCO Companies prior to the Closing Date and (b) cause the AMPCO Companies to permit Seller and its authorized representatives to have reasonable access thereto on the same basis as applies to Buyer pursuant to Section 6.01 and to meet with employees of Buyer and the AMPCO Companies on a mutually convenient basis in order to obtain additional information and explanations with respect to such books and records. Notwithstanding the foregoing, during such seven-year period, Buyer may dispose of any such Records that are offered to, but not accepted by, Seller.

       6.11 Further Assurances. At and after the Closing, Seller and Buyer will use Reasonable Efforts to take all appropriate action and execute any documents or instruments of any kind that may be reasonably necessary to effectuate the intent of this Agreement.

       6.12 Casualty Loss. If, after the date hereof and prior to the Closing Date, all or any part of the assets of either of the AMPCO Companies shall be destroyed by explosion, fire or other

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
casualty, and if the Closing occurs, Seller shall pay to Buyer at the Closing all sums paid to Seller or any of its Affiliates by third parties by reason of the destruction of such assets. In addition, Seller shall, and shall ensure that its Affiliates shall, assign, transfer and set over unto Buyer all of the right, title and interest of Seller or the relevant Affiliate in and to any unpaid awards or other payments from third parties arising out of such destruction. Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of such destruction without the prior written consent of Buyer. Seller shall use its Reasonable Efforts to obtain payment from the relevant third party.

                                  ARTICLE VII
                                   TAX MATTERS

       7.01 Preparation and Filing of Tax Returns.

              (a) After the Closing Date, each of Seller and Buyer shall provide each other, and Buyer, to the extent of its voting and other rights under the Marketing Members' Agreement and the Services Members' Agreement and the participation by its representatives on the management committees of the AMPCO Companies, shall cause each of the AMPCO Companies to provide to Seller, such cooperation and information relating to the AMPCO Companies as may reasonably be requested in connection with filing any Tax Return or refund claim, determining any Tax liability or a right to a refund, conducting or defending any audit or other proceeding in respect of Taxes related to the business of the AMPCO Companies, or effectuating the terms of this Agreement. Buyer shall, to the extent of Buyer's voting and other rights under the Marketing Members' Agreement and the Services Members' Agreement and the participation by representatives of Buyer on the management committees of the AMPCO Companies, cause each of the AMPCO Companies to file timely with the appropriate taxing authority all Tax Returns required to be filed with respect to the AMPCO Companies following the Closing Date regardless of whether the subject of such Tax Returns relate partially or wholly to the time period prior to the Closing Date. Such Tax Returns shall be prepared in a manner consistent with practices and the Laws followed in prior years with respect to similar Tax Returns, except for changes required by changes in Law.

              (b) Buyer and Seller shall report their respective allocable shares of the items of income, gain, loss, deduction, and credit of the AMPCO Companies based on an interim closing of the books as of January 3, 2002.

              (c) Seller shall, to the extent of its voting and other rights under the Marketing Members' Agreement and the Services Members' Agreement and the participation by its representatives on the management committees of the AMPCO Companies, cause the AMPCO Companies not to make, revoke, or amend any Tax election that would affect the period after the Closing (other than any election that must be made periodically and that is made consistently with past practice) without the prior consent of Buyer.

              (d) The Buyer Indemnified Parties shall not take any action, and, to the extent of Buyer's voting and other rights under the Marketing Members' Agreement and the Services Members' Agreement and the participation by representatives of Buyer on the management committees of the AMPCO Companies, shall not allow either of the AMPCO Companies to take any action, on or after the Closing Date, that would increase the liability of the Seller or its direct or indirect shareholders for Taxes during the period of time prior to or ending on the Closing Date; provided, however, that nothing in this Section 7.01(d) shall prevent the Buyer Indemnified Parties from making any election under Section 754 of the Code. Seller shall consent to, and cooperate with the Buyer Indemnified Parties in making, any such Section 754 elections for periods beginning on or after January 1, 2002.

              (e) Seller shall be responsible for any Transfer Taxes, including the filing of any Tax Return with respect thereto.

              (f) The Adjusted Purchase Price shall be allocated in the manner required by Section 1060 of the Code. To facilitate such allocation, Buyer shall deliver to Seller, not later than December 1, 2001, a schedule setting forth Buyer's proposed allocation of the Base Purchase Price. Buyer and Seller shall work in good faith to agree upon a final allocation of the Adjusted Purchase Price not later than 120 days after Closing. Buyer and Seller shall timely file IRS form 8594 in accordance with such final allocation with respect to the transactions contemplated by this Agreement.

       7.02 Retention of Information. Each of the Parties will preserve and retain all schedules, work papers and other documents relating to any Tax Returns of or with respect to the AMPCO Companies or to any claims, audits or other proceedings affecting the AMPCO Companies until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

       7.03 Indemnification by Seller. Seller hereby agrees to protect, defend, indemnify and hold harmless the Buyer Indemnified Parties, and each of the AMPCO Companies from and against, and agrees to pay (a) any Taxes (net of any realized Tax benefits associated therewith) of the AMPCO Companies (but only in an amount proportional to Seller's direct or indirect interest in the relevant AMPCO Company for the period to which such Taxes relate) attributable to the time period prior to January 1, 2002 (including for the avoidance of doubt any Taxes of the AMPCO Companies for the period prior to January 1, 2002 that are set forth on Schedule 4.14), but only to the extent such Taxes exceed the amount reserved for such Taxes on the Settlement Statement, (b) any Taxes arising out of the transactions contemplated by this Agreement, (c) any increase in Taxes of a Buyer Indemnified Party resulting from a breach by Seller of its representations in Section 4.14(j) or its covenant in Section 6.02(c), and (d) any Taxes of any company (other than the AMPCO Companies) that is or was an Affiliate of Seller at any time prior to prior to January 1, 2002. Notwithstanding anything to the contrary in this Agreement, no claim for Taxes shall be permitted under this Section 7.03 unless such claim is first made before the expiration of the statute of limitations (including applicable extensions) for the taxable period to which the claim relates or, if no such statute of limitation exists, prior to the date on which such claim is otherwise barred by Law.

       7.04 Buyer Tax Indemnification. Buyer agrees to protect, defend, indemnify and hold harmless the Seller Indemnified Parties from and against, and agrees to pay (a) any Taxes of the AMPCO Companies (but only in an amount proportional to Seller's interest in the relevant AMPCO Company for the period to which such Taxes relate) attributable to the time period from and after January 1, 2002, excluding for purposes of clarification any Taxes arising out of the transactions contemplated by this Agreement, and (b) any liability arising from a breach by Buyer of its covenants in this Article VII.

       7.05 Tax Indemnification Procedures.

              (a) If a claim shall be made by any Tax authority that, if successful, would result in the indemnification of a Party under this Agreement (referred to herein as the "TAX INDEMNIFIED PARTY"), the Tax Indemnified Party shall promptly notify the party obligated under this Agreement to so indemnify (referred to herein as the "TAX INDEMNIFYING PARTY") in writing of such fact.

              (b) The Tax Indemnified Party shall take such action in connection with contesting such claim as the Tax Indemnifying Party shall reasonably request in writing from time to time, including the selection of counsel and experts and the execution of powers of attorney; provided that (i) within thirty (30) days after the notice described in Section 7.05(a) has been delivered (or such earlier date that any payment of Taxes is due by the Tax Indemnified Party but in no event sooner than five (5) days after the Tax Indemnifying Party's receipt of such notice), the Tax Indemnifying Party requests that such claim be contested, (ii) the Tax Indemnifying Party shall have agreed to pay to the Tax Indemnified Party all costs and expenses that the Tax Indemnified Party incurs in connection with contesting such claim, including reasonable attorneys' and accountants' fees and disbursements, and (iii) if the Tax Indemnified Party is requested by the Tax Indemnifying Party to pay the Tax claimed and sue for a refund, the Tax Indemnifying Party shall have advanced to the Tax Indemnified Party, on an interest-free basis, the amount of such claim. The Tax Indemnified Party shall not make any payment of such claim for at least thirty (30) days (or such shorter period as may be required by applicable law) after the giving of the notice required by Section 7.05(a), shall give to the Tax Indemnifying Party any information reasonably requested relating to such claim, and otherwise shall cooperate with the Tax Indemnifying Party in good faith in order to contest effectively any such claim.

              (c) Subject to the provisions of Section 7.05(b), the Tax Indemnified Party shall only enter into a settlement of such contest with the applicable taxing authority or prosecute such contest to a determination in a court or other tribunal of initial or appellate jurisdiction as instructed by the Tax Indemnifying Party.

              (d) If, after actual receipt by the Tax Indemnified Party of an amount advanced by the Tax Indemnifying Party pursuant to Section 7.05(b)(iii), the extent of the liability of the Tax Indemnified Party with respect to the claim shall be established by the final judgment or decree of a court or other tribunal or a final and binding settlement with an administrative agency having jurisdiction thereof, the Tax Indemnified Party shall promptly repay to the Tax Indemnifying Party the amount advanced to the extent of any refund received by the Tax Indemnified Party with respect to the claim together with any interest received thereon from the applicable taxing authority and any recovery of legal fees from such taxing authority, net of any Taxes as are required to be paid by the Tax Indemnified Party with respect to such refund, interest or legal fees. Notwithstanding the foregoing, the Tax Indemnified Party shall not be required to make any payment hereunder before such time as the Tax Indemnifying Party shall have made all payments or indemnities then due with respect to the Tax Indemnified Party pursuant to this Agreement.

       7.06 Mutual Cooperation. Seller and Buyer shall reasonably cooperate with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the AMPCO Companies, including (i) preparation and filing of Tax Returns, (ii) determining the liability and amount of any Taxes due or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceedings in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include each Party's making all information and documents in its possession relating to the AMPCO Companies available to the other Party and retaining all Tax Returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the applicable statute of limitations (including, to the extent notified by any Party, any extension thereof) of the Tax period to which such Tax Returns and other documents and information relate. Each of the Parties shall also make available to the other Party, as reasonably requested and available, personnel (including officers, directors, employees, and agents) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceeding relating to Taxes. Each of the Parties shall exert all appropriate efforts to preserve the confidentiality of all non-public information and documents obtained or used in connection with such cooperation or assistance. Any Party requesting any such cooperation or assistance shall promptly reimburse any other Party providing any such cooperation or assistance for the reasonable expenses incurred by such other Party with respect thereto. Notwithstanding anything to the contrary in this Agreement, neither Seller nor Buyer shall be required to provide to the other party all or any portion of a U.S. consolidated federal income Tax Return filed by the respective consolidated group in which Seller or Buyer is included.

       7.07 Survival. The covenants, representations and warranties of the Parties contained in this Article VII shall survive the Closing and shall continue in full force and effect until all applicable statutes of limitations, including waivers and extensions, have expired with respect to the matters addressed therein, and if no statute of limitations exists, forever thereafter. Notwithstanding the foregoing, any such representation or warranty as to which a bona fide claim relating thereto is asserted in writing (which states with specificity the basis therefor) during such survival period shall, with respect only to such claim, continue in force and effect beyond such survival period pending resolution of the claim.

       7.08 Conflict. In the event of a conflict between the provisions of this
Article VII and any other provisions of this Agreement, this Article VII shall control.

                                  ARTICLE VIII
                               CLOSING CONDITIONS

       8.01 Conditions to Obligations of Seller. The obligations of Seller to proceed with the Closing are subject to the satisfaction at or prior to the Closing of all of the following conditions, any one or more of which may be waived in writing in whole or in part by Seller (which waiver shall be deemed to constitute a waiver of any liability Buyer may have under this Agreement with respect to the event or condition causing such condition not to be satisfied at the Closing):

              (a) Compliance. Buyer shall have complied in all material respects with its covenants and agreements contained herein, and Buyer's representations and warranties contained herein, or in any certificate or similar instrument required to be delivered by or on behalf of Buyer pursuant hereto, shall be true in all material respects on and as of the Closing Date, with the same effect as though made at such time;

              (b) Officers' Certificate. Seller shall have received certificates dated as of the Closing Date and signed by (i) the Director, President, or Vice President of Buyer, in his or her representative capacity, to the effect that the conditions specified in Section 8.01(a) have been fulfilled and (ii) the Secretary or an Assistant Secretary of Buyer, in his or her representative capacity, certifying the accuracy and completeness of the copies of, as well as the current effectiveness of, the resolutions to be attached thereto of the board of directors (or any committee thereof) of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, as well as to the incumbency of the officers executing this Agreement on behalf of Buyer and any documents to be executed and delivered by Buyer at the Closing;

              (c) No Orders. No order, writ, injunction or decree shall have been entered and be in effect by any court of competent jurisdiction or any governmental or regulatory instrumentality or authority, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated hereby;

              (d) No Suits. No suit or other proceeding shall be pending or threatened by any third party before any court or governmental agency seeking to restrain or prohibit or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement; and

              (e) Approvals. All Approvals (without any adverse conditions or obligations) and waivers of preferential purchase and similar rights of third parties in connection with the transactions contemplated by this Agreement listed on Schedule 8.01(e) and all other Approvals required by Law shall have been satisfied or obtained.

              (f) Simultaneous Closing. The simultaneous closing of the transactions contemplated by (i) the Associates Agreement and (ii) the Upstream Agreement.

       8.02 Conditions to Obligations of Buyer. The obligations of Buyer to proceed with the Closing are subject to the satisfaction at or prior to the Closing of all of the following conditions, any one or more of which may be waived in writing in whole or in part by Buyer (which waiver shall be deemed to constitute a waiver of any liability Seller may have under this Agreement (other than liability for matters specified in a duly delivered Breach Notice) with respect to the event or condition causing such condition not to be satisfied at the Closing):

              (a) Compliance. Seller shall have complied in all material respects with its covenants and agreements contained herein, and Seller's representations and warranties contained herein or in any certificate or similar instrument required to be delivered by or on behalf of Seller pursuant hereto, shall be true and correct in all material respects on and as of the Closing Date, with the same effect as though made at such time except to the extent Seller has been unable to cure a breach identified by Buyer in a Breach Notice; provided that if a representation or warranty is expressly made only as of a specific date, it need only be true and correct in all material respects as of such date; provided, however, that Buyer's right not to proceed with the Closing as a result of a breach of Seller's representations and warranties shall only arise in the event that Buyer has a right to terminate this Agreement pursuant to Section 6.07.

              (b) Officers' Certificate. Buyer shall have received a certificate dated as of the Closing Date and signed by (i) a Director, President, or Vice President of Seller, in his or her representative capacity, to the effect that the conditions specified in Section 8.02(a) have been fulfilled and (ii) the Secretary or an Assistant Secretary of Seller, in his or her representative capacity, certifying the accuracy and completeness of the copies of, as well as the current effectiveness of, the resolutions to be attached thereto of the board of directors (or any committee thereof) of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, as well as to the incumbency of the officers executing this Agreement on behalf of Seller and any documents to be executed and delivered by Seller at the Closing;

              (c) Resignations. Seller shall have delivered to Buyer (i) resignations substantially in the form attached hereto as Schedule 8.02(c), effective as of the Closing Date, of all of the members of the management committees and officers of the AMPCO Companies nominated or appointed by Seller, and (ii) appointments, in a form reasonably satisfactory to Buyer, appointing Buyer's designees to the vacant positions created by such resignations (it being acknowledged that chairmanship of the management committees of the AMPCO Companies shall pass to a designees of Samedan of North Africa, Inc. following consummation of the transactions contemplated by this Agreement);

              (d) No Orders. No order, writ, injunction or decree shall have been entered and be in effect by any court of competent jurisdiction or any governmental or regulatory instrumentality or authority, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated hereby;

              (e) No Suits. No suit or other proceeding shall be pending or threatened by any third party before any court or governmental agency seeking to restrain or prohibit or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement;

              (f) Approvals. All Approvals (without any adverse conditions or obligations) and waivers of preferential purchase and similar rights of third parties in connection with the transactions contemplated by this Agreement listed on Schedule 8.02(f) and all other Approvals required by Law shall have been satisfied or obtained.

              (g) Simultaneous Closing. The simultaneous closing of the transactions contemplated by (i) the Associates Agreement and (ii) the Upstream Agreement.

                                   ARTICLE IX
                                   TERMINATION

       9.01 Termination. This Agreement may be terminated in the following instances:

              (a) by Seller, if through no fault of Seller, the Closing does not occur on or before January 3, 2002 (or on or before such later date if the Closing Date has been extended pursuant to Section 3.01 as a result of Seller's attempts to cure a breach pursuant to Section 6.07);

              (b) by Buyer, if through no fault of Buyer, the Closing does not occur on or before January 3, 2002 (or on or before such later date if the Closing Date has been extended pursuant to Section 3.01 as a result of Seller's attempts to cure a breach pursuant to Section 6.07);

              (c) by Seller or Buyer, as applicable, in accordance with Section 6.07; or

              (d) at any time by the mutual written agreement of Buyer and Seller.

       9.02 Effect of Termination. The following provisions shall apply in the event of a termination of this Agreement:

              (a) If this Agreement is terminated by either Party for any reason except pursuant to an express right to do so set forth herein, the other Party shall be entitled to exercise all rights and remedies available at law or in equity as a result of such wrongful termination; provided in no event shall such other Party ever be entitled to any consequential or speculative damages including lost profits and, provided further, that if this Agreement is terminated by either Party due to the failure of the conditions to the obligations of such Party to close in Article VIII to be satisfied and the other Party has exercised Reasonable Efforts to satisfy such conditions, any recovery for claims arising in connection therewith shall be limited to actual out-of-pocket expenses actually incurred by the terminating Party in connection with this Agreement prior thereto. Upon termination of this Agreement by Seller pursuant to an express right to do so set forth herein, Seller shall be free to enjoy immediately all rights of ownership in the AMPCO Companies and to sell, transfer, encumber and otherwise dispose of its ownership interest in the AMPCO Companies to any Party without any restriction under this Agreement.

              (b) Seller and Buyer hereby agree that the provisions of Section
       9.02 and Articles X and XI shall survive any termination of this Agreement pursuant to the provisions of this Article IX.

                                   ARTICLE X
             INDEMNIFICATION; SCOPE OF REPRESENTATIONS; LIMITATIONS

       10.01 Indemnification.

              (a) Subject to the limitations of this Article X, Seller agrees to indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Indemnified Losses resulting from or arising out of any of the following:

                     (i) any breach of any of the representations and warranties of Seller contained in this Agreement or in any instrument executed pursuant hereto; and

                     (ii) any breach of any covenant of Seller contained in this
              Agreement.

              (b) Notwithstanding anything to the contrary in Section 10.01(a), in no event shall any amounts be recovered from Seller or any of its
       Affiliates:

                     (i) relating to any breach of a representation or warranty by Seller or a covenant of Seller of which Buyer had Knowledge prior to the Closing Date and, with respect to such breach, Buyer failed to timely provide a Breach Notice to Seller in accordance with Section 6.07;

                     (ii) for any matter under Section 10.01(a) for which a
              written notice of claim specifying in reasonable detail the specific nature of and specific basis of the Losses and the estimated amount of such Indemnified Losses ("CLAIM NOTICE") is not delivered to Seller prior to the close of business on the day twenty-four (24) months following the Closing Date, and the indemnities granted by Seller in Section 10.01(a) shall terminate on such date; provided, however, that such indemnities shall survive with respect only to the specific matter that is the subject of any Claim Notice delivered in good faith in compliance with the requirements of this Section 10.01(b)(ii) prior to such twenty-four (24) month anniversary until the earlier to occur of
              (x) the date on which a final nonappealable resolution of the matter described in such Claim Notice has been reached or (y) the date on which the matter described in such Claim Notice has otherwise reached final resolution;

                     (iii) under Section 10.01(a) for any Tax Claim, Buyer's
              exclusive remedy for any Tax Claim being set forth in Article VII, which shall not be subject to any Deductible or maximum claim amount;

                     (iv) for any Indemnified Losses resulting from matters
              described in Section 10.01(a)(i) until the aggregate amount of Indemnified Losses incurred by the Buyer Indemnified Parties in respect of all matters giving rise to such Indemnified Losses exceeds $1,000,000 (the "DEDUCTIBLE") in which event Seller will be obligated, subject to the other provisions of this Section 10.01(b), to indemnify the Buyer Indemnified Parties to the extent and only to the extent such Indemnified Losses exceed the Deductible; and

                     (v) for any Indemnified Losses resulting from matters
              described in Section 10.01(a)(i) that in the aggregate exceed twenty percent (20%) of the

              Adjusted Purchase Price (including the Deductible); provided, however, that this Section 10.01(b)(v) shall not apply to Indemnified Losses arising from a breach of Seller's representations or warranties set forth in Section 4.03 or to actions grounded in fraud. For the avoidance of doubt, the limitation described in this Section 10.01(b)(v) permits a maximum possible recovery by Buyer under Section 10.01(a)(i) (other than Indemnified Losses arising from a breach of Seller's representations or warranties set forth in Section 4.03 or actions grounded in fraud) of an aggregate amount equal to twenty percent (20%) of the Adjusted Purchase Price minus the Deductible.

       In addition to the foregoing limitations of this Section 10.01(b), except for actions grounded in fraud, the maximum amount in the aggregate that the Buyer Indemnified Parties shall be able to recover from Seller or any of its Affiliates for any and all Indemnified Losses resulting from matters described in Section 10.01(a)(i) (including with respect to Sections 4.03) shall in no event exceed an amount equal to 100% of the Adjusted Purchase Price.

              (c) Subject to the limitations of this Article X, Buyer agrees to indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Indemnified Losses resulting from or arising out of any of the following:

                     (i) any breach of any of the representations and warranties of Buyer contained in this Agreement or in any instrument executed pursuant hereto;

                     (ii) any breach of any covenant of Buyer contained in this
              Agreement; and

                     (iii) any Third Party Claim in respect of the conduct of
              the Business or any part thereof, and any liability or obligation of either of the AMPCO Companies that arises after the Closing Date, including, but not limited to, the obligation to pay all costs and expenses incurred with respect to the Business after the Closing Date, but only to the extent that such Third Party Claim did not result from the breach of a representation or warranty of Seller made pursuant hereto.

       Notwithstanding anything to the contrary contained in this Section 10.01(c), in no event shall any amounts be recovered from Buyer under this Section 10.01(c) for any Tax Claim, Seller's exclusive remedy with respect to Tax Claims being set forth in Article VII.

              (d) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Indemnified Losses include any exemplary, punitive, special, indirect, consequential, remote or speculative damages.

       10.02 Indemnification Procedures. All claims for indemnification under this Section 10.02 shall be asserted and resolved pursuant to this Section
10.02. Any Person claiming indemnification hereunder is hereinafter referred to as the "INDEMNIFIED PARTY" and any Person against whom such claims are asserted hereunder is hereinafter referred to as the "INDEMNIFYING PARTY." In the event that any Indemnified Losses are asserted against or sought to be collected from an Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a Claim Notice. The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the "NOTICE PERIOD") to notify the Indemnified Party (a) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Losses and (b) whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Losses; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses, the Indemnifying Party shall have the right to defend all appropriate proceedings, and with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third party Losses, or any cross-complaint against any Person. No claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party.

       10.03 Exclusive Remedy. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE REMEDIES SET FORTH IN ARTICLE VII AND ARTICLE X, INCLUDING THE DEDUCTIBLES, LIABILITY LIMITS, SURVIVAL PERIODS, DISCLAIMERS AND LIMITATIONS ON SUCH REMEDIES, ARE INTENDED TO BE, AND SHALL BE, THE EXCLUSIVE REMEDIES WITH RESPECT TO ANY ASPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HEREBY RELEASES, WAIVES AND DISCHARGES, AND COVENANTS NOT TO SUE WITH RESPECT TO, ANY CAUSE OF ACTION OR CLAIM NOT EXPRESSLY PROVIDED FOR IN THIS AGREEMENT INCLUDING CLAIMS UNDER STATE OR FEDERAL SECURITIES LAWS, AVAILABLE AT COMMON LAW OR BY STATUTE (EXCLUDING FRAUD CLAIMS).

       10.04 Independent Investigation. Buyer acknowledges and affirms that (a) it has had full access to the Data Room and the information contained in, or made available or provided with respect to materials contained in, the Data Room, (b) provided Seller complies with Seller's obligations pursuant to Section 6.01, it has had access to the personnel, officers, professional advisors, operations and Records of the AMPCO Companies and (c) in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied on the representations, warranties, covenants and agreements of Seller set forth in this Agreement and in the certificate provided for in Section 8.02(b), and other than such reliance, it has relied solely on the basis of its own independent investigation, analysis and evaluation of the AMPCO Companies and their assets, business, financial condition, operations and prospects.

       10.05 Scope of Representations. Except to the extent expressly set forth in this Agreement, Seller makes no representations or warranties whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing) to Buyer. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, Seller makes no representation or warranty as to title to any of the assets or properties of the AMPCO Companies and, with respect to any personal property and equipment included within such assets or properties, SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, AND OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS.

                                   ARTICLE XI
                                  MISCELLANEOUS

       11.01 Confidentiality.

              (a) Until the Closing Date, all data or information received by Buyer or its Affiliates pursuant to this Agreement or in connection with the transactions contemplated thereby shall be subject to that certain confidentiality agreement countersigned on July 20, 2001 between the Buyer and Seller (the "CONFIDENTIALITY AGREEMENT"), the terms and conditions of which are hereby incorporated by reference as if Buyer were party to such agreement.

              (b) From and after the Closing, any data or information received at any time by Seller from Buyer and any data or information regarding the AMPCO Companies, including data or information regarding their assets and operations, shall be maintained by Seller and its representatives in confidence for a period of twenty-four (24) months from the Closing Date, except (i) to the extent necessary to resolve any matters relating to Governmental Authorities (including Tax controversies) or disputes with Buyer pursuant to this Agreement or (ii) if such information (x) is already in possession of the public or becomes available to the public, other than through the act or omission of Seller in violation of this Agreement; (y) is required to be disclosed under any applicable Law, order, decree, regulation or rule of (A) a Governmental Authority or court or (B) any regulatory entity, securities commission or stock exchange; or (z) is acquired independently and without a confidential restriction from a third party who represents that it has the right to disseminate it at the time it is acquired by Seller.

       11.02 Brokers. Regardless of whether the Closing shall occur, (a) Seller shall indemnify and hold harmless Buyer and each of the AMPCO Companies and their Affiliates from and against any and all liability for any brokers' or finders' fees (and any court costs and attorneys' fees) arising with respect to brokers or finders retained or engaged by Seller or any of its Affiliates in respect of the transactions contemplated by this Agreement and (b) Buyer shall indemnify and hold harmless Seller and its Affiliates from and against any and all liability for any brokers' or finders' fees (and court costs and attorneys' fees) arising with respect to brokers or finders retained or engaged by Buyer or any of its Affiliates in respect of the transactions contemplated by this Agreement.

       11.03 Expenses. Except as specifically provided herein, each Party hereto shall pay all legal and other costs and expenses incurred by such Party or any of its Affiliates in connection with this Agreement and the transactions contemplated hereby.

       11.04 Notices. Any notice, request, instruction, correspondence or other communication to be given or made hereunder by either Party to the other (herein collectively called "NOTICE") shall be in writing and (a) delivered by hand, (b) mailed by certified mail, postage prepaid and return receipt requested, (c) sent by telecopier or (d) sent by Express Mail, Federal Express or other express delivery service, as follows:

                  If to Seller, addressed to:

                  CMS Gas Transmission Company
                  Fairlane Plaza South
                  330 Town Center Drive
                  Dearborn, MI  48126
                  Attention: President
                  Telephone:  (313) 436-9222
                  Telecopier: (313) 982-8815

                  If to Buyer, addressed to:

                  Marathon Oil Company
                  5555 San Felipe Street
                  Houston, Texas  77056-2799
                  Attention: Richard L. Horstmann
                  Telephone:  (713) 296 2500
                  Telecopier: (713) 513-4172


Notice given by hand, Federal Express or other express delivery service or by mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All Notices by facsimile shall be confirmed promptly after transmission in writing by certified mail or personal delivery. No Notice shall be given to or by the AMPCO Companies. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

       11.05 Governing Law. THE PROVISIONS OF THIS AGREEMENT, THE SCHEDULES HERETO AND THE DOCUMENTS DELIVERED PURSUANT HERETO SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS (EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER SUCH MATTERS TO THE LAWS OF ANOTHER JURISDICTION), EXCEPT TO THE EXTENT THAT SUCH MATTERS ARE MANDATORILY SUBJECT TO THE LAWS OF ANOTHER JURISDICTION PURSUANT TO THE LAWS OF SUCH OTHER JURISDICTION. THE PARTIES IRREVOCABLY CONSENT AND SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS IN THE STATE OF TEXAS.

       11.06 Waiver of Jury Trial. THE PARTIES VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY OF THE PARTIES HERETO. THE PARTIES HERETO HEREBY AGREE THAT THEY WILL NOT SEEK TO CONSOLIDATE ANY SUCH LITIGATION WITH ANY OTHER LITIGATION IN WHICH A JURY TRIAL HAS NOT OR CANNOT BE WAIVED. THE PROVISIONS OF

THIS SECTION 11.06 HAVE BEEN FULLY NEGOTIATED BY THE PARTIES HERETO AND SHALL BE SUBJECT TO NO EXCEPTIONS.

       11.07 Entire Agreement; Amendments and Waivers. This Agreement, together with all Schedules hereto, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

       11.08 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party hereto prior to the Closing without the prior written consent of the other Party, except that Seller may assign all of its rights, benefits and obligations hereunder to an Affiliate without being released from its obligations hereunder.

       11.09 Severability. If any one or more of the provisions contained in this Agreement or in any other document delivered pursuant hereto shall for any reason, be held to be invalid, illegal or unenforceable in any material respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such document.

       11.10 Headings and Schedules. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

       11.11 Survival of Representations. The representations and warranties in this Agreement shall survive the Closing except for the representations and warranties of Seller, which shall terminate twenty-four (24) months after the Closing.

       11.12 Time of the Essence. The Parties agree and acknowledge that time is of the essence of this Agreement.

       11.13 Counterparts; Facsimile. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one agreement. The Parties hereto agree that any document or signature delivered by facsimile transmission shall be deemed an original executed document for all purposes hereof.

       11.14 No Third Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person, other than the Parties hereto (and Persons specifically granted indemnification rights hereunder), any rights or remedies with respect to the subject matter or any provision hereof.

         IN WITNESS WHEREOF, the Parties have duly executed this Agreement the day and year first written above.

SELLER:                               CMS GAS TRANSMISSION COMPANY



                                      By:  /s/ Thomas L. Miller
                                          --------------------------------------
                                                   Thomas L. Miller
                                                   Vice President



BUYER:                                MARATHON OIL COMPANY



                                      By: /s/ S.J. Lowden
                                         ---------------------------------------
                                                   S.J. Lowden
                                                   Senior Vice President

                            SHARE PURCHASE AGREEMENT


                                  BY AND AMONG


                              CMS METHANOL COMPANY,


                            CMS ENTERPRISES COMPANY,


                         MARATHON E.G. METHANOL LIMITED,


                                       AND


                              MARATHON OIL COMPANY




                                OCTOBER 31, 2001

                                TABLE OF CONTENTS

                                                                             Page
                                                                             ----
ARTICLE I DEFINITIONS AND RULES OF CONSTRUCTION .........................      1

  1.01  Definitions .....................................................      1

  1.02  Construction ....................................................      6

ARTICLE II PURCHASE AND SALE ............................................      7

  2.01  Transfer of Shares ..............................................      7

  2.02  Purchase Price ..................................................      7

  2.03  Estimate of Working Capital Adjustment ..........................      7

  2.04  Working Capital Adjustments .....................................      7

  2.05  Settlement Statement ............................................      8

ARTICLE III CLOSING .....................................................      9

  3.01  Time and Place of Closing .......................................      9

  3.02  Deliveries by Seller ............................................      9

  3.03  Deliveries by Buyer .............................................     10

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER AND CMS .............     11

  4.01  Existence and Qualification .....................................     11

  4.02  Authority, Approval and Enforceability ..........................     11

  4.03  Capitalization of the Companies .................................     12

  4.04  No Conflicts ....................................................     12

  4.05  Financial Statements ............................................     13

  4.06  Material Contracts ..............................................     13

  4.07  Absence of Certain Changes ......................................     15

  4.08  Employees .......................................................     15

  4.09  Insurance .......................................................     16

  4.10  Litigation ......................................................     16

  4.11  Liability for Brokers' Fees .....................................     16

  4.12  Compliance with Laws ............................................     16

  4.13  Consents and Preferential Rights ................................     16

  4.14  Taxes ...........................................................     16

  4.15  Intellectual Property ...........................................     17

  4.16  Data Room and Information .......................................     17

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER AND MARATHON ..........     18

  5.01  Corporate Existence and Qualification ...........................     18

  5.02  Authority, Approval and Enforceability ..........................     18

  5.03  No Default or Consents ..........................................     18

  5.04  Investment ......................................................     18

  5.05  Financial Capacity ..............................................     19

  5.06  Liability for Brokers' Fees .....................................     19

  5.07  No Knowledge of Seller's Breach .................................     19

ARTICLE VI COVENANTS OF SELLER AND BUYER ................................     19

  6.01  Access ..........................................................     19

  6.02  Operation of Business ...........................................     20

  6.03  Satisfaction of Buyer's Conditions ..............................     22

  6.04  Press Releases ..................................................     22

  6.05  Insurance .......................................................     22

  6.06  Satisfaction of Seller's Conditions .............................     22

  6.07  Breach Notice ...................................................     22

  6.08  Uncollected Accounts Receivable .................................     22

  6.09  Consents and Preferential Rights ................................     23

  6.10  Release of Guaranties ...........................................     23

  6.11  Preservation of Books and Records; Access .......................     23

  6.12  Further Assurances ..............................................     23

  6.13  Casualty Loss ...................................................     23

ARTICLE VII TAX MATTERS .................................................     24

  7.01  Preparation and Filing of Tax Returns ...........................     24

  7.02  Retention of Information ........................................     25

  7.03  Indemnification by Seller .......................................     25

  7.04  Buyer Tax Indemnification .......................................     25

  7.05  Tax Indemnification Procedures ..................................     25

  7.06  Mutual Cooperation ..............................................     26

  7.07  Survival ........................................................     27

  7.08  Conflict ........................................................     27

ARTICLE VIII CLOSING CONDITIONS .........................................     27

  8.01  Conditions to Obligations of Seller .............................     27

  8.02  Conditions to Obligations of Buyer ..............................     28

ARTICLE IX TERMINATION ..................................................     30

  9.01  Termination .....................................................     30

  9.02  Effect of Termination ...........................................     31

ARTICLE X INDEMNIFICATION; SCOPE OF REPRESENTATIONS; LIMITATIONS ........     31

  10.01   Indemnification ...............................................     31

  10.02   Indemnification Procedures ....................................     33

  10.03   Exclusive Remedy ..............................................     33

  10.04   Independent Investigation .....................................     34

  10.05   Scope of Representations ......................................     34

ARTICLE XI MISCELLANEOUS ................................................     34

  11.01   Confidentiality ...............................................     34

  11.02   Brokers .......................................................     35

  11.03   Expenses ......................................................     35

  11.04   Notices .......................................................     35

  11.05   Governing Law .................................................     36

  11.06   Waiver of Jury Trial ..........................................     37

  11.07   Entire Agreement; Amendments and Waivers ......................     37

  11.08   Binding Effect and Assignment .................................     37

  11.09   Severability ..................................................     37

  11.10   Headings and Schedules ........................................     37

  11.11   Survival of Representations ...................................     37

  11.12   Time of the Essence ...........................................     37

  11.13   Counterparts; Facsimile .......................................     38

  11.14   No Third Party Beneficiaries ..................................     38


                                    SCHEDULES

1.01(a)           --    Knowledge Persons of Buyer
1.01(b)           --    Knowledge Persons of Seller
2.03(a)           --    Form of Preliminary Working Capital Adjustment Statement
2.03(b)           --    Estimate of Working Capital as of September 30, 2001
3.02(a)(ii)       --    Form of Instrument of Conveyance
4.05(b)           --    Unaudited Financial Statements
4.06(a)(i)        --    Material Contracts
4.06(a)(ii)       --    Pending Material Contracts
4.06(c)           --    Matters Relating to Material Contracts
4.06(d)           --    Matters Relating to AMPCO Plant
4.08              --    Employees
4.09              --    Policies of Insurance
4.10              --    Claims and Litigation
4.12              --    Compliance with Laws
4.13              --    Consents and Preferential Purchase Rights
4.14              --    Tax Matters
4.14(j)           --    IRS Form 8832 for the Companies
6.10              --    Guarantees to be Released
8.01(f)           --    Certain Approvals (Seller's Closing Conditions)
8.02(c)           --    Form of Resignation
8.02(f)           --    Certain Approvals (Buyer's Closing Conditions)

                            STOCK PURCHASE AGREEMENT

      This SHARE PURCHASE AGREEMENT (this "AGREEMENT"), executed as of October 31, 2001 (the "EXECUTION DATE"), is by and among CMS METHANOL Company, a company incorporated under the laws of the Cayman Islands ("Seller"), CMS ENTERPRISES COMPANY, a company formed under the laws of the State of Michigan ("CMS"), MARATHON E.G. METHANOL LIMITED, a company formed under the laws of the Cayman Islands ("BUYER"), and MARATHON OIL COMPANY, a company formed under the laws of the State of Ohio ("MARATHON"). Seller and Buyer shall be referred to herein each as a "PARTY" and collectively as the "PARTIES."


                                    RECITALS

      A. Seller is the owner of 5,000 of the issued and outstanding shares (the "SHARES") in Atlantic Methanol Associates LLC, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("ASSOCIATES"), which Shares constitute fifty percent (50%) of the ownership interests in Associates, with the remaining fifty percent (50%) of the shares and ownership interest in Associates being held by Samedan Methanol, a company incorporated under the laws of the Cayman Islands.

      B. Associates is the owner of 9,000 of the issued and outstanding shares in Atlantic Methanol Production Company LLC, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("AMPCO" and, together with Associates, the "COMPANIES"), which shares constitute ninety percent (90%) of the ownership interests in AMPCO, with the remaining ten percent (10%) of the shares and ownership interest being held by Guinea Equatorial Oil and Gas Marketing Ltd, a company organized under the laws of Equatorial Guinea.

      C. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Shares, upon the terms and subject to the conditions contained herein.

      NOW, THEREFORE, in consideration of the premises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree, upon the terms and subject to the conditions contained herein, as follows:


                                   ARTICLE I
                      DEFINITIONS AND RULES OF CONSTRUCTION

      1.01 Definitions. Capitalized terms used herein shall have the meaning ascribed to them in this Article I unless such terms are defined elsewhere in this Agreement.

      "ACTUAL WORKING CAPITAL ADJUSTMENT" shall have the meaning ascribed to such term in Section 2.05(f).

      "ADJUSTED PURCHASE PRICE" shall have the meaning ascribed to such term in
Section 2.02.

      "AFFILIATE" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term "control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, fifty percent (50%) or more of the voting rights attributable to the shares of the controlled corporation, or with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person. The Companies shall not be considered Affiliates of Buyer (or any of its Affiliates) or Seller (or any of its Affiliates), and neither Buyer (nor its Affiliates) nor Seller (nor its Affiliates) shall be considered Affiliates of either of the Companies.

      "AGREEMENT" shall have the meaning ascribed to such term in the preamble.

      "AMPCO" shall have the meaning ascribed to such term in Recital B.

      "AMPCO AGREEMENT" shall mean the Purchase and Sale Agreement dated October 31, 2001 pursuant to which CMS has agreed to sell, and Marathon has agreed to purchase, all of CMS' right, title, and ownership interest in and to AMPCO Marketing, L.L.C., and AMPCO Services, L.L.C.

      "AMPCO MEMBERS' AGREEMENT" shall mean the Members' Agreement for AMPCO dated April 21, 1998.

      "AMPCO PLANT" shall have the meaning ascribed to such term in Section 4.06(d).

      "AMPCO SHARES" shall have the meaning ascribed to such term in Section 4.03(b).

      "APPROVAL" shall mean an authorization, consent, approval or waiver of, clearance by, required notice to or registration or filing with, a Governmental Authority or other Person and the expiration or termination of all prescribed waiting or review periods with respect to any of the foregoing.

      "ASSOCIATES" shall have the meaning given to such term in Recital A.

      "ASSOCIATES MEMBERS' AGREEMENT" shall mean the Members' Agreement for Associates dated April 21, 1998, as amended by the First Amendment dated August 29, 2001.

      "BASE PURCHASE PRICE" shall have the meaning ascribed to such term in
Section 2.02.

      "BREACH NOTICE" shall have the meaning ascribed to such term in Section 6.07.

      "BUSINESS" shall mean the business and operations of the Companies.

      "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a United States federal or Texas state banking holiday.

      "BUYER" shall have the meaning ascribed to such term in the preamble.

      "BUYER INDEMNIFIED PARTIES" shall mean Buyer, its Affiliates and their respective directors, officers, employees, agents and representatives.

      "CLAIM NOTICE" shall have the meaning ascribed to such term in Section 10.01(b)(ii).

      "CLOSING" shall have the meaning ascribed to such term in Section 3.01.

      "CLOSING DATE" shall have the meaning ascribed to such term in Section
3.01.

      "CMS" shall have the meaning ascribed to such term in the preamble.

      "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the applicable Treasury Regulations thereunder.

      "COMPANIES" shall have the meaning ascribed to such term in Recital B.

      "CONFIDENTIALITY AGREEMENT" shall have the meaning ascribed thereto in
Section 11.01.

      "CREDITORS' RIGHTS" shall have the meaning ascribed to such term in
Section 4.02.

      "DATA ROOM" shall mean that data room located in Houston, Texas, prepared by Seller to assist Persons interested in acquiring the Companies with an evaluation of the Companies.

      "DEDUCTIBLE" shall have the meaning ascribed to such term in Section 10.01(b)(iv).

      "DOLLARS," "US$" or "$" shall mean the lawful currency of the United States of America.

      "DUE DILIGENCE PERIOD" shall have the meaning ascribed to such term in
Section 6.01.

      "EXECUTION DATE" shall have the meaning ascribed to such term in the preamble.

      "ENVIRONMENTAL LAW" shall mean any Law issued, promulgated or entered into by any Governmental Authority of the Republic of Equatorial Guinea relating to the environment or preservation or reclamation of natural resources.

      "FINANCIAL STATEMENTS" shall have the meaning ascribed to such term in
Section 4.05.

      "GAAP" shall mean generally accepted accounting principles in effect in the United States of America.

      "GOVERNMENTAL AUTHORITY" shall mean any government, governmental agency, authority, entity or instrumentality or any court thereof.

      "INDEMNIFIED LOSSES" shall mean any and all Losses reduced by the amount of any Tax benefit actually realized and by the amount of any insurance proceeds actually recovered from any Person that is not an Affiliate of any Person entitled to indemnification hereunder, but only to the extent that the Person entitled to indemnification did not negligently or intentionally take actions that materially exacerbated such Losses, provided that Indemnified Losses shall not include any Losses attributable to matters for which an adjustment to the Base Purchase Price has been made pursuant to Section 2.03 or 2.05.

      "INDEMNIFIED PARTY" shall have the meaning ascribed to such term in
Section 10.02.

      "INDEMNIFYING PARTY" shall have the meaning ascribed to such term in
Section 10.02.

      "INTELLECTUAL PROPERTY" shall mean all trademarks, service marks, trade names, patents, trade secrets, and copyrights used by either of the Companies that, in each case, is material to the Business of either of the Companies.

      "INSTRUMENT OF CONVEYANCE" shall have the meaning ascribed to such term in
Section 3.02(a)(ii).

      "INTERCOMPANY AGREEMENTS" shall have the meaning ascribed to such term in
Section 4.06(a)(x).

      "KNOWLEDGE" shall mean the actual knowledge of the persons listed in
Schedule 1.01(a), in the case of Buyer, and those listed on Schedule 1.01(b), in the case of Seller; provided, however, that such persons shall be assumed to have actual knowledge of items if there is persuasive evidence that such persons must have had knowledge by virtue of their respective roles and functions.

      "LAW" shall mean any constitution, statute, code, regulation, rule, injunction, judgment, order, decree, ruling (including any agreement with a Governmental Authority having the force of law), charge or other restriction of any applicable Governmental Authority.

      "LOSSES" shall mean all losses, costs, and expenses, including attorneys' fees and expenses; provided, however, that for the avoidance of doubt, any Losses suffered by the Companies shall only constitute Losses to Buyer to the extent of the fifty percent (50%) ownership interest in Associates and the indirect forty-five percent (45%) ownership interest in AMPCO that is being acquired by Buyer pursuant to this Agreement.

      "MARATHON" shall have the meaning ascribed to such term in the preamble.

      "MATERIAL ADVERSE EFFECT" shall mean an adverse effect on the business, financial condition or assets of the Companies that results in Losses to Buyer or the Companies of $1,000,000 or more, excluding matters (such as, without limitation, decreases in the prices received by AMPCO for methanol produced) that are general, regional, industry-wide or economy-wide developments and excluding political events and conditions; provided, however, that for the avoidance of doubt Buyer shall only be deemed to suffer Losses as a result of adverse effects on the Companies to the extent of the fifty percent (50%) ownership interest in Associates and the indirect forty-five percent (45%) ownership interest in AMPCO that is being acquired by Buyer pursuant to this Agreement.

      "MATERIAL CONTRACTS" shall have the meaning ascribed to such term in
Section 4.06(a).

      "MEASUREMENT DATE" shall mean 7:01 a.m. Equatorial Guinea time on January 1, 2002.

      "NET METHANOL PRICE" shall mean the price per ton for methanol payable to AMPCO for the subject methanol less the unit rates for storage and terminalling, inspections and surveys, finance charges, commission, and shipping and any other deductions necessary to arrive at a realized net price to AMPCO.

      "NOTICE" shall have the meaning ascribed to such term in Section 11.04.

      "NOTICE PERIOD" shall have the meaning ascribed to such term in Section 10.02.

      "OPIC FINANCING" shall mean the limited recourse financing in the original principal amount of $173,000,000 proposed to be provided by the United States Overseas Private Investment Corporation to AMPCO.

      "PARTY" or "PARTIES" shall have the meaning ascribed to such term in the preamble.

      "PERSON" shall mean an individual, partnership, corporation, joint-venture, trust, estate, unincorporated organization or association or other legal entity.

      "PENDING MATERIAL CONTRACTS" shall have the meaning ascribed to such term in Section 4.06(a).

      "PERMITTED ENCUMBRANCES" shall mean (i) the terms and conditions of the Material Contracts and the Pending Material Contracts, (ii) matters disclosed in any Schedule to this Agreement, (iii) sales contracts terminable without penalty upon no more than thirty (30) days' notice to the purchaser of methanol; (iv) materialman's, mechanic's, repairman's, employee's, contractor's, tax, and other similar liens or charges arising in the ordinary course of business for obligations that are not yet due; (v) easements, rights-of-way, servitudes, permits, surface leases and other rights of third parties in respect of surface operations, to the extent the same do not have a Material Adverse Effect on the conduct of the Business of the Companies; (vi) rights reserved to or vested in a Governmental Authority having jurisdiction to control or regulate the Business of the Companies in any manner whatsoever, and all Laws of such Governmental Authorities, and (vii) any other matters that do not materially interfere with the normal and ordinary course of the Business of the Companies and that would not be considered material when applying general standards in the international petrochemical industry.

      "PRELIMINARY WORKING CAPITAL ADJUSTMENT" shall have the meaning ascribed to such term in Section 2.03.

      "REASONABLE EFFORTS" shall mean the taking by a Party of such action as would be in accordance with reasonable commercial practices as applied to the particular matter in question; provided, however, that such action shall not include the incurrence of unreasonable expense.

      "RECORDS" shall mean and include all originals and copies (except where the context indicates that only originals or copies are being referred to) of minute books, tax records, agreements, documents, computer files and tapes, maps, books, records, accounts and files of the Companies relating to the Companies and the Business.

      "SCHEDULE" shall mean any schedule attached to and made a part of this Agreement.

      "SELLER" shall have the meaning ascribed to such term in the preamble.

      "SELLER INDEMNIFIED PARTIES" shall mean Seller, its Affiliates and their respective directors, officers, employees, agents and representatives.

      "SETTLEMENT STATEMENT" shall have the meaning ascribed to such term in
Section 2.05(a).

      "SHARES" shall have the meaning ascribed to such term in Recital A.

      "TAX" or "TAXES" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, premium windfall profits, environmental, customs duties, capital stock, capital gain, petroleum profits, value added, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, minimum, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

      "TAX CLAIM" shall mean any Losses arising out of a breach of the representations and warranties in Section 4.14 or any of the provisions of
Article VII.

      "TAX INDEMNIFIED PARTY" shall have the meaning ascribed to that term in
Section 7.05(a).

      "TAX ITEMS" shall have the meaning ascribed to that term in Section
4.14(a).

      "TAX INDEMNIFYING PARTY" shall have the meaning ascribed to that term in
Section 7.05(a).

      "TAX RETURN" shall have the meaning ascribed to that term in Section 4.14(a).

      "THIRD PARTY CLAIM" shall mean any claim, action or proceeding made or brought by any Person who or that is not a Party or an Affiliate of the Party seeking indemnification.

      "TRANSFER TAXES" shall mean all transfer, sales, use, stamp, registration or other similar Taxes or fees resulting from the transactions contemplated by this Agreement.

      "UNCOLLECTED ACCOUNTS RECEIVABLE" shall have the meaning ascribed to such term in Section 2.05(c).

      "UPSTREAM AGREEMENT" shall mean the Stock Purchase Agreement dated October 31, by and among CMS Oil and Gas Company, CMS, Marathon E.G. Holding Limited and Marathon.

      "WORKING CAPITAL" shall mean the combined total current assets of Associates less combined current liabilities of Associates as defined by GAAP.

      1.02 Construction.

            (a) All article, section, subsection, schedule and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.

            (b) The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

            (c) Unless the context of this Agreement clearly requires otherwise
      (i) the singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate, (ii) the words "includes" or "including" shall mean "including without limitation," (iii) the words "hereof," "hereby," "herein," "hereunder" and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and (iv) any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder.

            (d) Currency amounts referenced herein, unless otherwise specified, are in United States Dollars.

            (e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

            (f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. References to GAAP herein shall refer to such principles in effect in the United States of America as of the date of the statement to which such phrase refers.


                                   ARTICLE II
                                PURCHASE AND SALE

      2.01 Transfer of Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer agrees to purchase the Shares from Seller and to deliver payment for such Shares as provided in Section 2.02, and Seller agrees to sell, assign and deliver the Shares to Buyer, subject to the receipt of payment for such Shares as provided in Section 2.02.

      2.02 Purchase Price. The consideration to be paid by Buyer to Seller at Closing for the Shares shall be Two Hundred Seventy-One Million Five Hundred Thousand Dollars ($271,500,000) (the "BASE PURCHASE PRICE") as adjusted by forty-five percent (45%) of the Preliminary Working Capital Adjustment according to Section 2.04; provided, however, that, if at the Closing the OPIC Financing has closed and funded, the Base Purchase Price shall be reduced in an amount equal to that portion of the principal amount of the OPIC Financing actually distributed to or otherwise received by Seller or Seller's Affiliates (the Base Purchase price, as adjusted, shall be referred to herein as the "ADJUSTED PURCHASE PRICE"). In addition, if the Closing occurs later than January 3, 2002 pursuant to the provisions of Section 3.01, the Adjusted Purchase Price shall be increased by an amount equal to the capital contributions, if any, made by Seller to Associates on or after the Measurement Date and interest on the Adjusted Purchase Price from and including January 3, 2002 up to but excluding the Closing Date calculated at a per annum interest rate of five percent (5%).

      2.03 Estimate of Working Capital Adjustment. Seller shall deliver to Buyer no later than five (5) Business Days prior to the Closing Date a statement in the format set forth on Schedule 2.03(a) setting forth the amount obtained by subtracting $15,700,000 from Seller's reasonable estimate of the Working Capital of Associates as of the Measurement Date (such difference, the "PRELIMINARY WORKING CAPITAL ADJUSTMENT"); provided, however, that for purposes of this
Section 2.03 the reasonable estimate of Working Capital shall be adjusted such that (a) an amount equal to the amount of capital expenditures budgeted for completion of the AMPCO Plant and related facilities, including the new housing, as set forth in the approved 2002 capital budget for the Companies (currently estimated to be approximately $8,800,000) and not otherwise included in Working Capital, shall be treated and separately stated as a Current Liability, (b) the value of AMPCO's inventory of methanol shall be the value determined by multiplying the estimated volume of methanol as of the Measurement Date by the Net Methanol Price for the last lifting of methanol prior to the date of preparation of the Preliminary Working Capital Adjustment, (c) any prepaid amounts relating to items that should be capitalized as fixed assets of the Companies shall be deducted from the value for Current Assets, and (d) the value for inventories included in the calculation of Current Assets shall include only those items of materials and supplies having a unit value of $100 or more. Attached as Schedule 2.03(b) for illustrative purposes only is a completed statement setting forth the Working Capital of Associates as of September 30, 2001 (without the adjustments provided for in the proviso to the preceding sentence). Such statement shall be accompanied by a worksheet setting forth in reasonable detail Seller's calculations used to estimate the Preliminary Working Capital Adjustment. Seller shall provide Buyer with reasonable access to the data used to prepare the Preliminary Working Capital Adjustment and the worksheet.

      2.04 Working Capital Adjustments. If the Preliminary Working Capital Adjustment is positive, Buyer shall pay Seller, at the Closing, in addition to the Base Purchase Price, an amount equal to forty-five percent (45%) of such Preliminary Working Capital Adjustment. If the Preliminary Working Capital Adjustment is negative, the Base Purchase Price payment by Buyer to Seller pursuant to Section 2.02 shall be reduced by an amount equal to forty-five percent (45%) of such Preliminary Working Capital Adjustment.

      2.05 Settlement Statement.

            (a) At 7:01 a.m. Equatorial Guinea time on January 1, 2002, Seller shall measure the amount of methanol in AMPCO's inventory in accordance with prudent practices used in the international petrochemical industry, and Buyer shall have the right to have someone present for such measurement.

            (b) Within 120 days following the Closing Date, Seller and Buyer shall jointly prepare a statement (the "SETTLEMENT STATEMENT"), which shall provide the actual Working Capital as of the Measurement Date based on actual revenues earned and obligations incurred up to and including the Measurement Date, subject to the adjustments provided for in the proviso to the first sentence of Section 2.03 and in Section 2.05(c); provided, however, that for purposes of this Section 2.05 the value of AMPCO's inventory of methanol included in the determination of Working Capital shall be the value determined by multiplying the volume of methanol established pursuant to Section 2.05(a) by the Net Methanol Price for the first lifting of methanol after the Measurement Date. The Settlement Statement shall also specify any adjustments to the Adjusted Purchase Price made pursuant to the last sentence of Section 2.02 if the Closing Date occurs after January 3, 2002. As part of the joint preparation of the Settlement Statement, Seller and Buyer shall, as soon as practicable and within sixty (60) days after the Closing Date, jointly perform an audit to verify the existence of those materials and supplies of the Companies having a unit value of $1,000 or higher in accordance with prudent industry practices, including the records of the Companies with respect to any purchases, sales, or other utilizations of such materials and supplies from the Measurement Date to the date of the audit.

            (c) Except for accounts created as a result of advances to nationals of the Republic of Equatorial Guinea providing services directly or indirectly to the Companies and accounts receivable from AMPCO Marketing, L.L.C. and AMPCO Services, L.L.C., any accounts receivable as of the Measurement Date that have not been collected (net of any payables due to any company as to which there is such an account receivable) as of the date of the Settlement Statement (the "UNCOLLECTED ACCOUNTS RECEIVABLE") shall be deemed to have zero value and will not be included in the Settlement Statement.

            (d) If Buyer and Seller shall be unable to agree on the Settlement Statement within 120 days after the Closing Date, the public accounting firm of Ernst & Young., or such other nationally recognized public accounting firm as is mutually acceptable to Buyer and Seller, shall be engaged to make its determination of any amounts in dispute (and only such amounts). Each Party shall bear and pay one-half of the fees and other costs charged by such accounting firm.

            (e) If any accounting firm is engaged as provided in Section 2.05(d), Seller and Buyer agree to provide such accounting firm with a detailed statement itemizing any amounts in dispute and all books, Records and other information relevant to the determination of the amounts in dispute. Such accounting firm shall be instructed to use a materiality standard as such firm may determine to be reasonable under the circumstances, in light of the cost to be incurred and the amounts at issue. Each Party shall each be permitted to provide expert testimony to such accounting firm supporting such Party's position, and such accounting firm shall take such testimony into account. Such accounting firm shall be instructed to make such calculations as soon as practicable. The final determination of any of the aforesaid disputed items pursuant to this
      Section 2.05(e) shall be binding on the Parties.

            (f) If the amount obtained by subtracting $15,700,000 from the actual Working Capital as of the Measurement Date as agreed by the Parties or determined by the aforementioned accounting firm (the "ACTUAL WORKING CAPITAL ADJUSTMENT") differs from the Preliminary Working Capital Adjustment, then Buyer shall pay Seller, or Seller shall pay Buyer, as the case may be, by wire transfer in immediately available funds, within five
      (5) Business Days after final determination of the Actual Working Capital Adjustment, forty-five percent (45%) of the sum of (i) the difference (whether positive or negative) between the Preliminary Working Capital Adjustment and the Actual Working Capital Adjustment and (ii) interest on such amount at a rate of eight percent (8%) per annum, compounded monthly, from the Closing Date to the date of payment.


                                  ARTICLE III
                                     CLOSING

      3.01 Time and Place of Closing. Subject to fulfillment or waiver of the conditions precedent specified in Sections 8.01 and 8.02, the consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas commencing at 8:00 a.m. local time(a) on January 3, 2002 (provided, however, that such date shall be extended (i) for any period of time that Seller is attempting to cure a breach in accordance with the provisions of Section 6.07 or (ii) for any period of time that the respective Affiliate of Seller has extended the date for closing the transactions contemplated by the AMPCO Agreement or the Upstream Agreement, in each case through and including, but no later than, April 2, 2002) or(b) on such other date as Buyer and Seller may mutually agree in writing. The date upon which the Closing occurs shall be referred to herein as the "CLOSING DATE."

      3.02 Deliveries by Seller.

            (a) Delivery of Documents. At the Closing, Seller shall deliver to
      Buyer:

                  (i) With respect to the Shares, stock certificates
            representing such Shares, accompanied by (A) a duly executed share transfer form, (B) a copy of a duly executed resolution of the Management Committee of Associates approving transfer of the Shares, and (C) a copy of Associates share register reflecting the transfer of the Shares to Buyer;

                  (ii) Two (2) originals of an assignment and assumption
            agreement duly executed by Seller and Associates in substantially the form attached hereto as Schedule 3.02(a)(ii) with respect to the interest of the Seller in and to the Shares and Associates (the "INSTRUMENT OF CONVEYANCE"); and

                  (iii) All other documents, instruments and writings required to be delivered by Seller at the Closing pursuant to the terms of this Agreement.

            (b) Delivery of Records. On the Closing Date (or as soon thereafter as practicable), Seller shall deliver or cause to be delivered to Buyer all Records of the Companies in Seller's possession, subject to the following provisions:

                  (i) Seller may retain the originals of all Records that
            contain information relating to the Companies but principally relate to Seller or its Affiliates (with Buyer to receive copies thereof), and Seller may retain copies of all Records that contain information relating to Seller or its Affiliates but principally relate to the Companies;

                  (ii) Seller may retain all Records prepared in connection with the sale of the Shares, including offers received from prospective purchasers of the Shares and any information relating to such offers, and need not deliver to Buyer or grant Buyer access to any such Records; and

                  (iii) Seller may retain (with Buyer to receive copies thereof)
            all consolidating and consolidated financial information and all other accounting Records prepared or used in connection with (A) the preparation of financial statements of the Companies and (B) the preparation and filing of any Tax Returns.

      3.03 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller:

            (a) The Adjusted Purchase Price, no later than 1:00 p.m., Houston time, on the Closing Date, by wire transfer of immediately available funds to an account designated by Seller;

            (b) Two (2) originals of the Instrument of Conveyance duly executed by Buyer; and

            (c) All other documents, instruments and writings required to be delivered by Buyer at the Closing pursuant to the terms of this Agreement.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF SELLER AND CMS

      Each of Seller and CMS represents and warrants to Buyer as of the date hereof as follows:

      4.01 Existence and Qualification. Each of Seller, CMS, and the Companies is a corporation or company duly organized and validly existing under the laws of the jurisdiction of its organization. Each of Seller, CMS, and the Companies (to the Knowledge of Seller as it relates to compliance by AMPCO with any legal requirements of the Government of Equatorial Guinea) is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Each of the Companies (to the Knowledge of Seller as it relates to compliance by AMPCO with any legal requirements of the Government of Equatorial Guinea) has all requisite power and authority to own, operate and lease its properties and to carry on the Business as presently conducted by it.

      4.02 Authority, Approval and Enforceability. Each of Seller and CMS has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement by each of Seller and CMS and the performance of the transactions contemplated hereby by Seller and CMS have been duly and validly approved by the board of directors of Seller and CMS, by the shareholder of Seller, and by all other corporate action, if any, necessary on behalf of Seller and CMS. The resolutions of the management committee of Associates approving the transfer of the Shares has been duly and validly adopted by such management committee. This Agreement has been duly executed and delivered on behalf of Seller and CMS and constitutes the legal, valid and binding obligation of Seller and CMS, enforceable against Seller and CMS in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity ("CREDITORS' RIGHTS"). At the Closing all documents required hereunder to be executed and delivered by Seller and CMS will have been duly authorized, executed and delivered by Seller and CMS and will constitute legal, valid and binding obligations of Seller and CMS, enforceable in accordance with their terms, subject to Creditors' Rights.

      4.03 Capitalization of the Companies.

            (a) The authorized share capital of Associates is $50,000 divided into 50,000 ordinary shares of $1.00 nominal or par value. Of the authorized shares, 10,000 shares have been issued at a subscription price of $42,000 per share, the subscription amount to be paid as and when required pursuant to the Associates Members' Agreement. Seller owns beneficially and of record the Shares. The Shares represent fifty percent (50%) of issued and outstanding shares of Associates. Except as otherwise provided in the Associates Members' Agreement, (i) the Shares are free and clear of all mortgages, pledges, security interests, liens or encumbrances of any kind and are not subject to any agreements or understandings among any Persons with respect to the voting or transfer thereof, and (ii) there are no outstanding subscriptions, options, convertible securities, warrants, calls or other securities granting rights to purchase or otherwise acquire the Shares or any unissued shares or new securities of Associates or any commitments or agreements of any character obligating Seller or Associates to issue or transfer any such shares or other securities.

            (b) The authorized share capital of AMPCO is $50,000 divided into 50,000 ordinary shares of $1.00 nominal or par value. Of the authorized shares, 10,000 shares have been issued at a subscription price of $42,000 per share, the subscription amount to be paid as and when required pursuant to the AMPCO Members' Agreement. Associates owns beneficially and of record 9,000 of the shares of AMPCO (the "AMPCO SHARES"), which represent ninety percent (90%) of the issued and outstanding shares of AMPCO. Except as otherwise provided in the AMPCO Members' Agreement, (i) the AMPCO Shares are free and clear of all mortgages, pledges, security interests, liens or encumbrances of any kind and are not subject to any agreements or understandings among any Persons with respect to the voting or transfer thereof and (ii) there are no outstanding subscriptions, options, convertible securities, warrants, calls or other securities granting rights to purchase or otherwise acquire such shares in AMPCO or any unissued shares or other new securities of AMPCO or any commitments or agreements of any character obligating AMPCO to issue or transfer any such shares or other securities.

      4.04 No Conflicts. Except as provided in Schedule 4.13, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will:

            (a) conflict with or result in a breach, default or violation of the articles of incorporation or other governing documents of Seller, CMS, or either of the Companies;

            (b) conflict with or result in a breach, default or violation of, any material agreement, document, instrument, judgment, decree, order, governmental permit, certificate or license to which Seller, CMS, or either of the Companies (to the Knowledge of Seller as it relates to compliance by AMPCO with any legal requirements of the Government of Equatorial Guinea) is a party or is subject that would have a Material Adverse Effect; or

            (c) result in the creation of any lien, charge or other encumbrance upon any of the properties or assets of either of the Companies that would have a Material Adverse Effect.

      4.05 Financial Statements.

            (a) The balance sheet of AMPCO and the related statements of members' equity and of cash flows for the twelve (12) month period ending December 31, 2000 certified by Arthur Andersen LLP, copies of which have been delivered to the Buyer by the Seller, fairly present in all material respects the financial position of AMPCO as of such date and the results of its operations and cash flows for such year and have been prepared in accordance with GAAP.

            (b) Attached as Schedule 4.05 are the unaudited balance sheet of each of the Companies as of September 30, 2001 and the related statements of income for the period then ended. Such balance sheets and statements of income fairly present in all material respects the financial position of the Companies as of such date and the results of their respective operations for such period and have been prepared in accordance with GAAP, except that footnotes and related schedules otherwise required by GAAP have not been included with such unaudited financial statements.

            (c) The financial statements referred to in clauses (a) and (b) above are hereinafter referred to as the "FINANCIAL STATEMENTS."

      4.06 Material Contracts.

            (a) Except as listed on Schedule 4.06(a)(i) (collectively, the "MATERIAL CONTRACTS"), none of the Companies is a party to or bound by any lease, agreement or other contract of the type described below currently in effect (except for those entered into after the Execution Date and prior to the Closing in accordance with Section 6.02):

                  (i) any agreements whereby either of the Companies guarantees any material obligation of Seller, any of its Affiliates, or any other Person;

                  (ii) any employment agreement between either of the Companies and any expatriates (other than employment contracts with Philippine Overseas Contract Workers who do not fill management positions and similar non-local employees);

                  (iii) any agreement for capital expenditures or the
            acquisition or construction of fixed assets that requires future payments in excess of $500,000 (or the equivalent in local currency);

                  (iv) any collective bargaining agreement with any labor union;

                  (v) any agreement granting to any Person a right of first
            refusal, option, subscription right or other preferential right to purchase or acquire any of the Shares;

                  (vi) agreements, indentures or other instruments relating to the borrowing, or the guarantee of any borrowing, by either of the Companies;

                  (vii) any agreement for the purchase or sale of natural gas, methanol, or associated products with a term of more than ninety
            (90) days;

                  (viii) any agreement for the sale of any asset (other than sales of methanol or associated products in the ordinary course of business) of any of the Companies for more than $2,000,000 (or the equivalent in local currency);

                  (ix) any agreement that constitutes a lease under which either of the Companies is the lessor or lessee of real or personal property which lease (A) cannot be terminated without penalty upon not more than thirty (30) days notice and (B) involves an annual base rental in excess of $500,000 (or the equivalent in local currency) or whereby such a lease constitutes a capital lease for Tax or GAAP purposes;

                  (x) any agreement with Seller or its Affiliates relating to the provision of goods or services or the payment of funds or the advancing or borrowing of money (the "INTERCOMPANY Agreements");

                  (xi) any agency, consultancy or similar agreement requiring payment in excess of $250,000 per annum (or the equivalent in local currency);

                  (xii) any agreement concerning a partnership or joint venture;

                  (xiii) any commodity futures agreement;

                  (xiv) any other agreement that (A) involves future payment by or to any of the Companies in excess of $500,000 (or the equivalent in local currency) and (B) is not an agreement entered into in the ordinary course of owning and operating a methanol production facility and marketing production therefrom;

                  (xv) any agreement granting or reserving a net profits
            interest, overriding royalty interest, production payment, incentive compensation based on production, or similar burden on methanol production that reduces the proceeds of production that would otherwise be attributable to the Companies;

                  (xvi) any agreement pursuant to which AMPCO has transferred an interest in the AMPCO Plant or subjected the AMPCO Plant to any liens or judgments.

      Attached as Schedule 4.06(a)(ii) is a list of certain agreements that, as of the Execution Date, have not been executed and are under negotiation (the "PENDING MATERIAL CONTRACTS"). True and complete copies of each Pending Material Contract have been made available to Buyer, and the draft date of each such draft so made available is listed on Schedule 4.06(a)(ii).

            (b) True and complete copies of each Material Contract have been made available to Buyer; provided, however, that certain of the documents are in the Spanish language, and Seller makes no representations as to the accuracy or completeness of any English translations made available to Buyer.

            (c) To the Knowledge of Seller, except as set forth in Schedule 4.06(c), (i) each of the Material Contracts is in full force and effect, except to the extent that the failure to be in full force and effect would not have a Material Adverse Effect, and (ii) neither of the Companies is in default with respect to any Material Contract, other than exceptions to the foregoing that would not have a Material Adverse Effect.

            (d) Except as set forth on Schedule 4.06(d), (i) to the Knowledge of Seller, (i) AMPCO has acquired the rights required pursuant to applicable Law to construction, own, and operate the methanol production plant and related facilities owned and operated by AMPCO (the "AMPCO PLANT") in substantially the manner in which it has been constructed, owned, and operated prior to the Execution Date, (ii) the government of the Republic of Equatorial Guinea, as of the Execution Date, has not threatened termination of any of the rights of AMPCO with respect to the AMPCO Plant, and (iii) AMPCO has not transferred any interest in the AMPCO Plant to any other party or subjected to the AMPCO Plant to any liens or judgments (except for Permitted Encumbrances).

      4.07 Absence of Certain Changes. Since the date of the September 30, 2001 Financial Statements, neither of the Companies has

            (a) transferred any of its assets, including any right under any lease or Material Contract or any proprietary right or other intangible asset, in each case having a value in excess of $1,000,000 except for fair consideration and in the ordinary course of business;

            (b) waived, released, canceled, settled or compromised any debt, claim or right having a value in excess of $1,000,000 in each case except in the ordinary course of business;

            (c) suffered (i) any damage, destruction or casualty of property if the anticipated cost to repair such property, after application of all insurance proceeds with respect thereto, exceeds $5,000,000 in the aggregate or (ii) any taking by condemnation or eminent domain of any of its property or assets having a historical cost or fair market value that exceeds $2,000,000;

            (d) conducted any of its affairs in a manner that is outside the ordinary course of business and inconsistent with its past practices except (i) for any event described in any of Sections 4.07(a) through (c) hereof( disregarding the applicable dollar thresholds in any of such sections), (ii) as otherwise contemplated in this Agreement, or (iii) as results from announcements by Seller of its intention to sell the Shares;

            (e) changed any accounting methods or principles used in recording transactions on the books of any Company or in preparing the financial statements of either Company other than as required by GAAP; or

            (f) entered into any contract committing itself with respect to any of the foregoing.

      4.08 Employees. Except as set forth on Schedule 4.08, (i) the Companies have no employees, and (ii) the Companies do not administer or sponsor any employee pension benefit plan or employee welfare benefit plan. For the purposes of this Section 4.08, an employee pension benefit plan includes any plan, fund or program providing either retirement income to employees, former employees or their beneficiaries or a deferral of income to employees, former employees or their beneficiaries beyond termination of employment. Also, for purposes of this
Section 4.08, an employee welfare benefit plan includes any plan, fund or program providing employees, former employees or their beneficiaries with health, sickness, accident, disability, death, unemployment or other similar benefits.

      4.09 Insurance. Schedule 4.09 contains a list of all material policies of property damage, liability and other forms of insurance (other than officer's and director's liability policies) that cover occurrences as of, or claims made on, the date hereof and maintained by either of the Companies or by Seller or any Affiliate thereof to the extent applicable to either of the Companies.

      4.10 Litigation. Except for (a) claims listed in Schedule 4.10, (b) claims under worker's compensation and similar Laws, (c) routine claims for employee benefits and (d) claims for money damages alone of less than $250,000 (or the equivalent in local currency) in respect of any claim, there are no lawsuits, claims, arbitrative, governmental investigations or other legal proceedings pending or, to the Knowledge of Seller, threatened against either of the Companies or otherwise relating to the conduct of the Business that would have a Material Adverse Effect.

      4.11 Liability for Brokers' Fees. Buyer will not directly or indirectly incur any liability or expense as a result of any undertakings or agreements of Seller or Seller's Affiliates for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

      4.12 Compliance with Laws. Except as listed in Schedule 4.12, neither of the Companies has received any written notice of any violation of any applicable Law other than such violations as would not have a Material Adverse Effect. Except as would not have a Material Adverse Effect or as set forth on Schedule 4.12, (a) to the Knowledge of Seller, the Companies are in compliance with all applicable Laws and (b) neither of the Companies has entered into or agreed to any court decree or order or is subject to any judgment, decree or order relating to compliance with any applicable Laws.

      4.13 Consents and Preferential Rights. Except as disclosed in Schedule 4.13, (i) no consents are required to be obtained by Seller or any of the Companies in connection with the transfer of the Shares to Buyer, and (ii) there are no preferential purchase rights applicable to the transfer of the Shares to Buyer.

      4.14 Taxes. Except as set forth on Schedule 4.14 or as would not otherwise have a Material Adverse Effect,

            (a) To the Knowledge of Seller, all returns, reports, and declarations of estimated Tax with respect to any Tax that are required to be filed on or prior to the Closing with respect to the Companies ("TAX RETURNS") have or will be duly and properly filed, all items of income, gain, loss, deduction, credit, or other items ("TAX ITEMS") required to be included in each such Tax Return have been so included, and all such Tax Items and any other information provided in each such Tax Return are true, correct, complete, and in accordance with applicable Laws, and all such Tax Returns reflect all liabilities for Taxes for the periods covered by such Tax Returns, all Taxes shown as due on each such Tax Return have been or will be timely paid in full, no penalty, interest, or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax or any estimate relating to such Tax, and all Tax withholdings and deposit requirements imposed on or with regard to the Companies have been satisfied in full in all respects.

            (b) There is no investigation or other proceeding pending with respect to the Companies for any Tax in any jurisdiction where the Companies do not file Tax Returns.

            (c) There are no pending audits, assessments or claims for any Tax deficiency of the Companies. There are no pending claims for refund of any Tax for the Companies.

            (d) There are no outstanding agreements, rulings, or requests for rulings applicable to any Tax that are, or if issued would be, binding upon the Companies for any post-Closing period.

            (e) The Companies do not have in force any waiver of any statute of limitations in respect of any Tax or any extension of time with respect to a Tax assessment or deficiency.

            (f) There are no liens for any Tax upon any of the assets of the Companies except for liens for Taxes not yet due.

            (g) Except as reflected in the Companies' Tax Returns, there are no elections with respect to any Tax affecting the Companies.

            (h) Any Tax required to be withheld by the Companies and paid in connection with amounts paid or owing to any lender, creditor, employee, contractor, service provider, or any other Person has in fact been withheld and paid in full, and all Tax withholding, reporting, and payment obligations have been complied with in accordance with applicable Law.

            (i) Neither of the Companies is party to, bound by, or has any obligation under any Tax sharing agreement, Tax indemnification agreement, or similar agreement.

            (j) Each of the Companies is, and has been classified for more than twelve (12) months prior to the date hereof, as a partnership pursuant to Treasury Regulation Section 301.7701-3. Copies of Internal Revenue Service Forms 8832 filed by Seller with respect to the Companies are attached hereto as Schedule 4.14(j).

      4.15 Intellectual Property. Each of the Companies owns or has valid licenses for all Intellectual Property used by it in the conduct of its Business and such rights shall not be adversely affected by the transactions contemplated under this Agreement.

      4.16 Data Room and Information. To Seller's Knowledge and except for (i) the Permitted Encumbrances (excluding item (i) in the definition of Permitted Encumbrances) and (ii) matters disclosed in any Schedule to this Agreement:

            (a) all material written data and written information of Seller the Companies relating to the Companies or the Business of the Companies in Seller's or the Companies' possession was contained in the Data Room or subsequently disclosed or made available to Buyer or Buyer's Affiliates (excluding any information described in Section 3.02(b)(ii); and

            (b) all written data and written information given to Buyer or Buyer's Affiliates in the Data Room or subsequently disclosed or made available by or on behalf of Seller concerning the Companies or the Business is believed by Seller (i) not to be misleading in any material respect, and (ii) to be accurate in all material respects when given and by reference to the facts existing at the time such information or data was created; provided that no representation or warranty is made or given as to the accuracy or completeness of any models, projections, opinions, interpretations, estimates or forecasts (whether contained in any third party document or otherwise) or any information or data contained in any of the foregoing.


                                   ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF BUYER AND MARATHON

      Each of Buyer and Marathon represents and warrants to Seller as of the date hereof as follows:

      5.01 Corporate Existence and Qualification. Each of Buyer and Marathon is a corporation duly incorporated and validly existing under the laws of the jurisdiction of its organization, and each of Buyer and Marathon has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted.

      5.02 Authority, Approval and Enforceability. Each of Buyer and Marathon has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement by Buyer and Marathon and the performance of the transactions contemplated hereby by Buyer Marathon have been duly and validly approved by the board of directors of Buyer and Marathon and by all other corporate action, if any, necessary on behalf of Buyer and Marathon. This Agreement has been duly executed and delivered on behalf of Buyer and Marathon and constitutes the legal, valid and binding obligation of Buyer and Marathon enforceable in accordance with its terms, subject to Creditors' Rights. At the Closing, all documents required hereunder to be executed and delivered by either or both of Buyer and Marathon will have been duly authorized, executed and delivered by Buyer and Marathon, as applicable, and will constitute legal, valid and binding obligations of Buyer and Marathon, as applicable, enforceable in accordance with their terms, subject to Creditors' Rights.

      5.03 No Default or Consents. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will:

            (a) conflict with or result in a breach, default or violation of the articles of incorporation or other governing documents of Buyer or Marathon;

            (b) conflict with or result in a breach, default or violation of any material agreement, document, instrument, judgment, decree, order, governmental permit, certificate or license to which Buyer or Marathon is a party or is subject; or

            (c) require Buyer or Marathon to obtain or make any waiver, consent, action, approval clearance or authorization of, or registration, declaration or filing with, any Governmental Authority.

      5.04 Investment. Marathon is an accredited investor as defined in Regulation D of the United States Securities Act of 1933 and is causing Buyer to acquire the Shares, to be held by Buyer for its own account, for investment and not with a view to, or for offer or resale in connection with, a distribution thereof within the meaning of the Securities Act of 1933 or a distribution thereof in violation of any applicable securities laws. Each of Buyer and Marathon, together with its respective directors, executive officers and advisors, is familiar with investments of the nature of the Shares and the Business, understands that this investment involves substantial risks, has adequately investigated the Companies and the Business and has substantial knowledge and experience in financial and business matters and the international oil and gas industry such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Shares and is able to bear the economic risks of such investment.

      5.05 Financial Capacity. Marathon will cause Buyer to have cash on hand or financing commitments that are sufficient to satisfy all of Buyer's obligations under this Agreement to be performed at the Closing. Neither Buyer nor Marathon is aware of any event or occurrence, which would result in any of the conditions to its right to funds under such financing commitments not to be satisfied. Marathon will provide to Seller such documentation as Seller may reasonably request to confirm Buyer's financial capacity.

      5.06 Liability for Brokers' Fees. Seller will not directly or indirectly incur any liability or expense as a result of any undertakings or agreements of Buyer or Buyer's Affiliates for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

      5.07 No Knowledge of Seller's Breach. As of the Execution Date, neither Buyer nor Marathon has Knowledge of any breach by Seller or CMS of Seller's and CMS's representations and warranties hereunder.


                                   ARTICLE VI
                          COVENANTS OF SELLER AND BUYER

      6.01 Access.

            (a) During the period commencing with the Execution Date and ending at 5:00 p.m., local time, on November 30, 2001 (the "DUE DILIGENCE PERIOD"), Buyer shall have the right to conduct the investigation described in Section 6.01(b).

            (b) Upon reasonable notice from Buyer to Seller, Seller shall permit, and shall exercise its rights under the Associates Members' Agreement and the AMPCO Members' Agreement to cause the Companies to permit, Buyer and its authorized employees, agents, accountants, legal counsel and other representatives to have reasonable access, at Buyer's sole expense, risk and cost, to the facilities, properties, personnel and Records of the Companies (including all title, land, geological, geophysical, seismic, engineering, production, product sales, personnel-related documents and financial records and data of the Companies) for the purpose of conducting an investigation of their financial condition, corporate status, business, properties and assets; provided however, that such investigation shall be conducted in a manner that does not interfere with normal operations of the Companies.

            (c) Prior to Closing, (i) Buyer will not contact any Governmental Authority of the Republic of Equatorial Guinea, or official thereof, or any employee of Seller, either other Companies, or any of their Affiliates, without first obtaining the approval of an authorized representative of Seller (not to be unreasonably withheld), and (ii) Seller will furnish, or shall exercise its rights under the Associates Members' Agreement and the AMPCO Members' Agreement to cause the Companies to furnish, Buyer with such additional financial and operating data and other information pertaining to the Companies and their assets and operations as Buyer may reasonably request; provided however that nothing in this Agreement shall obligate Seller to take any action that would disrupt the normal course of its or any of its Affiliate's, or any of the Companies', business or violate the terms of any applicable Law or agreement to which it or any of its Affiliates or any Company is a party or to which it or any of its Affiliates, any Company or any of their assets are subject; and provided further, that the confidentiality of any data or information to which Buyer is given access shall be maintained by Buyer and its representatives in accordance with Section 11.01.

            (d) After the expiration of the Due Diligence Period and until Closing or termination of this Agreement, Buyer shall continue to have the right to conduct the investigation described in Section 6.01 to the extent necessary for the purposes of preparing for an orderly transition of ownership of the Companies.

      6.02 Operation of Business.

            (a) Except (i) as set forth in Schedule 6.02 or as otherwise contemplated in this Agreement, (ii) as otherwise consented to by Buyer in writing (which consent will not be unreasonably delayed, withheld or conditioned), (iii) as provided for in the Material Contracts, and (iv) for the execution by AMPCO of any Pending Material Contract (provided such Pending Material Contract is substantially in the form of the draft listed on Schedule 4.06(a)(ii)), from the Execution Date through the Closing Date, Seller will, to the extent of Seller's voting and other rights under the Associates Member's Agreement and the participation by representatives of Seller on the management committees of the Companies, use Reasonable Efforts to cause each of the Companies to:

                  (A) conduct its Business in all material respects, in the
            ordinary course of business, including without limitation completion of construction of the AMPCO Plant, consistent with past practices;

                  (B) use its Reasonable Efforts to comply in all material
            respects with all applicable Laws and use its Reasonable Efforts to maintain compliance in all material respects with all of its material agreements;

                  (C) continue its existing practices relating to the
            maintenance and operation of its assets;

                  (D) not directly or indirectly purchase, redeem or otherwise acquire or dispose of any share of its capital stock or any subscriptions, warrants, options, calls or other commitments or rights to acquire any shares of its capital stock or take any steps otherwise affecting or changing its capitalization;

                  (E) not merge into or with or consolidate with any other
            Person or acquire all or substantially all of the business or assets of any Person;

                  (F) not make any change in its governing documents;

                  (G) not purchase any securities of any Person except for
            short-term investments made in the ordinary course of business;

                  (H) not sell, lease or otherwise dispose of or grant rights in respect of any of its assets or properties that have a fair market value in excess of $1,000,000 (or the equivalent in local currency)
            (1) for less than fair market value and (2) other than in the ordinary course of business;

                  (I) not create, incur, assume or guarantee any long-term debt or capitalized lease obligation or, except in the ordinary course of business and consistent with past practices, incur or assume any short-term debt;

                  (J) not mortgage, pledge or subject to any lien, claim,
            encumbrances or security interest any of its assets, tangible or intangible, except for Permitted Encumbrances or other similar liens or encumbrances created in the ordinary course of business consistent with past practices;

                  (K) not take any action or enter into any commitment with
            respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization or other winding up of its Business;

                  (L) not grant any preferential right of purchase or similar consent right to the transfer or assignment of the Business or any of its assets;

                  (M) not take, or knowingly permit to be taken, any action in the conduct of the Business that would be contrary to or in breach of any of the terms or provisions of this Agreement; and

                  (N) not commit to do any of the foregoing.

            (b) In addition to the foregoing, from the Execution Date until the Closing or the termination of this Agreement, Seller agrees to keep Buyer reasonably apprised, from time to time, of any significant developments in the Business of the Companies and to consult with Buyer with regard to such developments. To the extent any disruption occurs to the Business of the Companies prior to Closing as a result of the announcement by Seller of its intention to sell the Shares, Seller agrees to use Reasonable Efforts to minimize such disruption.

            (c) Seller shall refrain and, to the extent of Seller's voting and other rights under the Associates Member's Agreement and the participation by representatives of Seller on the management committees of the Companies, shall cause the Companies to refrain from taking any action that would change the classification for U.S. income tax purposes of the Companies as described in Section 4.14(j).

            (d) Seller shall refrain and, to the extent of Seller's voting and other rights under the Associates Member's Agreement and the participation by representatives of Seller on the management committees of the Companies, shall cause the Companies not to dividend, loan, or otherwise distribute money to or for the benefit of Seller at any time on or after the Measurement Date.

      6.03 Satisfaction of Buyer's Conditions. Seller will use its, and will, to the extent of Seller's voting and other rights under the Associates Member's Agreement and the participation by representatives of Seller on the management committees of the Companies, cause the Companies to use their, Reasonable Efforts to obtain the satisfaction of the conditions to the Closing set forth in
Section 8.02 hereof and to obtain the consent or approval of the relevant parties to the assumption or substitution by Buyer of the guaranties specified in Schedule 6.10.

      6.04 Press Releases. From the Execution Date through the Closing Date, subject to applicable securities law or stock exchange requirements, each Party shall promptly advise and consult with, and obtain the consent (which consent will not be unreasonably delayed, withheld or conditioned) of, the other Party before issuing, or permitting any of its directors, officers, employees, agents or its Affiliates to issue, any press release with respect to this Agreement or the transactions contemplated hereby.

      6.05 Insurance. Seller shall, to the extent of Seller's voting and other rights under the Associates Member's Agreement and the participation by representatives of Seller on the management committees of the Companies, use its Reasonable Efforts to cause the Companies to not voluntarily terminate and to maintain in force and effect through the Closing Date the insurance coverages set forth on Schedule 4.09 or to cause to be placed in force and effect comparable insurance coverage. Buyer acknowledges that no insurance coverage or policy maintained by Seller or its Affiliates will extend beyond the Closing for the benefit of the Companies or Buyer.

      6.06 Satisfaction of Seller's Conditions. Buyer will use its Reasonable Efforts to obtain the satisfaction of the conditions to the Closing set forth in
Section 8.01 hereof.

      6.07 Breach Notice. If, prior to the Closing Date, Buyer obtains Knowledge of a breach of any of Seller's representations and warranties or of any of Seller's covenants contained in this Agreement, Buyer shall notify Seller in writing of such information (the "BREACH NOTICE") within five (5) Business Days of such discovery or the day prior to the Closing Date, whichever is earlier. The Breach Notice shall contain reasonable details regarding the alleged breach and Buyer's good faith estimate of the potential Losses associated with such breach. In the event the breach is of a magnitude such that Losses attributable to such breach (together with other such breaches discovered by Buyer with respect to which Buyer has delivered the requisite Breach Notices) are reasonably likely to exceed $13,000,000 and (x) Seller fails to deliver to Buyer a written undertaking within five Business Days of receipt of such Breach Notice that Seller intends to cure such breach prior to the Closing Date or (y) Seller delivers such written undertaking but fails to cure such breach prior to the Closing Date, (i) Buyer may terminate this Agreement upon written notice to Seller (provided that Buyer has timely given Seller the requisite Breach Notices) and (ii) Seller may terminate this Agreement upon written notice to Buyer.

      6.08 Uncollected Accounts Receivable. Following the Closing Date, Buyer will use its, and will, to the extent of Buyer's voting and other rights under the Associates Members' Agreement and the participation by representatives of Buyer on the management committees of the Companies, cause the Companies to use their, Reasonable Efforts to collect any Uncollected Accounts Receivable. If either of the Companies receives all or any portion of any Uncollected Accounts Receivable, Buyer shall pay to Seller, by wire transfer in immediately available funds to an account designated by Seller, forty-five percent (45%) of such amounts received (net of any offsets for accounts payable used in the calculation of Uncollected Accounts Receivable) that are allocable to Associates.

      6.09 Consents and Preferential Rights. Seller will use Reasonable Efforts to obtain any consent listed in Schedule 4.13 prior to the Closing Date, and Buyer agrees to use Reasonable Efforts to cooperate in such process, as requested by Seller.

      6.10 Release of Guaranties. Buyer acknowledges that Seller and its Affiliates have guaranteed the obligations (whether of performance or of payment) of the Companies set forth in Schedule 6.10. If Seller and its Affiliates have not been released as of the Closing Date of all obligations relating to those guaranties and any liabilities related thereto and Seller elects in writing to waive the condition to closing set forth in Section 8.01(e), Buyer shall indemnify Seller and its Affiliates against and assume all such obligations and shall deliver to Seller a document reasonably acceptable to Seller effectuating and evidencing such indemnification and assumption.

      6.11 Preservation of Books and Records; Access.

            (a) For a period of seven (7) years after the Closing Date, Buyer shall (a) preserve and retain the Records and all other corporate, accounting, legal, auditing and other books and records of the Companies (including any documents relating to any governmental or non-governmental actions, suits, proceedings or investigations) relating to the conduct of the business and operations of the Companies prior to the Closing Date and
      (b) cause the Companies to permit Seller and its authorized representatives to have reasonable access thereto on the same basis as applies to Buyer pursuant to Section 6.01 and to meet with employees of Buyer and the Companies on a mutually convenient basis in order to obtain additional information and explanations with respect to such books and records. Notwithstanding the foregoing, during such seven-year period, Buyer may dispose of any such Records that are offered to, but not accepted by, Seller.

            (b) After Closing, upon reasonable prior notice to Buyer, Buyer shall permit and shall exercise its rights under the Associates Members' Agreement and the AMPCO Members' Agreement to cause AMPCO to permit, CMS and its nominee to have reasonable access, at CMS's sole expense, risk and cost, to the AMPCO Plant site and such Records of AMPCO as are reasonably necessary to verify the amount of emissions reductions in carbon dioxide, methane, nitrous oxide, hydrofluorocarbons, perfluorcarbons, and sulfer hexafluoride as a result of the use by the AMPCO Plant (without taking into account any expansion of the AMPCO Plant that may occur following the Closing Date) of methane feedstock that, but for the AMPCO Plant, would otherwise be flared; provided however, that such activities shall be conducted in a manner that does not interfere with normal operations of AMPCO.

      6.12 Further Assurances. At and after the Closing, Seller and Buyer will use Reasonable Efforts to take all appropriate action and execute any documents or instruments of any kind that may be reasonably necessary to effectuate the intent of this Agreement.

      6.13 Casualty Loss. If, after the date hereof and prior to the Closing Date, all or any part of the assets of the Companies shall be destroyed by explosion, fire or other casualty, and if the Closing occurs, Seller shall pay to Buyer at the Closing all sums paid to Seller or any of its Affiliates by third parties by reason of the destruction of such assets, and in addition, Seller shall, and shall ensure that its Affiliates shall, assign, transfer and set over unto Buyer all of the right, title and interest of Seller or the relevant Affiliate in and to any unpaid awards or other payments from third parties arising out of such destruction. Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of such destruction without the prior written consent of Buyer. Seller shall use its Reasonable Efforts to obtain payment from the relevant third party.


                                   ARTICLE VII
                                   TAX MATTERS

      7.01 Preparation and Filing of Tax Returns.

            (a) After the Closing Date, each of Seller and Buyer shall provide each other, and Buyer, to the extent of its voting and other rights under the Associates Members' Agreement and the participation by its representatives on the management committees of the Companies, shall cause each of the Companies to provide to Seller, such cooperation and information relating to the Companies as may reasonably be requested in connection with filing any Tax Return or refund claim, determining any Tax liability or a right to a refund, conducting or defending any audit or other proceeding in respect of Taxes related to the business of the Companies, or effectuating the terms of this Agreement. Buyer shall, to the extent of Buyer's voting and other rights under the Associates Members' Agreement and the participation by representatives of Buyer on the management committees of the Companies, cause each of the Companies to file timely with the appropriate Governmental Authority all Tax Returns required to be filed with respect to the Companies following the Closing Date regardless of whether the subject of such Tax Returns relate partially or wholly to the time period prior to the Closing Date. Such Tax Returns shall be prepared in a manner consistent with practices and the Laws followed in prior years with respect to similar Tax Returns, except for changes required by changes in Law.

            (b) For United States tax purposes, Buyer and Seller shall report their respective allocable shares of the items of income, gain, loss, deduction, and credit of the Companies based on an interim closing of the books as of January 3, 2002.

            (c) Seller shall, to the extent of its voting and other rights under the Associates Members' Agreement and the participation by its representatives on the management committees of the Companies, cause the Companies not to make, revoke, or amend any Tax election that would affect the period after the Closing (other than any election that must be made periodically and that is made consistently with past practice) without the prior consent of Buyer.

            (d) The Buyer Indemnified Parties shall not take any action, and, to the extent of Buyer's voting and other rights under the Associates Members' Agreement and the participation by representatives of Buyer on the management committees of the Companies, shall not allow either of the Companies to take any action, on or after the Closing Date, that would increase the liability of the Seller or its direct or indirect shareholders for Taxes during the period of time prior to or ending on the Closing Date; provided, however, that nothing in this Section 7.01(d) shall prevent the Buyer Indemnified Parties from making any election under
      Section 754 of the Code. Seller shall consent to, and cooperate with the Buyer Indemnified Parties in making, any such Section 754 elections for periods beginning on or after January 1, 2002.

            (e) Seller shall be responsible for any Transfer Taxes, including the filing of any Tax Return with respect thereto.

            (f) The Adjusted Purchase Price shall be allocated in the manner required by Section 1060 of the Code. To facilitate such allocation, Buyer shall deliver to Seller, not later than December 1, 2001, a schedule setting forth Buyer's proposed allocation of the Base Purchase Price. Buyer and Seller shall use Reasonable Efforts to agree upon a final allocation of the Adjusted Purchase Price not later than 120 days after Closing. Buyer and Seller shall timely file IRS form 8594 with respect to the transactions contemplated by this Agreement.

      7.02 Retention of Information. Each of the Parties will preserve and retain all schedules, work papers and other documents relating to any Tax Returns of or with respect to the Companies or to any claims, audits or other proceedings affecting the Companies until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

      7.03 Indemnification by Seller. Seller hereby agrees to protect, defend, indemnify and hold harmless the Buyer Indemnified Parties and the Companies from and against, and agrees to pay (a) any Taxes (net of any realized Tax benefits associated therewith) of the Companies (but only in an amount proportional to Seller's direct or indirect interest in the relevant Company for the period to which such Taxes relate) attributable to the time period prior to January 1, 2002 (including for the avoidance of doubt any Taxes of the Companies for the period prior to January 1, 2002 that are set forth on Schedule 4.14), but only to the extent such Taxes exceed the amount reserved for such Taxes on the Settlement Statement, (b) any Taxes arising out of the transactions contemplated by this Agreement, (c) any increase in Taxes of a Buyer Indemnified Party resulting from a breach by Seller of its representations in Section 4.14(j) or its covenant in Section 6.02(c), and (d) any Taxes of any corporation (other than the Companies) that is or was an Affiliate of Seller at any time prior to January 1, 2002. Notwithstanding anything to the contrary in this Agreement, no claim for Taxes shall be permitted under this Section 7.03 unless such claim is first made before the expiration of the statute of limitations (including applicable extensions) for the taxable period to which the claim relates or, if no such statute of limitation exists, prior to the date on which such claim is otherwise barred by Law.

      7.04 Buyer Tax Indemnification. Buyer agrees to protect, defend, indemnify and hold harmless the Seller Indemnified Parties from and against, and agrees to pay (a) any Taxes of the Companies (but only in an amount proportional to Seller's direct or indirect interest in the relevant Company for the period to which such Taxes relate) attributable to the time period from and after January 1, 2002, excluding for purposes of clarification any Taxes arising out of the transactions contemplated by this Agreement, and (b) any liability arising from a breach by Buyer of its covenants in Article VII.

      7.05 Tax Indemnification Procedures.

            (a) If a claim shall be made by any Tax authority that, if successful, would result in the indemnification of a Party under this Agreement (referred to herein as the "TAX INDEMNIFIED PARTY"), the Tax Indemnified Party shall promptly notify the party obligated under this Agreement to so indemnify (referred to herein as the "TAX INDEMNIFYING PARTY") in writing of such fact.

            (b) The Tax Indemnified Party shall take such action in connection with contesting such claim as the Tax Indemnifying Party shall reasonably request in writing from time to time, including the selection of counsel and experts and the execution of powers of attorney; provided that (i) within thirty (30) days after the notice described in Section 7.05(a) has been delivered (or such earlier date that any payment of Taxes is due by the Tax Indemnified Party but in no event sooner than five (5) days after the Tax Indemnifying Party's receipt of such notice), the Tax Indemnifying Party requests that such claim be contested, (ii) the Tax Indemnifying Party shall have agreed to pay to the Tax Indemnified Party all costs and expenses that the Tax Indemnified Party incurs in connection with contesting such claim, including reasonable attorneys' and accountants' fees and disbursements, and (iii) if the Tax Indemnified Party is requested by the Tax Indemnifying Party to pay the Tax claimed and sue for a refund, the Tax Indemnifying Party shall have advanced to the Tax Indemnified Party, on an interest-free basis, the amount of such claim. The Tax Indemnified Party shall not make any payment of such claim for at least thirty (30) days (or such shorter period as may be required by applicable law) after the giving of the notice required by Section 7.05(a), shall give to the Tax Indemnifying Party any information reasonably requested relating to such claim, and otherwise shall cooperate with the Tax Indemnifying Party in good faith in order to contest effectively any such claim.

            (c) Subject to the provisions of Section 7.05(b), the Tax Indemnified Party shall only enter into a settlement of such contest with the applicable taxing authority or prosecute such contest to a determination in a court or other tribunal of initial or appellate jurisdiction as instructed by the Tax Indemnifying Party.

            (d) If, after actual receipt by the Tax Indemnified Party of an amount advanced by the Tax Indemnifying Party pursuant to Section 7.05(b)(iii), the extent of the liability of the Tax Indemnified Party with respect to the claim shall be established by the final judgment or decree of a court or other tribunal or a final and binding settlement with an administrative agency having jurisdiction thereof, the Tax Indemnified Party shall promptly repay to the Tax Indemnifying Party the amount advanced to the extent of any refund received by the Tax Indemnified Party with respect to the claim together with any interest received thereon from the applicable taxing authority and any recovery of legal fees from such taxing authority, net of any Taxes as are required to be paid by the Tax Indemnified Party with respect to such refund, interest or legal fees. Notwithstanding the foregoing, the Tax Indemnified Party shall not be required to make any payment hereunder before such time as the Tax Indemnifying Party shall have made all payments or indemnities then due with respect to the Tax Indemnified Party pursuant to this Agreement.

      7.06 Mutual Cooperation. Seller and Buyer shall reasonably cooperate with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies, including (i) preparation and filing of Tax Returns, (ii) determining the liability and amount of any Taxes due or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceedings in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include each Party's making all information and documents in its possession relating to the Companies available to the other Party and retaining all Tax Returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the applicable statute of limitations (including, to the extent notified by any Party, any extension thereof) of the Tax period to which such Tax Returns and other documents and information relate. Each of the Parties shall also make available to the other Party, as reasonably requested and available, personnel (including officers, directors, employees, and agents) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceeding relating to Taxes. Each of the Parties shall exert all appropriate efforts to preserve the confidentiality of all non-public information and documents obtained or used in connection with such cooperation or assistance. Any Party requesting any such cooperation or assistance shall promptly reimburse any other Party providing any such cooperation or assistance for the reasonable expenses incurred by such other Party with respect thereto. Notwithstanding anything to the contrary in this Agreement, neither Seller nor Buyer shall be required to provide to the other party all or any portion of a U.S. consolidated federal income Tax Return filed by the respective consolidated group in which Seller or Buyer is included.

      7.07 Survival. The covenants, representations and warranties of the Parties contained in this Article VII shall survive the Closing and shall continue in full force and effect until all applicable statutes of limitations, including waivers and extensions, have expired with respect to the matters addressed therein, and if no statute of limitations exists, until such matters are finally settled. Notwithstanding the foregoing, any such covenant as to which a bona fide claim relating thereto is asserted in writing (which states with specificity the basis therefor) during such survival period shall, with respect only to such claim, continue in force and effect beyond such survival period pending resolution of the claim.

      7.08 Conflict. In the event of a conflict between the provisions of this
Article VII and any other provisions of this Agreement, this Article VII shall control.


                                  ARTICLE VIII
                               CLOSING CONDITIONS

      8.01 Conditions to Obligations of Seller. The obligations of Seller to proceed with the Closing are subject to the satisfaction at or prior to the Closing of all of the following conditions, any one or more of which may be waived in writing in whole or in part by Seller (which waiver shall be deemed to constitute a waiver of any liability Buyer may have under this Agreement with respect to the event or condition causing such condition not to be satisfied at the Closing):

            (a) Compliance. Each of Buyer and Marathon shall have complied in all material respects with its covenants and agreements contained herein, and Buyer's and Marathon's representations and warranties contained herein, or in any certificate or similar instrument required to be delivered by or on behalf of Buyer or Marathon pursuant hereto, shall be true in all material respects on and as of the Closing Date, with the same effect as though made at such time;

            (b) Officers' Certificate. Seller shall have received certificates dated as of the Closing Date (i) by a Director, President, or Vice President of Buyer, in his or her representative capacity, to the effect that the conditions specified in Section 8.01(a) have been fulfilled,(ii) by a Secretary or Assistant Secretary of Buyer, in his or her representative capacity, certifying the accuracy and completeness of the copies of, as well as the current effectiveness of, the resolutions to be attached thereto of the Board of Directors (or any committee thereof) of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, as well as to the incumbency of the officers executing this Agreement on behalf of Buyer and any documents to be executed and delivered by Buyer at the Closing, and (iii) by a Secretary or Assistant Secretary of Marathon, in his or her representative capacity, certifying the accuracy and completeness of the copies of, as well as the current effectiveness of, the resolutions to be attached thereto of the board of directors (or any committee thereof) of Marathon authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, as well as to the incumbency of the officers executing this Agreement on behalf of Marathon and any documents to be executed and delivered by Marathon at the Closing;

            (c) No Orders. No order, writ, injunction or decree shall have been entered and be in effect by any court of competent jurisdiction or any governmental or regulatory instrumentality or authority, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated hereby;

            (d) No Suits. No suit or other proceeding shall be pending or threatened by any third party before any court or governmental agency seeking to restrain or prohibit or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement;

            (e) Guaranties. Buyer shall have assumed or provided substitutes for, and Seller shall have been released from all liabilities with respect to, the guaranties specified in Schedule 6.10 in a manner satisfactory to Seller; and

            (f) Approvals. All Approvals (without any adverse conditions or obligations) and waivers of preferential purchase and similar rights of third parties in connection with the transactions contemplated by this Agreement listed on Schedule 8.01(f) and all other Approvals required by Law shall have been satisfied or obtained.

            (g) Simultaneous Closing. The simultaneous closing of the transactions contemplated by (i) the AMPCO Agreement, and (ii) the Upstream Agreement.

      8.02 Conditions to Obligations of Buyer. The obligations of Buyer to proceed with the Closing are subject to the satisfaction at or prior to the Closing of all of the following conditions, any one or more of which may be waived in writing in whole or in part by Buyer (which waiver shall be deemed to constitute a waiver of any liability Seller may have under this Agreement (other than liability for matters specified in a duly delivered Breach Notice) with respect to the event or condition causing such condition not to be satisfied at the Closing):

            (a) Compliance. Each of Seller and CMS shall have complied in all material respects with its covenants and agreements contained herein, and Seller's and CMS' representations and warranties contained herein or in any certificate or similar instrument required to be delivered by or on behalf of Seller or CMS pursuant hereto, shall be true and correct in all material respects on and as of the Closing Date, with the same effect as though made at such time except to the extent Seller or CMS has been unable to cure a breach identified by Buyer in a Breach Notice; provided that if a representation or warranty is expressly made only as of a specific date, it need only be true and correct in all material respects as of such date; provided, however, that Buyer's right not to proceed with the Closing as a result of a breach of Seller's or CMS' representations and warranties shall only arise in the event that Buyer has a right to terminate this Agreement pursuant to Section 6.07.

            (b) Officers' Certificate. Buyer shall have received certificate dated as of the Closing Date (i) by a Director, President, or Vice President of Seller, in his or her representative capacity, to the effect that the conditions specified in Section 8.02(a) have been fulfilled, (ii) by a Secretary or Assistant Secretary of Buyer, in his or her representative capacity, certifying the accuracy and completeness of the copies of, as well as the current effectiveness of, the consent and resolutions to be attached thereto of the shareholder and of the board of directors (or any committee thereof) of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, as well as to the incumbency of the officers executing this Agreement on behalf of Seller and any documents to be executed and delivered by Seller at the Closing, and (iii) by a Secretary or Assistant Secretary of CMS, in his or her representative capacity, certifying the accuracy and completeness of the copies of, as well as the current effectiveness of, the resolutions to be attached thereto of the board of directors (or any committee thereof) of CMS authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, as well as to the incumbency of the officers executing this Agreement on behalf of CMS and any documents to be executed and delivered by CMS at the Closing;

            (c) Resignations. Seller shall have delivered to Buyer (i) resignations substantially in the form attached hereto as Schedule 8.02(c), effective as of the Closing Date, of all of the members of the management committees and officers of the Companies nominated or appointed by Seller and (ii) appointments, in a form reasonably satisfactory to Buyer, appointing Buyer's designees to the vacant positions created by such resignations (it being acknowledged that chairmanship of the management committees of the Companies shall pass to a designees of Samedan Methanol following consummation of the transactions contemplated by this Agreement);

            (d) No Orders. No order, writ, injunction or decree shall have been entered and be in effect by any court of competent jurisdiction or any governmental or regulatory instrumentality or authority, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transactions contemplated hereby;

            (e) No Suits. No suit or other proceeding shall be pending or threatened by any third party before any court or governmental agency seeking to restrain or prohibit or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement;

            (f) Approvals. All Approvals (without any adverse conditions or obligations) and waivers of preferential purchase and similar rights of third parties in connection with the transactions contemplated by this Agreement listed on Schedule 8.02(f) and all other Approvals required by Law shall have been satisfied or obtained.

            (g) Simultaneous Closing. The simultaneous closing of the transactions contemplated by (i) the AMPCO Agreement and (ii) the Upstream Agreement.

            (h) Casualty Loss. AMPCO shall not have experienced any casualty events between the Execution Date and the Closing Date resulting in Losses to Buyer exceed in the aggregate an amount equal to $30,000,000.


                                   ARTICLE IX
                                   TERMINATION

      9.01 Termination. This Agreement may be terminated in the following instances:

            (a) by Seller, if through no fault of Seller, the Closing does not occur on or before January 3, 2002 (or on or before such later date if the Closing Date has been extended pursuant to Section 3.01 as a result of Seller's attempts to cure a breach pursuant to Section 6.07);

            (b) by Buyer, if through no fault of Buyer, the Closing does not occur on or before January 3, 2002 (or on or before such later date if the Closing Date has been extended pursuant to Section 3.01 as a result of Seller's attempts to cure a breach pursuant to Section 6.07);

            (c) by Seller or Buyer, as applicable, in accordance with Section 6.07; or

            (d) at any time by the mutual written agreement of Buyer and Seller.

      9.02 Effect of Termination. The following provisions shall apply in the event of a termination of this Agreement:

            (a) If this Agreement is terminated by either Party for any reason except pursuant to an express right to do so set forth herein, the other Party shall be entitled to exercise all rights and remedies available at law or in equity as a result of such wrongful termination; provided in no event shall such other Party ever be entitled to any consequential or speculative damages including lost profits and, provided further, that if this Agreement is terminated by either Party due to the failure of the conditions to the obligations of such Party to close in Article VIII to be satisfied and the other Party has exercised Reasonable Efforts to satisfy such conditions, any recovery for claims arising in connection therewith shall be limited to actual out-of-pocket expenses actually incurred by the terminating Party in connection with this Agreement prior thereto. Upon termination of this Agreement by Seller pursuant to an express right to do so set forth herein, Seller shall be free to enjoy immediately all rights of ownership of the Shares and to sell, transfer, encumber and otherwise dispose of the Shares to any Party without any restriction under this Agreement.

            (b) Seller and Buyer hereby agree that the provisions of Section
      9.02 and Articles X and XI shall survive any termination of this Agreement pursuant to the provisions of this Article IX.


                                   ARTICLE X
             INDEMNIFICATION; SCOPE OF REPRESENTATIONS; LIMITATIONS

      10.01 Indemnification.

            (a) Subject to the limitations of this Article X, Seller agrees to indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Indemnified Losses resulting from or arising out of any of the following:

                  (i) any breach of any of the representations and warranties of
            Seller contained in this Agreement or in any instrument executed pursuant hereto; and

                  (ii) any breach of any covenant of Seller contained in this
            Agreement.

            (b) Notwithstanding anything to the contrary in Section 10.01(a), in no event shall any amounts be recovered from Seller or any of its
      Affiliates:

                  (i) relating to any breach of a representation or warranty by
            Seller or a covenant of Seller of which Buyer had Knowledge prior to the Closing Date and, with respect to such breach, Buyer failed to timely provide a Breach Notice to Seller in accordance with Section 6.07;

                  (ii) for any matter under Section 10.01(a) for which a written notice of claim specifying in reasonable detail the specific nature of and specific basis of the Losses and the estimated amount of such Indemnified Losses ("CLAIM NOTICE") is not delivered to Seller prior to the close of business on the day twenty-four (24) months following the Closing Date, and the indemnities granted by Seller in
            Section 10.01(a) shall terminate on such date; provided, however, that such indemnities shall survive with respect only to the specific matter that is the subject of any Claim Notice delivered in good faith in compliance with the requirements of this
            Section 10.01(b) prior to such twenty-four (24) month anniversary until the earlier to occur of (x) the date on which a final nonappealable resolution of the matter described in such Claim Notice has been reached or (y) the date on which the matter described in such Claim Notice has otherwise reached final resolution;

                  (iii) under Section 10.01(a) for any Tax Claim, Buyer's
            exclusive remedy for any Tax Claim being set forth in Article VII, which shall not be subject to any Deductible or maximum claim amount;

                  (iv) for any Indemnified Losses resulting from matters
            described in Section 10.01(a)(i) until the aggregate amount of Indemnified Losses incurred by the Buyer Indemnified Parties in respect of all matters giving rise to such Indemnified Losses exceeds $1,000,000 (the "DEDUCTIBLE") in which event Seller will be obligated, subject to the other provisions of this Section 10.01(b), to indemnify the Buyer Indemnified Parties to the extent and only to the extent such Indemnified Losses exceed the Deductible; and

                  (v) for any Indemnified Losses resulting from matters
            described in Section 10.01(a)(i) that in the aggregate exceed an amount equal to twenty percent (20%) of the Adjusted Purchase Price (including the Deductible); provided, however, that this Section 10.01(b)(v) shall not apply to Indemnified Losses arising from a breach of Seller's representations or warranties set forth in
            Section 4.03 or 4.06(d) or to action grounded in fraud. For the avoidance of doubt, the limitation described in this Section 10.01(b) permits a maximum possible recovery by Buyer under Section 10.01(a)(i) (other than Indemnified Losses arising from a breach of Seller's representations or warranties set forth in Section 4.03 or
            Section 4.06(d) or actions grounded in fraud) of an aggregate amount equal to twenty percent (20%) of the Adjusted Purchase Price minus the Deductible.

      In addition to the foregoing limitations of this Section 10.01(b), except for actions grounded in fraud, the maximum amount in the aggregate that the Buyer Indemnified Parties shall be able to recover from Seller or any of its Affiliates for any and all Indemnified Losses resulting from matters described in Section 10.01(a)(i) (including with respect to Sections 4.03 and 4.06(d)) shall in no event exceed an amount equal to 100% of the Adjusted Purchase Price.

            (c) Subject to the limitations of this Article X, Buyer agrees to indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Indemnified Losses resulting from or arising out of any of the following:

                  (i) any breach of any of the representations and warranties of
            Buyer contained in this Agreement or in any instrument executed pursuant hereto;

                  (ii) any breach of any covenant of Buyer contained in this
            Agreement; and

                  (iii) any Third Party Claim in respect of the conduct of the
            Business or any part thereof, and any liability or obligation of the Companies that arises after the

            Closing Date, including, but not limited to, the obligation to pay all costs and expenses incurred with respect to the Business after the Closing Date, but only to the extent that such Third Party Claim did not result from the breach of a representation or warranty of Seller made pursuant hereto.

      Notwithstanding anything to the contrary contained in this Section 10.01(c), in no event shall any amounts be recovered from Buyer under
      Section 10.01(c) for any Tax Claim, Seller's exclusive remedy with respect to Tax Claims being set forth in Article VII.

            (d) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Indemnified Losses include any exemplary, punitive, special, indirect, consequential, remote or speculative damages.

      10.02 Indemnification Procedures. All claims for indemnification under this Section 10.02 shall be asserted and resolved pursuant to this Section
10.02. Any Person claiming indemnification hereunder is hereinafter referred to as the "INDEMNIFIED PARTY" and any Person against whom such claims are asserted hereunder is hereinafter referred to as the "INDEMNIFYING PARTY." In the event that any Indemnified Losses are asserted against or sought to be collected from an Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a Claim Notice. The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the "NOTICE PERIOD") to notify the Indemnified Party (a) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Losses and (b) whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Losses; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses, the Indemnifying Party shall have the right to defend all appropriate proceedings, and with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third party Losses, or any cross-complaint against any Person. No claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party.

      10.03 Exclusive Remedy. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE REMEDIES SET FORTH IN ARTICLE VII AND ARTICLE X, INCLUDING THE DEDUCTIBLES, LIABILITY LIMITS, SURVIVAL PERIODS, DISCLAIMERS AND LIMITATIONS ON SUCH REMEDIES, ARE INTENDED TO BE, AND SHALL BE, THE EXCLUSIVE REMEDIES WITH RESPECT TO ANY ASPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HEREBY RELEASES, WAIVES AND DISCHARGES, AND COVENANTS NOT TO SUE WITH RESPECT TO, ANY CAUSE OF ACTION OR CLAIM NOT EXPRESSLY PROVIDED FOR IN THIS AGREEMENT INCLUDING CLAIMS UNDER STATE OR FEDERAL SECURITIES

LAWS, AVAILABLE AT COMMON LAW OR BY STATUTE (EXCLUDING FRAUD CLAIMS).

      10.04 Independent Investigation. Buyer acknowledges and affirms that (a) it has had full access to the Data Room and the information contained in, or made available or provided with respect to materials contained in, the Data Room, including copies of the Material Contracts, (b) provided Seller complies with Seller's obligations pursuant to Section 6.01, it has had access to the personnel, officers, professional advisors, operations and Records of the Companies and (c) in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied on the representations, warranties, covenants and agreements of Seller set forth in this Agreement and in the certificate provided for in Section 8.02(b), and other than such reliance, it has relied solely on the basis of its own independent investigation, analysis and evaluation of the Companies and their assets, business, financial condition, operations and prospects.

      10.05 Scope of Representations. Except to the extent expressly set forth in this Agreement, Seller makes no representations or warranties whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing) to Buyer. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, Seller makes no representation or warranty as to title to any of the assets or properties of the Companies and, with respect to any personal property and equipment included within such assets or properties, SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, AND OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS.


                                   ARTICLE XI
                                  MISCELLANEOUS

      11.01 Confidentiality.

            (a) Until the Closing Date, all data or information received by Buyer or its Affiliates pursuant to this Agreement or in connection with the transactions contemplated thereby shall be subject to that certain confidentiality agreement countersigned July 20, 2001 between Marathon and CMS Gas Transmission Company (the "CONFIDENTIALITY AGREEMENT"), the terms and conditions of which are hereby incorporated by reference as if Buyer and Seller were party to such agreement.

            (b) From and after the Closing, any data or information received at any time by Seller from Buyer and any data or information regarding the Companies, including data or information regarding their assets and operations, shall be maintained by Seller and its representatives in confidence for a period of twenty-four (24) months from the Closing Date, except (i)to the extent necessary to resolve any matters relating to Governmental Authorities (including Tax controversies) or disputes with Buyer pursuant to this Agreement or (ii) if such information (x) is already in possession of the public or becomes available to the public, other than through the act or omission of Seller in violation of this Agreement; (y) is required to be disclosed under any applicable Law, order, decree, regulation or rule of (A) a Governmental Authority or court or (B) any regulatory entity, securities commission or stock exchange; or
      (z) is acquired independently and without a confidential restriction from a third party who represents that it has the right to disseminate it at the time it is acquired by Seller.

      11.02 Brokers. Regardless of whether the Closing shall occur, (a) Seller shall indemnify and hold harmless Buyer and the Companies and their Affiliates from and against any and all liability for any brokers' or finders' fees (and any court costs and attorneys' fees) arising with respect to brokers or finders retained or engaged by Seller or any of its Affiliates in respect of the transactions contemplated by this Agreement and (b) Buyer shall indemnify and hold harmless Seller and its Affiliates from and against any and all liability for any brokers' or finders' fees (and court costs and attorneys' fees) arising with respect to brokers or finders retained or engaged by Buyer or any of its Affiliates in respect of the transactions contemplated by this Agreement.

      11.03 Expenses. Except as specifically provided herein, each Party hereto shall pay all legal and other costs and expenses incurred by such Party or any of its Affiliates in connection with this Agreement and the transactions contemplated hereby.

      11.04 Notices. Any notice, request, instruction, correspondence or other communication to be given or made hereunder by either Party to the other (herein collectively called "NOTICE") shall be in writing and (a) delivered by hand, (b) mailed by certified mail, postage prepaid and return receipt requested, (c) sent by telecopier or (d) sent by Express Mail, Federal Express or other express delivery service, as follows:

            If to Seller, addressed to:

            CMS Methanol Company
            c/o Maples and Calder
            P.O. Box 309 G.T.
            Ugland House
            South Church Street
            Grand Cayman, Cayman Islands
            British West Indies
            Attention: Gareth Griffiths
            Telephone:  (345) 949 8066
            Telecopier: (345) 949 8080

            With a copy to:

            CMS Gas Transmission Company
            Fairlane Plaza South
            330 Town Center Drive
            Dearborn, MI  48126
            Attention: President
            Telephone:  (313) 436-9200
            Telecopier: (313) 982-8815


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
            If to CMS, addressed to:

            CMS Enterprises Company
            Fairlane Plaza South
            330 Town Center Drive
            Dearborn, MI  48126
            Attention: General Counsel
            Telephone:  (313) 436-9200
            Telecopier: (313) 436 9225

            If to Buyer, addressed to:

            Marathon E.G. Marathon Limited
            c/o Caledonian Bank & Trust Limited
            P.O. Box 1043
            George Town, Grand Cayman, British West Indies
            Attention:  Fiona Berrie
            Telephone:  (345) 949 0050
            Telecopier: (345) 949 8062

            With a copy to Marathon


            If to Marathon, addressed to:

            Marathon Oil Company
            5555 San Felipe Street
            Houston, Texas  77056-2799
            Attention: Richard L Horstman
            Telephone:  (713) 296 2500
            Telecopier: (713) 513-4172


Notice given by hand, Federal Express or other express delivery service or by mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All Notices by facsimile shall be confirmed promptly after transmission in writing by certified mail or personal delivery. No Notice shall be given to or by the Companies. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

      11.05 Governing Law. THE PROVISIONS OF THIS AGREEMENT, THE SCHEDULES HERETO AND THE DOCUMENTS DELIVERED PURSUANT HERETO SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS (EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER SUCH MATTERS TO THE LAWS OF ANOTHER JURISDICTION), EXCEPT TO THE EXTENT THAT SUCH MATTERS ARE MANDATORILY SUBJECT TO THE LAWS OF ANOTHER JURISDICTION PURSUANT TO THE LAWS OF SUCH OTHER JURISDICTION. THE PARTIES IRREVOCABLY

CONSENT AND SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS IN THE STATE OF TEXAS.

      11.06 Waiver of Jury Trial. THE PARTIES VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY OF THE PARTIES HERETO. THE PARTIES HERETO HEREBY AGREE THAT THEY WILL NOT SEEK TO CONSOLIDATE ANY SUCH LITIGATION WITH ANY OTHER LITIGATION IN WHICH A JURY TRIAL HAS NOT OR CANNOT BE WAIVED. THE PROVISIONS OF THIS SECTION 11.06 HAVE BEEN FULLY NEGOTIATED BY THE PARTIES HERETO AND SHALL BE SUBJECT TO NO EXCEPTIONS.

      11.07 Entire Agreement; Amendments and Waivers. This Agreement, together with all Schedules hereto, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

      11.08 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party hereto prior to the Closing without the prior written consent of the other Party, except that Seller may assign all of its rights, benefits and obligations hereunder to an Affiliate without being released from its obligations hereunder. Except as expressly provided herein, nothing in this Agreement is intended to confer upon any Person other than the Parties and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

      11.09 Severability. If any one or more of the provisions contained in this Agreement or in any other document delivered pursuant hereto shall for any reason, be held to be invalid, illegal or unenforceable in any material respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such document.

      11.10 Headings and Schedules. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

      11.11 Survival of Representations. The representations and warranties in this Agreement shall survive the Closing except for the representations and warranties of Seller, which shall terminate twenty-four (24) months after the Closing.

      11.12 Time of the Essence. The Parties agree and acknowledge that time is of the essence of this Agreement.


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
      11.13 Counterparts; Facsimile. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one agreement. The Parties hereto agree that any document or signature delivered by facsimile transmission shall be deemed an original executed document for all purposes hereof.

      11.14 No Third Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person, other than the Parties hereto (and Persons specifically granted indemnification rights hereunder), any rights or remedies with respect to the subject matter or any provision hereof.

      IN WITNESS WHEREOF, the Parties have duly executed this Agreement the day and year first written above.

SELLER:                                   CMS METHANOL COMPANY



                                          BY: /s/ Thomas L. Miller
                                             -----------------------------------
                                                    Thomas L. Miller
                                                    Authorize Representative

      CMS, in consideration of the premises, the agreements and the covenants contained herein, and the benefits it is deriving from the execution and delivery of this Agreement and the transactions contemplated hereby, the receipt and sufficiency of which is hereby acknowledged, hereby unconditionally and irrevocably guarantees payment to Buyer and performance by Seller of the obligations of Seller under this Agreement (the "SELLER'S OBLIGATIONS"), subject to any defenses of Seller under this Agreement (except those enumerated hereafter), but CMS waives (i) any defense that may arise by reason of incapacity, lack of authority, invalidity, bankruptcy or insolvency of Seller,
(ii) any defense based on election of remedies, (iii) any requirement that Buyer pursue or exhaust any remedy against Seller, and (iv) any defense based on any right to consent to any amendment, waiver, modification, or supplement of this Agreement or any provision hereof or of the Seller Obligations. CMS acknowledges and agrees that the guaranty set forth above is a guaranty of payment and performance and not merely a guaranty of collection, that CMS is liable as a primary obligor, and, except as provided in the first sentence of this paragraph, that the obligations of CMS under this guaranty set forth above shall not be released, discharged, or in any way affected by any circumstance or condition whatsoever that might otherwise constitute a legal or equitable defense or discharge of a guarantor, indemnitor, or surety or that might otherwise limit recourse against CMS under any applicable Law. Should Buyer be obligated by a reorganization, insolvency, bankruptcy, or other Law to repay Seller or CMS, or any trustee, receiver, or other representative of any of them, any amounts previously paid by Seller or CMS pursuant to this Agreement, then the guaranty of CMS set forth above shall be reinstated in the amount of such repayments. CMS consents to and agrees to be bound by the provisions of Articles VII, X and XI (as if it were Seller) with respect to any claims under this guaranty.


                                          CMS ENTERPRISES COMPANY



                                          BY: /s/ Alan M. Wright
                                             -----------------------------------
                                                 Alan M. Wright
                                                 Executive Vice President and
                                                 Chief Financial Officer

BUYER:                                    MARATHON E.G. METHANOL LIMITED



                                          BY: /s/ J.F. Meara
                                             -----------------------------------
                                                 J. F. Meara
                                                 Director

      Marathon, in consideration of the premises, the agreements and the covenants contained herein, and the benefits it is deriving from the execution and delivery of this Agreement and the transactions contemplated hereby, the receipt and sufficiency of which is hereby acknowledged, hereby unconditionally and irrevocably guarantees payment to Seller and performance by Buyer of the obligations of Buyer under this Agreement (the "BUYER'S OBLIGATIONS"), subject to any defenses of Buyer under this Agreement (except those enumerated hereafter), but Marathon waives (i) any defense that may arise by reason of incapacity, lack of authority, invalidity, bankruptcy or insolvency of Buyer,
(ii) any defense based on election of remedies, (iii) any requirement that Seller pursue or exhaust any remedy against Buyer, and (iv) any defense based on any right to consent to any amendment, waiver, modification, or supplement of this Agreement or any provision hereof or of the Buyer Obligations. Marathon acknowledges and agrees that the guaranty set forth above is a guaranty of payment and performance and not merely a guaranty of collection, that Marathon is liable as a primary obligor, and, except as provided in the first sentence of this paragraph, that the obligations of Marathon under this guaranty set forth above shall not be released, discharged, or in any way affected by any circumstance or condition whatsoever that might otherwise constitute a legal or equitable defense or discharge of a guarantor, indemnitor, or surety or that might otherwise limit recourse against Marathon under any applicable Law. Should Seller be obligated by a reorganization, insolvency, bankruptcy, or other Law to repay Buyer or Marathon, or any trustee, receiver, or other representative of any of them, any amounts previously paid by Buyer or Marathon pursuant to this Agreement, then the guaranty of Marathon set forth above shall be reinstated in the amount of such repayments. Marathon consents to and agrees to be bound by the provisions of Articles VII, X and XI (as if it were Buyer) with respect to any claims under this guaranty.


                                          MARATHON OIL COMPANY



                                          BY: /s/ S. J. Lowden
                                             -----------------------------------
                                                 S. J. Lowden
                                                 Senior Vice President


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